Filed Pursuant to Rule 424(b)(3)

Registration No. 333-256598

STRATEGIC STORAGE TRUST VI, INC.

SUPPLEMENT NO. 11 DATED APRIL 8, 2025

TO THE PROSPECTUS DATED NOVEMBER 1, 2023

This document supplements, and should be read in conjunction with, the prospectus of Strategic Storage Trust VI, Inc. dated November 1, 2023, Supplement No. 4 dated April 16, 2024 (which amended and superseded all prior supplements), Supplement No. 5 dated May 17, 2024, Supplement No. 6 dated August 7, 2024, Supplement No. 7 dated August 16, 2024, Supplement No. 8 dated November 18, 2024, Supplement No. 9 dated January 31, 2025, and Supplement No. 10 dated March 21, 2025. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to disclose:

•
the status of our public offering;
•
information regarding our share redemption program;
•
an update to our risk factors;
•
information regarding related party fees and expenses;
•
our second quarter 2025 distribution authorization;
•
our distribution declaration history;
•
an update to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the prospectus to include information for the year ended December 31, 2024; and
•
our audited consolidated balance sheets as of December 31, 2024 and 2023 and our related audited consolidated financial statements for each of the years in the three-year period ended December 31, 2024.

Our Offering

Pursuant to our private offering, which terminated on March 17, 2022, we sold approximately $109.7 million in Class P shares, or approximately 11.5 million Class P shares as of April 3, 2025. On March 17, 2022, our public offering was declared effective for the offering of our Class A shares, Class T shares, and Class W shares. As of October 31, 2023, we ceased offering Class A shares, Class T shares, and Class W shares in our primary offering after receiving gross offering proceeds of approximately $89.4 million in our primary offering from the sale of such shares as of April 3, 2025. On November 1, 2023, we commenced offering Class Y shares and Class Z shares in our primary offering and our distribution reinvestment plan. Effective as of August 7, 2024, the offering price for all shares sold in our primary offering and pursuant to our distribution reinvestment plan is $10.00 per share, which is equal to our estimated net asset value per share as approved and established by our board of directors.

As of April 3, 2025, we had sold approximately 4.8 million Class Y shares and 0.4 million Class Z shares for gross offering proceeds of approximately $49.5 million in our public offering from the sale of such shares. As of April 3, 2025, approximately $1.0 billion in shares remained available for sale in our public offering, including shares available pursuant to our distribution reinvestment plan.

Pursuant to applicable SEC rules, our initial public offering has been extended until September 13, 2025. We reserve the right to terminate our initial public offering at any time.

Share Redemption Program Information

For the year ended December 31, 2024, we received redemption requests totaling approximately $2.2 million. Approximately $1.8 million was fulfilled during the year ended December 31, 2024 and the remaining approximately $0.4 million was fulfilled in January 2025.

Update to Our Risk Factors

The following hereby replaces the risk factor captioned “We have incurred a net loss to date, have an accumulated deficit, and our operations may not be profitable in 2024.” under the “Risk Factors — Risks Related to this Offering and an Investment in Strategic Storage Trust VI, Inc.” section of our prospectus.

We have incurred a net loss to date, have an accumulated deficit, and our operations may not be profitable in 2025.

We incurred a net loss attributable to our common stockholders of approximately $47.3 million for the fiscal year ended December 31, 2024. Our accumulated deficit was approximately $111.4 million as of December 31, 2024. Given that we are still early in our fundraising and acquisition stage, our operations may not be profitable in 2025.

Related Party Fees and Expenses

The following table summarizes related party costs incurred and paid by us for the years ended December 31, 2023 and 2024, as well as any related amounts payable, which are included in due to affiliates in the accompanying consolidated balance sheets as of December 31, 2023 and 2024:

	Year Ended December 31, 2023			Year Ended December 31, 2024
	Incurred	Paid	Payable	Incurred	Paid	Payable
Expensed
Operating expenses (including organizational costs)	$6,784,515	$3,586,399	$4,145,602	$12,220,370	$7,066,191	$9,299,781
Asset management fees	3,420,040	2,767,112	652,928	4,253,616	2,458,196	2,448,348
Property management fees	1,243,056	982,355	260,701	1,688,524	798,536	1,150,689
Transfer Agent expenses	319,426	326,613	—	—	—	—
Acquisition expenses (1)	710,892	179,263	535,303	589,216	146,146	978,373
Capitalized
Acquisition related (2)	5,589,549	6,001,574	339,435	113,259	452,694	—
Additional Paid-in Capital
Offering costs	5,610	5,610	—	—	—	—
Total	$18,073,088	$13,848,926	$5,933,969	$18,864,985	$10,921,763	$13,877,191

(1)
Amounts include third party acquisition expenses paid by our sponsor and reimbursed by us.
(2)
Amounts include acquisition fees paid to our sponsor and third party earnest money deposits paid by our sponsor and reimbursed by us.

Second Quarter 2025 Distribution Authorization

On March 28, 2025, our board of directors declared a daily distribution in the amount of approximately $0.001698 per day per share on the outstanding shares of common stock payable to Class A, Class T, Class W, Class P, Class Y and Class Z stockholders of record of such shares as shown on our books as of the close of business on each day of the period commencing on April 1, 2025 and ending on June 30, 2025. In connection with this distribution, stockholders who hold Class T and Class Y shares will be paid an amount equal to $0.001698 per day per share less the stockholder servicing fee payable per share per day, and stockholders who hold Class W shares and Class Z shares will be paid an amount equal to $0.001698 per day per share less the dealer manager servicing fee payable per share per day. Such distributions payable to each stockholder of record during a month will be paid the following month.

Distribution History

The following table shows the distributions we have paid in cash and through our distribution reinvestment plan for the years ended December 31, 2024, 2023 and 2022:

Quarter	OP Unit Holders	Common Stockholders	Distributions Declared per Common Share (1)
1st Quarter 2022	$67,845	$673,188	$0.13
2nd Quarter 2022	$78,538	$1,496,326	$0.15
3rd Quarter 2022	$83,211	$1,865,215	$0.15
4th Quarter 2022	$84,128	$2,177,249	$0.16
1st Quarter 2023	$84,089	$2,371,664	$0.15
2nd Quarter 2023	$85,957	$2,592,272	$0.15
3rd Quarter 2023	$85,957	$2,736,248	$0.16
4th Quarter 2023	$85,022	$2,852,361	$0.16
1st Quarter 2024	$84,870	$3,104,542	$0.15
2nd Quarter 2024	$85,722	$3,296,303	$0.15
3rd Quarter 2024	$85,722	$3,436,126	$0.16
4th Quarter 2024	$84,790	$3,525,639	$0.16

(1)
Declared distributions are paid monthly in arrears.

The following shows our cash distributions and the sources of such cash distributions for the years ended December 31, 2024 and 2023:

	Year Ended December 31, 2024		Year Ended December 31, 2023
Distributions paid in cash — common stockholders	$7,626,356		$6,160,627
Distributions paid in cash — preferred unitholders in our Operating Partnership	—		271,250
Distributions paid in cash — preferred stockholders	12,530,766		5,218,750
Distributions paid in cash — Operating Partnership unitholders	341,104		341,025
Distributions reinvested	5,736,254		4,391,918
Total distributions	$26,234,480		$16,383,570
Source of distributions
Cash flows provided by operations	$—	0.0%	$—	0.0%
Proceeds from offerings	20,498,226	78.1%	11,991,652	73.2%
Offering proceeds from distribution reinvestment plan	5,736,254	21.9%	4,391,918	26.8%
Total sources	$26,234,480	100.0%	$16,383,570	100.0%

From our inception through December 31, 2024, we have paid cumulative distributions of approximately $50.1 million, as compared to cumulative net loss attributable to our common stockholders of approximately $111.4 million.

For the year ended December 31, 2024, we paid distributions of approximately $26.2 million, as compared to a net loss attributable to our common stockholders of approximately $47.3 million. Net loss attributable to our common stockholders for the year ended December 31, 2024, reflects non-cash depreciation and amortization of approximately $15.8 million and acquisition related expenses of approximately $0.8 million.

For the year ended December 31, 2023, we paid distributions of approximately $16.4 million, as compared to a net loss attributable to our common stockholders of approximately $40.8 million. Net loss attributable to our common stockholders for the year ended December 31, 2023, reflects non-cash depreciation and amortization of approximately $15.0 million and acquisition related expenses of approximately $1.6 million.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with our accompanying consolidated financial statements and the notes thereto contained elsewhere in this supplement.

Overview

Strategic Storage Trust VI, Inc., a Maryland corporation (the “Company”), was formed on October 14, 2020 under the Maryland General Corporation Law for the purpose of engaging in the business of investing in self storage facilities and commenced formal operations on March 10, 2021. We made an election to be treated as a REIT under the Internal Revenue Code for federal income tax purposes beginning with our taxable year ended December 31, 2021.

On February 26, 2021, pursuant to a confidential private placement memorandum, we commenced a private offering (the "Private Offering") of up to $200,000,000 in shares of our common stock and $20,000,000 shares of common stock pursuant to our distribution reinvestment plan. Please see Note 1 of the Notes to the Consolidated Financial Statements contained elsewhere in this supplement for additional information. The primary portion of our Private Offering was terminated on March 17, 2022. We received approximately $100.7 million in offering proceeds from the sale of our common stock pursuant to the Private Offering. Through our distribution reinvestment plan, we have issued approximately 0.6 million Class P shares for gross proceeds of approximately $5.4 million.

In connection with the Public Offering, defined below, we filed articles of amendment to our Charter (the “Articles of Amendment”) and articles supplementary to our Charter (the “Articles Supplementary”). Following the filing of the Articles of Amendment and the Articles Supplementary, we authorized 30,000,000 shares of common stock designated as Class P shares, 300,000,000 shares of common stock designated as Class A shares, 300,000,000 shares of common stock designated as Class T shares, and 70,000,000 shares of common stock designated as Class W shares. Any common stock sold in the Private Offering were redesignated as Class P common stock upon the filing of the Articles of Amendment. On May 28, 2021, we filed a Form S-11 Registration Statement, which was subsequently amended, with the Securities and Exchange Commission (“SEC”) to register a maximum of $1,000,000,000 in shares of Class A, Class T, and Class W common stock for sale to the public (the “Primary Offering”) and $95,000,000 in shares of Class A, Class T, and Class W common stock for sale pursuant to our distribution reinvestment plan. On March 17, 2022, the SEC declared our registration statement effective. On October 4, 2023, we filed a Post-Effective Amendment to our Registration Statement to register two new classes of common stock (Class Y shares and Class Z shares) with the SEC. On November 1, 2023, the amendment to our Registration Statement became effective with the SEC. Also, on November 1, 2023, we filed articles supplementary to our Charter which reclassified 200,000,000 Class T shares as Class Y shares and 70,000,000 Class A shares as Class Z shares. Effective as of November 1, 2023, we are offering Class Y shares and Class Z shares in our Primary Offering for $9.30 per share and are offering Class A shares, Class P shares, Class T shares, Class W shares, Class Y shares and Class Z shares pursuant to our distribution reinvestment plan for $9.30 per share (collectively, the “Public Offering”). We are no longer offering Class A shares, Class T shares or Class W shares in our Primary Offering. As of December 31, 2024, approximately 2.9 million Class A shares, approximately 4.8 million Class T shares, approximately 0.7 million

Class W shares, approximately 4.0 million Class Y shares and approximately 0.3 million Class Z shares had been sold in the Primary Offering for gross offering proceeds of approximately $30.3 million, approximately $48.1 million, approximately $6.2 million, approximately $38.0 million and approximately $3.3 million, respectively. Through our distribution reinvestment plan, we have issued approximately 0.9 million Class P shares, approximately 0.2 million Class A shares, approximately 0.2 million Class T shares, approximately 35,600 Class W shares, approximately 63,200 Class Y shares and approximately 3,200 Class Z shares for gross proceeds of approximately $13.0 million.

We have invested the net proceeds from our Private Offering and Public Offering primarily in self storage facilities consisting of both income-producing and growth properties located in the United States and Canada. As of December 31, 2024, we owned 24 operating self storage properties located in seven states (Arizona, Delaware, Florida, Nevada, Oregon, Pennsylvania and Washington) and three Canadian provinces (Alberta, British Columbia and Ontario), 50% equity interests in five unconsolidated real estate ventures located in two Canadian provinces (Ontario and Quebec). Our unconsolidated real estate ventures consist of one operating self storage property and four parcels of land that are intended to be developed into self storage facilities, with subsidiaries of SmartCentres owning the other 50% of such entity and two development properties in Florida and Ontario.

As of December 31, 2024, our self storage portfolio was comprised as follows:

State	No. of Properties	Units(1)	Sq. Ft. (net)(2)	% of Total Rentable Sq. Ft.	Physical Occupancy %(3)		Rental Income %(4)
Alberta	1	495	48,800	2%	88%		3%
Arizona	4	2,850	378,720	17%	92%		15%
British Columbia (7)	1	925	59,180	3%	77%	(5)	4%
Delaware	1	820	80,545	4%	85%		3%
Florida (6)	4	2,585	334,615	16%	80%	(5)	12%
Nevada	1	335	51,900	2%	94%		3%
Ontario	9	8,785	959,735	44%	87%	(5)	49%
Oregon	1	520	55,830	3%	94%		3%
Pennsylvania	1	810	78,040	4%	93%		4%
Washington	1	1,095	99,745	5%	92%		4%
	24	19,220	2,147,110	100%	87%		100%

(1)
Includes all rentable units, consisting of storage units and parking units (approximately 850 units).
(2)
Includes all rentable square feet consisting of storage units and parking units (approximately 199,780 square feet).
(3)
Represents the occupied square feet of all facilities we owned in a state divided by total rentable square feet of all the facilities we owned in such state as of December 31, 2024.
(4)
Represents rental income for all facilities we own in a state divided by our total rental income for the month ended December 31, 2024.
(5)
The following recently acquired properties are newly constructed or lease-up properties. The properties' occupancy as of their respective acquisition dates and as of December 31, 2024 are as follows:

Property	Acquisition Date	Initial Occupancy %	December 31, 2024 Physical Occupancy %
Apopka - FL (6)	12/30/2021	5%	64%
Vancouver - BC (7)	5/17/2022	38%	77%
Mississauga II - ONT	12/20/2022	15%	76%
Burlington II - ONT	1/31/2023	54%	77%
(6)
In September 2024, we completed the expansion of the Apopka, FL property that added approximately 64,390 net rentable square feet and 400 units.
(7)
In September 2024, we completed the final floors of the Vancouver, BC property that added approximately 20,860 net rentable square feet and 455 units.

Development properties

Bradenton Land

On February 16, 2023, we, through an indirect, wholly-owned subsidiary of our Operating Partnership, acquired a parcel of land adjacent to our property in Bradenton, Florida (the “Bradenton Land”) from an unaffiliated third party. The purchase price for the Bradenton Land was approximately $1.4 million, plus closing costs and an acquisition fee to our advisor. We intend to expand our current self storage property on the Bradenton Land. Estimated development cost are approximately $5 million, which we expect to fund with a combination of net proceeds from our Primary Offering and/or potential future debt financing.

Etobicoke Land

On March 27, 2023, we, through an indirect, wholly-owned subsidiary of our Operating Partnership, acquired a parcel of land to be developed into a self storage facility located in Etobicoke, in the city of Toronto, Ontario (the “Etobicoke Land”) from an unaffiliated third party. The purchase price for the Etobicoke Land was approximately CAD $2.2 million, plus closing costs and an acquisition fee to our advisor. Our cost to complete development is approximately CAD $15.9 million, which we expect to fund with a combination of net proceeds from our Primary offering and/or the Meridian financing, as described below.

On March 6, 2025, we through wholly-owned subsidiary of our Operating Partnership, entered into a credit agreement with Meridian Credit Union Limited ("Meridian") with a maximum borrowing capacity of CAD $16.0 million. At close we drew approximately CAD $2.1 million and have CAD $13.9 million available. Please see Note 13 - Subsequent events of the Notes to the Consolidated Financial Statements contained elsewhere in this supplement for additional information.

Investments in Unconsolidated Real Estate Ventures

We have entered into joint venture agreements with a subsidiary of SmartCentres, an unaffiliated third party, to acquire tracts of land and develop them into self storage facilities. We account for these investments using the equity method of accounting and they will be stated at cost and adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings (loss) will generally be recognized based on our ownership interest in the earnings of each of the unconsolidated investments.

The following table summarizes our 50% ownership interests in unconsolidated real estate ventures as of December 31, 2024:

	Location	Date Real Estate Venture Acquired Land	Real Estate Venture Status	Estimated Completion Date	Approx. Units at Completion	Approx. Sq. Ft. (net) at Completion
Toronto	Toronto, Ontario	April 2021	Under Development	Second half of 2025	1,200	98,500
Toronto II	Toronto, Ontario	December 2021	Under Development	First half of 2025	1,500	121,500
Dorval	Dorval, Quebec	February 2023	Under Development	Second half of 2025	1,250	112,000
Hamilton	Hamilton, Ontario	November 2023	Operational	October 2024	970	100,000
Montreal	Montreal, Quebec	January 2024	Under Development	First half of 2026	1,450	124,000
					6,370	556,000

As of December 31, 2024, our 50% share of the costs to complete development were expected to be approximately CAD $2.9 million for the Toronto Property, approximately CAD $3.3 million for the Toronto II Property, approximately CAD $4.0 million for the Dorval Property and approximately CAD $13.0 million for the Montreal Property. Development costs for Toronto, Toronto II and Dorval properties are expected to be funded with the SmartCentres Financing. The development costs for the Montreal Property are expected to be funded with a combination of net proceeds from our Primary Offering and/or potential future debt financing.

Critical Accounting Policies and Estimates

We have established accounting policies which conform to generally accepted accounting principles (“GAAP”) in the U.S. Preparing financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Following is a discussion of the estimates and assumptions used in setting accounting policies that we consider critical in the presentation of our financial statements. Many estimates and assumptions involved in the application of GAAP may have a material impact on our financial condition or operating performance, or on the comparability of such information to amounts reported for other periods, because of the subjectivity and judgment required to account for highly uncertain items or the susceptibility of such items to change. These estimates and assumptions affect our reported amounts of assets and liabilities, our disclosure of contingent assets and liabilities at the dates of the financial statements and our reported amounts of revenue and expenses during the period covered by this supplement. If management’s judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied or different amounts of assets, liabilities, revenues and expenses would have been recorded, thus resulting in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements. Additionally, other companies may use different estimates and assumptions that may impact the comparability of our financial condition and results of operations to those companies.

We believe that our critical accounting policies and estimates include the following: real estate purchase price allocations; the evaluation of whether any of our long-lived assets have been impaired; the determination of the useful lives of our long-lived assets; and the evaluation of the consolidation of our interests in joint ventures. The following discussion of these policies supplements, but does not supplant the description of our significant accounting policies, as contained in Note 2 of the Notes to the Consolidated Financial Statements contained in this supplement, and is intended to present our analysis of the uncertainties involved in arriving upon and applying each policy.

Real Estate Acquisition Valuation

We account for asset acquisitions in accordance with GAAP which requires that we allocate the purchase price of a property to the tangible and intangible assets acquired and the liabilities assumed based on their relative fair values. This guidance requires us to make significant estimates and assumptions, including fair value estimates, which requires the use of significant unobservable inputs as of the acquisition date.

The value of the tangible assets, consisting of land and buildings, is determined as if vacant. Because we believe that substantially all of the leases in place at properties we will acquire will be at market rates, as the majority of the leases are month-to-month contracts, we do not expect to allocate any portion of the purchase prices to above or below market leases. We also consider whether in-place, market leases represent an intangible asset. Acquisitions of portfolios of facilities are allocated to the individual facilities based upon an income approach or a cash flow analysis using appropriate risk adjusted capitalization rates which take into account the relative size, age, and location of the individual facility along with current and projected occupancy and rental rate levels or appraised values, if available.

Our allocations of purchase prices are based on certain significant estimates and assumptions, variations in such estimates and assumptions could result in a materially different presentation of the consolidated financial statements or materially different amounts being reported in the consolidated financial statements.

Impairment of Long-Lived Assets

The majority of our assets, other than cash and cash equivalents, consist of long-lived real estate assets, including those held through joint ventures, as well as intangible assets related to our acquisitions. We evaluate such assets for impairment based on events and changes in circumstances that may arise in the future and that may impact the carrying amounts of our long-lived assets, including those held through joint ventures. When indicators of potential impairment are present, we will assess the recoverability of the particular asset by determining whether the carrying value of the asset will be recovered, through an evaluation of the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. This evaluation is based on a number of estimates and assumptions. Based on this evaluation, if the expected undiscounted future cash flows do not exceed the carrying value, we will adjust the value of the long-lived asset and recognize an impairment loss. Our evaluation of the impairment of long-lived assets could result in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements, as the amount of impairment loss recognized, if any, may vary based on the estimates and assumptions we use.

Estimated Useful Lives of Long-Lived Assets

We assess the useful lives of the assets underlying our properties based upon a subjective determination of the period of future benefit for each asset. We record depreciation expense with respect to these assets based upon the estimated useful lives we determine. Our determinations of the useful lives of the assets could result in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements, as such determinations, and the corresponding amount of depreciation expense, may vary dramatically based on the estimates and assumptions we use.

Consolidation Considerations

We evaluate the consolidation of our investments in joint ventures in accordance with relevant accounting guidance. This evaluation requires us to determine whether we have a controlling interest in a joint venture through a means other than voting rights, and, if so, such joint venture may be required to be consolidated in our financial statements. Our evaluation of our joint ventures under such accounting guidance could result in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements, as the joint venture entities included in our financial statements may vary based on the estimates and assumptions we use.

REIT Qualification

We made an election under Section 856(c) of the Internal Revenue Code of 1986 (the “Code”) to be taxed as a REIT under the Code, commencing with the taxable year ended December 31, 2021. By qualifying as a REIT for federal income tax purposes, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income and could have a material adverse impact on our financial condition and results of operations. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner that we will remain qualified as a REIT for federal income tax purposes.

Industry Outlook, Market and Economic Conditions

Our rental revenue and operating results depend significantly on the demand for self storage space. Demand for self storage tends to be needs-based, with numerous factors that lead customers to renting and maintaining storage units. These demand drivers function in a multitude of economic environments, both cyclically and counter-cyclically.

More recently, the broader economy has been experiencing elevated levels of inflation, higher interest rates (including higher mortgage rates), tightening monetary and fiscal policies and a slowdown in home sales and population mobility. These dynamics, paired with difficult comparables from 2022, resulted in a reduction in pricing power for self storage operators, leading to a deceleration in revenue growth in 2023 and once again in 2024. As of December 31, 2024, the U.S. listed self storage REITs averaged ending same-store occupancy of approximately 89.5%. Without a near term change in monetary policy and subsequent reduction in mortgage rates, we expect self storage demand to remain reduced relative to more recent COVID-19 era demand and more comparable to historical averages. Additionally, the broader interest rate and inflationary environment has moderated since the beginning of 2024. These factors could lead to increasing levels of population mobility, specifically amongst single family home buyers and sellers, which could increase demand for self storage. Based on these dynamics, we believe that disciplined self storage operators will generate revenue growth in the near term and will continue to drive revenue through various economic cycles.

From a supply perspective, the top 50 MSA’s in the United States saw a historically elevated amount of new self storage supply come online from 2018 to 2023, both on an absolute and relative basis. This new supply outpaced population growth in the same markets by nearly five times during that period. We believe the broader shift of people working from home related to the COVID-19 pandemic, elevated migration patterns and strength in the housing market helped drive revenue growth in self storage demand and absorb this supply. These demand drivers produced a 36-month period in which self storage industry fundamentals were very strong relative to historical operating levels, including all-time high occupancy and revenue growth. However, as COVID-related demand waned in 2023, many of the tenants that rented due to the COVID-19 pandemic vacated. We expect the new supply delivered in the recent past to continue to be absorbed and we expect only moderate growth in new supply through 2026.

We believe that overhead costs and maintenance capital expenditures are considerably lower in the self storage industry as compared to other real estate sectors, and as a result of strong operating leverage, self storage companies are able to achieve comparatively higher operating and cash flow margins. Although property taxes were moderated through assessment challenges over the past two years, we expect elevated property tax increases in our sector in the coming years. Other property operating expenses have experienced elevated pressures as well in the past few years, namely property insurance and payroll, primarily due to inflation and natural disasters. As a result, we have experienced a year-over-year decrease in gross margins for the year ended December 31, 2024. We expect same-store expense growth resulting from increases in employee costs, property insurance and property taxes in 2025, to be partially offset by operating efficiencies gained from leveraging our technology and solar initiatives.

Beginning in 2022, the Federal Reserve began increasing its targeted range for the federal funds rate, leading to increased interest rates. This approach to monetary policy was mirrored by other central banks across the world, to similar effect. We currently have fixed or swapped interest rates of varying durations for the majority of our loans, either directly or indirectly through our use of interest rate hedges. The rise in overall interest rates has caused an increase in our variable rate borrowing costs and our overall cost of capital, resulting in an increase in net interest expense. Capitalization rates on acquisitions did not increase at the same magnitude as interest rates increased in 2022 and 2023, which limited our ability make accretive acquisitions of self storage properties. However, with anticipation of the Federal Reserve lowering its target range for the federal funds rate, interest rates across the curve began to decrease in the first half of 2024. From September 2024 through the end of the year, the Federal Reserve has lowered its targeted range for the federal funds rate by a cumulative 100 basis points, spread across three cuts.

In October 2024, Hurricane Milton made landfall in Florida, and the majority of our Florida properties were temporarily closed but resumed operations shortly after the storm. Damages were generally minor and limited to wind, downed fences, wind-blown debris and downed trees and branches.

Results of Operations

Overview

We derive revenues principally from: (i) rents received from tenants who rent storage units under month-to-month leases at each of our self storage facilities; and (ii) sales of packing- and storage-related supplies at our storage facilities. Therefore, our operating results depend significantly on our ability to retain our existing tenants and lease our available self storage units to new tenants, while maintaining and, where possible, increasing the prices for our self storage units. Additionally, our operating results depend on our tenants making their required rental payments to us.

Competition in the market areas in which we operate is significant and affects the occupancy levels, rental rates, rental revenues and operating expenses of our facilities. Development of any new self storage facilities would intensify competition of self storage operators in markets in which we operate.

On March 10, 2021, we commenced formal operations and we acquired our first six self storage properties during 2021. During 2022 and 2023, we acquired 18 self storage properties primarily in the lease-up phase. As of December 31, 2024 and 2023, we owned 24 operating self storage facilities.

Our operating results for the year ended December 31, 2024 include full period results for 24 self storage properties. Our operating results for the year ended December 31, 2023 include full period results for 15 self storage properties, and partial period results for nine self storage properties acquired during 2023 that were primarily in the lease-up phase. As such, we believe there is little basis for comparison between the years ended December 31, 2024 and 2023. Operating results in future periods will depend on the results of operations of these properties and the properties that we acquire in the future.

Comparison of the Years Ended December 31, 2024 and 2023

Total Revenues

Total revenues for the years ended December 31, 2024 and 2023 were approximately $28.2 million and approximately $21.2 million, respectively. The increase in total revenue of approximately $7.0 million is primarily attributable to a full year of operations for 24 properties in 2024, compared to a full year of operations for 15 properties and partial year of operations for nine properties acquired during 2023, as well as lease up of our non-stabilized properties. We expect total revenues to increase in the future commensurate with our future acquisition activity and the lease-up of our non-stabilized properties.

Property Operating Expenses

Property operating expenses for the years ended December 31, 2024 and 2023 were approximately $11.0 million and approximately $9.2 million, respectively. Property operating expenses include the costs to operate our facilities including payroll, utilities, insurance, real estate taxes, and marketing. The increase in property operating expenses of approximately $1.8 million is primarily attributable to a full year of operations for 24 properties in 2024, compared to a full year of operations for 15 properties and partial year of operations for nine properties acquired during 2023. We expect property operating expenses to increase in the future as our operational activity increases but decrease as a percentage of total revenues as we lease-up our non-stabilized properties.

Property Operating Expenses – Affiliates

Property operating expenses – affiliates for the years ended December 31, 2024 and 2023 were approximately $5.1 million and approximately $4.6 million, respectively. Property operating expenses – affiliates includes property management fees and asset management fees. The increase in property operating expenses – affiliates of approximately $0.5 million is primarily attributable to a full year of operations for 24 properties in 2024, compared to a full year of operations for 15 properties and partial year of operations for nine properties acquired during 2023. We expect property operating expenses – affiliates to increase in the future as our operational activity increases.

General and Administrative Expenses

General and administrative expenses for the years ended December 31, 2024 and 2023 were approximately $5.8 million and approximately $5.3 million, respectively. General and administrative expenses consist primarily of legal expenses, directors’ and officers’ insurance, transfer agent fees, an allocation of a portion of our Advisor’s payroll related costs, accounting expenses and board of directors related costs. The increase in general and administrative expenses of approximately $0.5 million is primarily attributable to an increase in costs commensurate with the increase in our operational activity. We expect general and administrative expenses to increase in the future as our operational activity increases, but decrease as a percentage of total revenue.

Depreciation and Amortization Expenses

Depreciation and amortization expenses for the years ended December 31, 2024 and 2023 were approximately $15.8 million and approximately $15.0 million, respectively. Depreciation expense consists primarily of depreciation on the buildings and site improvements at our properties. Amortization expense consists of the amortization of intangible assets resulting from our acquisitions. The increase in depreciation and amortization expense of approximately $0.8 million is primarily attributable to a full year of operations for 24 properties in 2024, compared to a full year of operations for 15 properties and partial year of operations for nine properties acquired during 2023 offset by intangible assets related to 2022 and 2023 acquisitions becoming fully amortized during 2024. We expect depreciation and amortization expense to increase in future periods commensurate with our future acquisition activity.

Acquisition Expenses – Affiliates

Acquisition expenses – affiliates for each of the years ended December 31, 2024 and 2023 were approximately $0.6 million. Acquisition expenses primarily relate to the costs associated with our potential acquisitions prior to the acquisitions becoming probable in accordance with our capitalization policy. We expect acquisition expenses - affiliates to fluctuate in the future commensurate with our acquisition activity.

Other Property Acquisition Expenses

Other property acquisition expenses for the years ended December 31, 2024 and 2023 were approximately $0.2 million and approximately $1.0 million, respectively. Acquisition expenses primarily relate to the costs associated with our potential acquisitions prior to the acquisitions becoming probable in accordance with our capitalization policy. We expect other property acquisition expenses to fluctuate in the future commensurate with our acquisition activity.

Interest Expense

Interest expense for the years ended December 31, 2024 and 2023 was approximately $18.0 million and approximately $16.1 million, respectively. The increase in interest expense primarily relates to a full period of interest incurred for 24 self storage properties in 2024 compared to a full period of interest incurred for 15 properties and partial period of interest incurred for nine properties acquired in 2023. We expect interest expense to fluctuate in the future commensurate with our future debt level and interest rates.

Interest Expense – Debt Issuance Costs

Interest expense – debt issuance costs for the years ended December 31, 2024 and 2023 were approximately $1.3 million and approximately $1.5 million, respectively. The decrease is primarily related to the write off of approximately $0.3 million in debt issuance cost related to the 2023 Huntington Credit Facility refinance in accordance with GAAP. Interest expense – debt issuance costs reflects the amortization of fees incurred in connection with obtaining financing. We expect interest expense – debt issuance costs to increase commensurate with our future financing activity.

Derivative fair value adjustment

Derivative fair value adjustment for the years ended December 31, 2024 and 2023 were approximately $0.2 million gain and approximately $1.9 million loss, respectively. Derivative fair value adjustment consists of fair market value adjustment of our interest rate derivatives we elected not to apply hedge accounting. We expect the derivative fair value adjustment to change in the future based upon changes in interest rates.

Other Income

Other income for the years ended December 31, 2024 and 2023 were approximately $0.4 million and approximately $0.5 million, respectively. Other income consists primarily of interest income received on cash and restricted cash. We expect other income to change in the future based upon changes in interest rates.

Foreign currency adjustment

Foreign currency adjustment for the years ended December 31, 2024 and 2023 was approximately $6.5 million loss and approximately $0.5 million gain, respectively. Foreign currency adjustment consists of changes in foreign currency related to our net investments in unconsolidated real estate ventures, not classified as long term in accordance with GAAP. We expect foreign currency adjustment to change in the future based upon changes in exchange rates, as well as future net investments in real estate in currencies other than United States dollars.

Comparison of the Years Ended December 31, 2023 and 2022

The results of operations and cash flows for the years ended December 31, 2023 compared to December 31, 2022 were included in our Annual Report on Form 10-K for the year ended December 31, 2023 which was filed with the SEC on March 29, 2024.

Liquidity and Capital Resources

Cash Flows

A comparison of cash flows for operating, investing and financing activities for the years ended December 31, 2024 and 2023 is as follows:

	Year Ended
	December 31, 2024	December 31, 2023	Change
Net cash flow provided by (used in):
Operating activities	$(5,514,039)	$(12,626,927)	$7,112,888
Investing activities	(12,522,405)	(268,559,070)	256,036,665
Financing activities	11,193,259	299,472,607	(288,279,348)

Cash flows used in operating activities for the years ended December 31, 2024 and 2023 were approximately $5.5 million and approximately $12.6 million, respectively, a change of approximately $7.1 million. The decrease in cash used in our operating activities is primarily the result of the lease up of our non stabilized properties and increase in due to affiliates.

Cash flows used in investing activities for the years ended December 31, 2024 and 2023 were approximately $12.5 million and approximately $268.6 million, respectively, a change of approximately $256.1 million. The decrease in cash used in our investing activities is primarily the result of cash used for the purchase of real estate facilities in 2023.

Cash flows provided by financing activities for the years ended December 31, 2024 and 2023 were approximately $11.2 million and approximately $299.5 million, respectively, a change of approximately $288.3 million. The decrease in cash provided by our financing activities is primarily the result of a decrease in net debt proceeds totaling $128.2 million, and net proceeds raised from issuance of preferred stock $148.6 million during 2023.

Short-Term Liquidity and Capital Resources

Our liquidity needs consist primarily of our property operating expenses, general and administrative expenses, debt service payments, capital expenditures, property acquisitions, development costs for joint venture and wholly owned investments and distributions to our stockholders, preferred stockholders and limited partners in our Operating Partnership, as necessary to maintain our REIT qualification. We generally expect that we will meet our short-term liquidity requirements from the combination of cash on hand, proceeds from our Primary Offering, proceeds from secured and unsecured financing from banks or other lenders and net cash provided from property operations.

Volatility in the debt and equity markets and continued and/or further impact of rising interest rates, inflation and other economic events will depend on future developments, which are highly uncertain. While we do not expect such events to have a material impact upon our liquidity in the short-term, continued uncertainty or deterioration in the debt and equity markets over an extended period of time could potentially impact our liquidity over the long-term.

The National Bank of Canada - North York Loan, First National Loan, Bank of Montreal Loan, National Bank of Canada - Burlington, National Bank of Canada - Cambridge and National Bank of Canada - Ontario Loan mature in the next 12 months. On January 8, 2025, we, thorough certain wholly-owned subsidiaries of our operating partnership, entered into a CAD $64.0 million financing with National Bank of Canada (the “National Bank of Canada — Four Property Loan”). The National Bank of Canada — Four Property Loan is secured by first mortgages on each of three of our properties in the Greater Toronto Area of Ontario, Canada and our property in Edmonton, Alberta, Canada. The proceeds of the National Bank of Canada — Four Property Loan were primarily used to repay The National Bank of Canada - North York Loan, National Bank of Canada - Burlington, National Bank of Canada - Cambridge and First National Loan in full and funding our interest reserve.

On March 7, 2025, we thorough certain wholly-owned subsidiaries of our operating partnership, entered into a CAD $147.0 million financing with QuadReal Finance, L.P. (the “QuadReal — Seven Property Loan”). The QuadReal — Seven Property Loan is secured by first mortgages on six of our properties in the Greater Toronto Area of Ontario, Canada and our property in Vancouver, British Columbia, Canada (the “Seven Property Portfolio”). The proceeds of the QuadReal — Seven Property Loan were primarily used to repay the National Bank of Canada — Ontario Loan and the Bank of Montreal Loan.

Distribution Policy and Distributions

Preferred Stock Dividends

The shares of Series B Convertible Preferred Stock rank senior to all other shares of our capital stock, including our common stock, with respect to rights to receive dividends and to participate in distributions or payments upon any voluntary or involuntary liquidation, dissolution or winding up of the Company. Dividends payable on each share of Series B Convertible Preferred Stock will initially be equal to a rate of 8.35% per annum, which accrues daily but is payable quarterly in arrears. If the Series B Convertible Preferred Stock has not been redeemed on or prior to the fifth anniversary date of the Initial Closing, the dividend rate will increase an additional 0.75% per annum each year thereafter to a maximum of 11.0% per annum until the tenth anniversary of the Initial Closing, at which time the dividend rate shall increase 0.75% per annum each year thereafter until the Series B Convertible Preferred Stock is either converted or repurchased in full.

Common Stock

We commenced paying distributions to our stockholders in March 2021 and intend to continue to pay regular distributions to our stockholders. From the commencement of paying cash distributions in March 2021, 100% of our cash distributions have been paid from the net proceeds of our Private Offering and our Public Offering. Until we are generating operating cash flow sufficient to fund distributions to our stockholders, we may decide to make stock distributions or to make distributions using a combination of stock and cash, or to fund some or all of our distributions from the proceeds of our private offering, proceeds of our Public Offering or from borrowings in anticipation of future cash flow, which may reduce the amount of capital we ultimately invest in properties. Because substantially all of our operations will be performed indirectly through our Operating Partnership, our ability to pay distributions depends in large part on our Operating Partnership’s ability to pay distributions to its partners, including to us. In the event we do not have enough cash from operations to fund cash distributions, we may borrow, issue additional securities or sell assets in order to fund the distributions or make the distributions out of net proceeds from our Public Offering. Therefore, it is likely that some or all of the distributions that we make will represent a return of capital to stockholders, at least in the first few years of operation. Though we have no present intention to make in-kind distributions, we are authorized by our charter to make in-kind distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of the charter or distributions that meet all of the following conditions: (a) our board of directors advises each stockholder of the risks associated with direct ownership of the property; (b) our board of directors offers each stockholder the election of receiving such in-kind distributions; and (c) in-kind distributions are only made to those stockholders who accept such offer.

Distributions will be paid to our stockholders as of the record date selected by our board of directors. We pay distributions monthly based on daily declaration and record dates so that investors may be entitled to distributions immediately upon purchasing our shares. We expect to continue to regularly pay distributions unless our results of operations, our general financial condition, general economic conditions, or other factors inhibit us from doing so. Distributions will be authorized at the discretion of our board of directors, which will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements of the Code. Our board of directors may increase, decrease or eliminate the distribution rate that is being paid at any time. Distributions will be made on all classes of our common stock at the same time. The per share amount of distributions on different classes of shares will likely differ because of different allocations of class-specific expenses. Specifically, distributions on Class T shares, Class W shares, Class Y shares and Class Z shares will likely be lower than distributions on Class A shares and Class P shares because Class T shares and Class Y shares are subject to ongoing stockholder servicing fees and Class W shares and Class Z shares are subject to ongoing dealer manager servicing fees. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•
the amount of time required for us to invest the funds received in the offerings;
•
our operating and interest expenses;
•
the amount of distributions or dividends received by us from our indirect real estate investments;
•
our ability to keep our properties occupied;
•
our ability to maintain or increase rental rates;
•
the performance of our lease-up, development and redevelopment properties;
•
any significant delays in construction for development or redevelopment properties;
•
construction defects or capital improvements;
•
capital expenditures and reserves for such expenditures;
•
the issuance of additional shares;
•
financings and refinancings; and
•
dividends with respect to the outstanding shares of our Series B Convertible Preferred Stock

We must distribute to our stockholders at least 90% of our taxable income each year in order to meet the requirements for being treated as a REIT under the Code. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, we could be required to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. We are not prohibited from undertaking such activities by our charter, bylaws or investment policies, and we may use an unlimited amount from any source to pay our distributions. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash, which could reduce the value of our stockholders' investments in our shares. In addition, such distributions may constitute a return of investors’ capital.

We have not been able to and may not be able to pay distributions from our cash flows from operations, in which case distributions may be paid in part from debt financing or from proceeds from the issuance of common stock in our offerings. The payment of distributions from sources other than cash flows from operations may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.

Over the long-term, we expect that a greater percentage of our distributions will be paid from cash flows from operations. However, our operating performance cannot be accurately predicted and may deteriorate in the future due to numerous factors, including our ability to raise and invest capital at favorable yields, the financial performance of our investments in the current real estate and financial environment and the types and mix of investments in our portfolio. As a result, future distributions declared and paid may exceed cash flow from operations.

The following shows our cash distributions and the sources of such cash distributions for the years ended December 31, 2024 and 2023:

	Year Ended December 31, 2024		Year Ended December 31, 2023
Distributions paid in cash — common stockholders	$7,626,356		$6,160,627
Distributions paid in cash — preferred unitholders in our Operating Partnership	—		271,250
Distributions paid in cash — preferred stockholders	12,530,766		5,218,750
Distributions paid in cash — Operating Partnership unitholders	341,104		341,025
Distributions reinvested	5,736,254		4,391,918
Total distributions	$26,234,480		$16,383,570
Source of distributions
Cash flows provided by operations	$—	0.0%	$—	0.0%
Proceeds from offerings	20,498,226	78.1%	11,991,652	73.2%
Offering proceeds from distribution reinvestment plan	5,736,254	21.9%	4,391,918	26.8%
Total sources	$26,234,480	100.0%	$16,383,570	100.0%

From our inception through December 31, 2024, we have paid cumulative distributions of approximately $50.1 million, as compared to cumulative net loss attributable to our common stockholders of approximately $111.4 million.

For the year ended December 31, 2024, we paid distributions of approximately $26.2 million, as compared to a net loss attributable to our common stockholders of approximately $47.3 million. Net loss attributable to our common stockholders for the year ended December 31, 2024, reflects non-cash depreciation and amortization of approximately $15.8 million and acquisition related expenses of approximately $0.8 million.

For the year ended December 31, 2023, we paid distributions of approximately $16.4 million, as compared to a net loss attributable to our common stockholders of approximately $40.8 million. Net loss attributable to our common stockholders for the year ended December 31, 2023, reflects non-cash depreciation and amortization of approximately $15.0 million and acquisition related expenses of approximately $1.6 million.

Indebtedness

As of December 31, 2024, our total indebtedness was approximately $274.1 million which included approximately $275.1 million of variable rate debt less approximately $1.0 million in net debt issuance costs. See Note 5 – Debt, of the Notes to the Consolidated Financial Statements contained in this supplement for more information about our indebtedness.

Long-Term Liquidity and Capital Resources

On a long-term basis, our principal demands for funds will be for property acquisitions, either directly or through entity interests, for the payment of operating expenses and distributions, and for the payment of principal and interest on our outstanding indebtedness.

Our material cash requirements from known contractual and other obligations primarily relate to the following, for which information on both a short-term and long-term basis is provided in the indicated notes to the consolidated financial statements:

•
Debt — Refer to Note 5 of the Notes to the Consolidated Financial Statements. As of December 31, 2024, excluding the impact of our interest rate hedging activities, future cash payments for interest on debt over the next 12 months is approximately $18.4 million. As of December 31, 2024, future cash payments for maturing debt over the next 12 months is approximately $167.5 million. We expect to meet these future obligations with a combination of proceeds from our Primary Offering, operations and future debt financing. Refer to Subsequent events - Note 13 of the Notes to the Consolidated Financial Statements for details of our debt refinancing.
•
Commitments and contingencies — Refer to Note 10 of the Notes to the Consolidated Financial Statements.
•
Potential acquisitions, investments in Joint Ventures — Refer to Note 3 and 4 of the Notes to the Consolidated Financial Statements.

Long-term potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, issuance of equity instruments and undistributed funds from operations. To the extent we are not able to secure requisite financing in the form of a credit facility or other debt, we will be dependent upon proceeds from the issuance of equity securities and cash flows from operating activities in order to meet our long-term liquidity requirements and to fund our distributions.

The following table presents the future principal payments required on outstanding debt as of December 31, 2024:

2025	$167,463,014	(1)
2026	—
2027	107,574,000
Thereafter	—
Total payments	275,037,014
Debt issuance costs, net	(980,658)
Total	$274,056,356
(1)
On January 8, 2025, we entered into a new credit agreement with the National Bank of Canada, the National Bank of Canada - Four Property Loan, that has an initial term of three years and matures on January 8, 2028. We used the proceeds from the National Bank of Canada - Four Property Loan to repay and terminate in accordance with the loan agreements without fees or penalties the National Bank of Canada - Burlington Loan, National Bank of Canada - Cambridge Loan, First National Loan and National Bank of Canada – North York Loan, totaling approximately $43.0 million. On March 7, 2025, we entered into a new credit agreement with QuadReal - Seven Property Loan, that has an initial term of five years and matures on April 1, 2030. We used the proceeds from the QuadReal - Seven Property Loan to repay and terminate in accordance with the loan agreements without fees or penalties the National Bank of Canada - Ontario Loan and Bank of Montreal Loan, totaling approximately $101.5 million.

Off Balance Sheet Arrangements

We have joint ventures with SmartCentres, which are accounted for using the equity method of accounting (Refer to Note 4 of the Notes to the Consolidated Financial Statements). Other than the foregoing, we do not currently have any relationships with unconsolidated entities or financial partnerships. Such entities are often referred to as structured finance or special purpose entities, which typically are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Subsequent Events

Please see Note 13 of the Notes to the Consolidated Financial Statements contained in this supplement.

Seasonality

We believe that we will experience minor seasonal fluctuations in the occupancy levels of our facilities which we believe will be slightly higher over the summer months due to increased moving activity.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors

Strategic Storage Trust VI, Inc.

Ladera Ranch, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Strategic Storage Trust VI, Inc. (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations, comprehensive loss, equity and temporary equity, and cash flows for each of the three years in the period ended December 31, 2024, and the related notes and financial statement schedule listed in the accompanying index (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, P.C.

We have served as the Company's auditor since 2021.

Costa Mesa, California

March 31, 2025

F-2

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2024 AND 2023

	December 31, 2024	December 31, 2023
ASSETS
Real estate facilities:
Land	$109,097,324	$115,472,022
Buildings	375,539,122	384,707,258
Site improvements	13,655,534	13,827,605
	498,291,980	514,006,885
Accumulated depreciation	(27,645,170)	(15,660,337)
	470,646,810	498,346,548
Construction in process	9,144,864	6,451,632
Real estate facilities, net	479,791,674	504,798,180
Cash and cash equivalents	10,827,415	9,007,938
Restricted cash	6,738,149	16,700,133
Investments in unconsolidated real estate ventures (Note 4)	18,207,135	17,526,713
Other assets, net	13,564,907	9,756,411
Intangible assets, net of accumulated amortization	-	3,127,231
Total assets	$529,129,280	$560,916,606
LIABILITIES, TEMPORARY EQUITY AND EQUITY
Debt, net	$274,056,356	$286,484,421
Accounts payable and accrued liabilities	13,433,815	11,884,545
Distributions payable	4,409,505	4,203,032
Due to affiliates	13,877,191	5,933,969
Total liabilities	305,776,867	308,505,967
Commitments and contingencies (Note 10)
Redeemable common stock	10,279,772	6,727,982
Series B Convertible Preferred Stock, $0.001 par value; 150,000 shares authorized; 150,000 and 150,000 issued and outstanding at December 31, 2024 and 2023, respectively, with aggregate liquidation preferences of $153,148,361 and $153,131,250 at December 31, 2024 and 2023, respectively	148,599,723	148,599,723
Equity:
Strategic Storage Trust VI, Inc.:
Preferred Stock, $0.001 par value; 200,000,000 shares authorized; 0 issued and outstanding at September 30, 2024 and December 31, 2023	—	—
Class P Common stock, $0.001 par value; 30,000,000 shares authorized; 11,280,098 and 11,100,444 shares issued and outstanding at December 31, 2024 and 2023, respectively	11,280	11,100
Class A Common stock, $0.001 par value; 230,000,000 shares authorized; 3,383,583 and 3,339,780 shares issued and outstanding at December 31, 2024 and 2023, respectively	3,384	3,340
Class T Common stock, $0.001 par value; 100,000,000 shares authorized; 5,373,889 and 5,289,743 shares issued and outstanding at December 31, 2024 and 2023, respectively	5,374	5,290
Class W Common stock, $0.001 par value; 70,000,000 shares authorized; 704,761 and 687,653 shares issued and outstanding at December 31, 2024 and 2023, respectively	705	688
Class Y Common stock, $0.001 par value; 200,000,000 shares authorized; 4,049,909 and 382,656 shares issued and outstanding at December 31, 2024 and 2023, respectively	4,050	383
Class Z Common stock, $0.001 par value; 70,000,000 shares authorized; 346,393 and 36,559 shares issued and outstanding at December 31, 2024 and 2023, respectively	346	37
Additional paid-in capital	207,773,199	174,586,716
Distributions	(32,142,866)	(18,590,483)
Accumulated deficit	(111,392,263)	(64,094,793)
Accumulated other comprehensive income (loss)	(4,432,786)	449,185
Total Strategic Storage Trust VI, Inc. equity	59,830,423	92,371,463
Noncontrolling interests in our Operating Partnership	225,081	1,514,388
Noncontrolling Series C Subordinated Units in our Operating Partnership	4,417,414	3,197,083
Total noncontrolling interest	4,642,495	4,711,471
Total equity	64,472,918	97,082,934
Total liabilities, temporary equity and equity	$529,129,280	$560,916,606

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2024, 2023, AND 2022

	Year Ended December 31,
	2024	2023	2022
Revenues:
Self storage rental revenue	$28,054,695	$20,990,999	$8,698,972
Ancillary operating revenue	183,838	169,065	91,035
Total revenues	28,238,533	21,160,064	8,790,007
Operating expenses:
Property operating expenses	11,016,594	9,190,888	3,835,556
Property operating expenses – affiliates	5,130,574	4,625,560	1,899,807
General and administrative	5,832,673	5,290,049	2,289,610
Depreciation	12,762,435	10,542,315	4,526,912
Intangible amortization expense	3,038,119	4,437,083	2,064,048
Acquisition expense – affiliates	589,216	564,746	573,899
Other property acquisition expenses	188,039	1,037,225	874,679
Total operating expenses	38,557,650	35,687,866	16,064,511
Operating loss	(10,319,117)	(14,527,802)	(7,274,504)
Other income (expense):
Interest expense	(18,049,353)	(16,104,501)	(4,865,029)
Interest expense – debt issuance costs	(1,278,578)	(1,499,924)	(1,097,941)
Derivative fair value adjustment	184,425	(1,881,402)	—
Other	397,743	546,615	2
Foreign currency adjustment	(6,513,187)	528,949	(1,142,611)
Net loss	(35,578,067)	(32,938,065)	(14,380,083)
Less: Distributions to preferred unitholders in our Operating Partnership	—	(271,250)	—
Less: Distributions to preferred stockholders	(12,547,877)	(8,350,000)	—
Less: Accretion of preferred equity costs	—	(189,920)	—
Net loss attributable to the noncontrolling interests in our Operating Partnership	831,693	968,721	637,728
Net loss attributable to Strategic Storage Trust VI, Inc. common stockholders	$(47,294,251)	$(40,780,514)	$(13,742,355)
Net loss per Class P share—basic and diluted	$(2.05)	$(2.19)	$(1.16)
Net loss per Class A share—basic and diluted	$(2.05)	$(2.19)	$(1.16)
Net loss per Class T share—basic and diluted	$(2.05)	$(2.19)	$(1.16)
Net loss per Class W share—basic and diluted	$(2.05)	$(2.19)	$(1.16)
Net loss per Class Y share—basic and diluted	$(2.05)	$(2.19)	$—
Net loss per Class Z share—basic and diluted	$(2.05)	$(2.19)	$—
Weighted average Class P shares outstanding—basic and diluted	11,192,681	10,982,858	9,866,463
Weighted average Class A shares outstanding—basic and diluted	3,368,248	2,619,151	747,639
Weighted average Class T shares outstanding—basic and diluted	5,333,476	4,484,873	1,155,211
Weighted average Class W shares outstanding—basic and diluted	697,349	505,476	92,916
Weighted average Class Y shares outstanding—basic and diluted	2,295,360	20,629	—
Weighted average Class Z shares outstanding—basic and diluted	184,295	1,354	—

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

	Year Ended December 31,
	2024	2023	2022
Net loss	$(35,578,067)	$(32,938,065)	$(14,380,083)
Other comprehensive income (loss):
Foreign currency translation adjustment	(4,808,321)	57,174	(191,438)
Foreign currency hedge contract	1,106,438	(174,712)	—
Interest rate hedge contract	(1,296,678)	644,792	126,864
Other comprehensive income (loss)	(4,998,561)	527,254	(64,574)
Comprehensive loss	(40,576,628)	(32,410,811)	(14,444,657)
Comprehensive loss attributable to noncontrolling interests:
Comprehensive loss attributable to the noncontrolling interests in our Operating Partnership	948,283	952,068	640,887
Comprehensive loss attributable to Strategic Storage Trust VI, Inc. stockholders	$(39,628,345)	$(31,458,743)	$(13,803,770)

See notes to consolidated financial statements.

Strategic Storage Trust VI, Inc. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY AND TEMPORARY EQUITY

YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

	Common Stock																	Noncontrolling Interest
	Class P		Class A		Class T		Class W		Class Y		Class Z							in our Operating Partnership
	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Additional Paid-in Capital	Distributions	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Strategic Storage Trust VI, Inc. Equity	Noncontrolling Interests	Series C Subordinated Units	Total Equity	Redeemable Common Stock	Preferred Equity in our Operating Partnership	Preferred Stock
Balance as of December 31, 2021	5,062,804	$5,063	—	$—	—	$—	—	$—	—	$—	—	$—	$40,737,265	$(985,132)	$(2,985,345)	$—	$36,771,851	$3,767,683	$—	$40,539,534	$329,158	$—	$—
Gross proceeds from issuance of common stock	5,539,950	5,540	1,755,190	1,756	2,998,808	2,999	246,436	246	—	—	—	—	104,042,442	—	—	—	104,052,983	—	—	104,052,983	—	—	—
Offering costs	—	—	—	—	—	—	—	—	—	—	—	—	(10,004,238)	—	—	—	(10,004,238)	—	—	(10,004,238)	—	—	—
Reimbursement of offering cost by Advisor	—	—	—	—	—	—	—	—	—	—	—	—	23,165	—	—	—	23,165	—	—	23,165	—	—	—
Changes to redeemable common stock	—	—	—	—	—	—	—	—	—	—	—	—	(2,544,690)	—	—	—	(2,544,690)	—	—	(2,544,690)	2,544,690	—	—
Distributions ($0.59 per share)	—	—	—	—	—	—	—	—	—	—	—	—	—	(6,808,797)	—	—	(6,808,797)	—	—	(6,808,797)	—	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(319,316)	—	(319,316)	—	—	—
Issuance of shares for distribution reinvestment plan	238,991	239	10,099	10	16,990	17	1,933	2	—	—	—	—	2,544,422	—	—	—	2,544,690	—	—	2,544,690	—	—	—
Issuance of restricted stock	—	—	1,250	1	—	—	—	—	—	—	—	—	—	—	—	—	1	—	—	1	—	—	—
Stock based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	22,595	—	—	—	22,595	—	—	22,595	—	—	—
Net loss attributable to Strategic Storage Trust VI, Inc.	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(13,742,355)	—	(13,742,355)	—	—	(13,742,355)	—	—	—
Net loss attributable to the noncontrolling interests in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(637,728)	—	(637,728)	—	—	—
Interest rate hedge contracts	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	122,629	122,629	4,235	—	126,864	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(184,045)	(184,045)	(7,393)	—	(191,438)	—	—	—
Balance as of December 31, 2022	10,841,745	$10,842	1,766,539	$1,767	3,015,798	$3,016	248,369	$248	—	$—	—	$—	$134,820,961	$(7,793,929)	$(16,727,700)	$(61,416)	$110,253,789	$2,807,481	$—	$113,061,270	$2,873,848	$—	$—

See notes to consolidated financial statements.

DOCPROPERTY "CUS_DocIDChunk0" 4905-3963-6272 v.3

Strategic Storage Trust VI, Inc. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY AND TEMPORARY EQUITY (CONTINUED)

YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

	Common Stock																	Noncontrolling Interest
	Class P		Class A		Class T		Class W		Class Y		Class Z							in our Operating Partnership
	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Additional Paid-in Capital	Distributions	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Strategic Storage Trust VI, Inc. Equity	Noncontrolling Interests	Series C Subordinated Units	Total Equity	Redeemable Common Stock	Preferred Equity in our Operating Partnership	Preferred Stock
Balance as of December 31, 2022	10,841,745	$10,842	1,766,539	$1,767	3,015,798	$3,016	248,369	$248	—	$—	—	$—	$134,820,961	$(7,793,929)	$(16,727,700)	$(61,416)	$110,253,789	$2,807,481	$—	$113,061,270	$2,873,848	$—	$—
Gross proceeds from issuance of common stock	—	—	1,180,172	1,180	1,812,471	1,812	418,085	419	382,653	383	36,559	37	38,117,894	—	—	—	38,121,725	—	—	38,121,725	—	—	—
Offering costs	—	—	—	—	—	—	—	—	—	—	—	—	(5,002,709)	—	—	—	(5,002,709)	—	—	(5,002,709)	—	—	—
Reimbursement of offering cost by Advisor	—	—	—	—	—	—	—	—	—	—	—	—	39,346	—	—	—	39,346	—	—	39,346	—	—	—
Changes to redeemable common stock	—	—	—	—	—	—	—	—	—	—	—	—	(4,391,918)	—	—	—	(4,391,918)	—	—	(4,391,918)	4,391,918	—	—
Redemption of common stock	(38,344)	(38)	(4,990)	(5)	(3,400)	(3)	—	—	—	—	—	—	—	—	—	—	(46)	—	—	(46)	(537,784)	—	—
Distributions ($0.62 per share)	—	—	—	—	—	—	—	—	—	—	—	—	—	(10,796,554)	—	—	(10,796,554)	—	—	(10,796,554)	—	—	—
Distribution of common stock	—	—	331,386	331	369,549	370	7,300	7	—	—	—	—	6,585,871	—	(6,586,579)	—	—	—	—	—	—	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(341,025)	—	(341,025)	—	—	—
Distributions to preferred unitholders in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(271,250)	—
Distributions to preferred stockholders	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(8,350,000)
Issuance of shares for distribution reinvestment plan	297,043	296	55,423	56	95,325	95	13,899	14	3	—	—	—	4,391,457	—	—	—	4,391,918	—	—	4,391,918	—	—	—
Issuance of restricted stock	—	—	11,250	11	—	—	—	—	—	—	—	—	—	—	—	—	11	—	—	11	—	—	—
Stock based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	25,814	—	—	—	25,814	—	—	25,814	—	—	—
Gross proceeds from issuance of preferred equity in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	15,000,000	—
Preferred equity issuance costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(189,920)	—
Accretion of preferred equity issuance costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	189,920	—
Redemption of preferred equity in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(15,000,000)	—
Gross proceeds from issuance of Series B Convertible Preferred Equity	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	150,000,000
Preferred equity issuance costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,400,277)
Issuance of Series C Subordinated Units	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3,197,083	3,197,083	—	—	—
Net loss attributable to Strategic Storage Trust VI, Inc.	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(40,780,514)	—	(40,780,514)	—	—	(40,780,514)	—	271,250	8,350,000
Net loss attributable to the noncontrolling interests in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(968,721)	—	(968,721)	—	—	—
Interest rate hedge contracts	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	618,009	618,009	26,783	—	644,792	—	—	—
Foreign currency hedge contract	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(170,173)	(170,173)	(4,539)	—	(174,712)	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	62,765	62,765	(5,591)	—	57,174	—	—	—
Balance as of December 31, 2023	11,100,444	$11,100	3,339,780	$3,340	5,289,743	$5,290	687,653	$688	382,656	$383	36,559	$37	$174,586,716	$(18,590,483)	$(64,094,793)	$449,185	$92,371,463	$1,514,388	$3,197,083	$97,082,934	$6,727,982	$—	$148,599,723

See notes to consolidated financial statements.

Strategic Storage Trust VI, Inc. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY AND TEMPORARY EQUITY (CONTINUED)

YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

	Common Stock																	Noncontrolling Interest
	Class P		Class A		Class T		Class W		Class Y		Class Z							in our Operating Partnership
	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Additional Paid-in Capital	Distributions	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Strategic Storage Trust VI, Inc. Equity	Noncontrolling Interests	Series C Subordinated Units	Total Equity	Redeemable Common Stock	Preferred Equity in our Operating Partnership	Preferred Stock
Balance as of December 31, 2023	11,100,444	$11,100	3,339,780	$3,340	5,289,743	$5,290	687,653	$688	382,656	$383	36,559	$37	$174,586,716	$(18,590,483)	$(64,094,793)	$449,185	$92,371,463	$1,514,388	$3,197,083	$97,082,934	$6,727,982	$—	$148,599,723
Gross proceeds from issuance of common stock	—	—	—	—	—	—	—	—	3,604,009	3,604	306,593	306	37,368,212	—	—	—	37,372,122	—	—	37,372,122	—	—	—
Offering costs	—	—	—	—	—	—	—	—	—	—	—	—	(4,222,444)	—	—	—	(4,222,444)	—	—	(4,222,444)	—	—	—
Changes to redeemable common stock	—	—	—	—	—	—	—	—	—	—	—	—	(5,736,254)	—	—	—	(5,736,254)	—	—	(5,736,254)	5,736,254	—	—
Redemption of common stock	(114,606)	(114)	(50,700)	(51)	(43,783)	(44)	(2,688)	(3)	—	—	—	—	—	—	—	—	(212)	—	—	(212)	(2,184,464)	—	—
Distributions ($0.62 per share)	—	—	—	—	—	—	—	—	—	—	—	—	—	(13,552,383)	—	—	(13,552,383)	—	—	(13,552,383)	—	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(341,024)	—	(341,024)	—	—	—
Distributions to preferred shareholders	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(12,547,877)
Issuance of shares for distribution reinvestment plan (DRP)	294,260	294	89,157	89	127,929	128	19,796	20	63,244	63	3,241	3	5,735,657	—	—	—	5,736,254	—	—	5,736,254	—	—	—
Issuance of restricted stock	—	—	5,000	5	—	—	—	—	—	—	—	—	—	—	—	—	5	—	—	5	—	—	—
Stock based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	38,094	—	—	—	38,094	—	—	38,094	—	—	—
Distribution of common stock	—	—	346	1	—	—	—	—	—	—	—	—	3,218	—	(3,219)	—	—	—	—	—	—	—	—
Issuance of Series C Subordinated Units	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,220,331	1,220,331	—	—	—
Net loss attributable to Strategic Storage Trust VI, Inc.	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(47,294,251)	—	(47,294,251)	—	—	(47,294,251)	—	—	12,547,877
Net loss attributable to the noncontrolling interests in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(831,693)	—	(831,693)	—	—	—
Interest rate hedge contracts	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,268,800)	(1,268,800)	(27,878)	—	(1,296,678)	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(4,696,574)	(4,696,574)	(111,747)	—	(4,808,321)	—	—	—
Foreign currency hedge contract	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,083,403	1,083,403	23,035	—	1,106,438	—	—	—
Balance as of December 31, 2024	11,280,098	$11,280	3,383,583	$3,384	5,373,889	$5,374	704,761	$705	4,049,909	$4,050	346,393	$346	$207,773,199	$(32,142,866)	$(111,392,263)	$(4,432,786)	$59,830,423	$225,081	$4,417,414	$64,472,918	$10,279,772	$—	$148,599,723

See notes to consolidated financial statements.

Strategic Storage Trust VI, Inc. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

	Year Ended December 31,
	2024	2023	2022
Cash flows from operating activities:
Net loss	$(35,578,067)	$(32,938,065)	$(14,380,083)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	15,800,554	14,979,398	6,590,960
Amortization of debt issuance costs	1,278,578	1,499,924	1,097,941
Stock based compensation expense related to issuance of restricted stock	38,094	25,814	22,595
Accretion of preferred equity costs	—	189,920	—
Unrealized derivative gain (loss)	(482,632)	90,825	—
Derivative fair value adjustment	1,770,963	2,553,422	—
Unrealized foreign currency adjustment	6,513,187	(528,949)	1,142,611
Changes in operating assets and liabilities:
Other assets, net	530,680	(2,785,513)	(1,035,249)
Purchase of interest rate derivative	(2,913,815)	(3,279,000)	—
Purchase of foreign exchange derivative	—	(1,442,000)	—
Accounts payable and accrued liabilities	(599,126)	5,138,182	1,712,665
Due to affiliates	8,127,545	3,869,115	233,322
Net cash used in operating activities	(5,514,039)	(12,626,927)	(4,615,238)
Cash flows from investing activities:
Purchase of real estate facilities	—	(252,273,853)	(188,181,815)
Additions to real estate facilities	(10,388,088)	(8,078,768)	(1,453,968)
Deposits on acquisitions of real estate facilities and investments in unconsolidated real estate ventures	—	(148,220)	(548,970)
Refund of deposits on acquisitions of real estate facilities	481,866	—	—
Investment in company owned life insurance	(902,063)	(886,460)	—
Investments in unconsolidated real estate ventures	(17,702,419)	(7,171,769)	(499,202)
Return of capital on investments in unconsolidated real estate ventures	15,988,299	—	—
Net cash used in investing activities	(12,522,405)	(268,559,070)	(190,683,955)
Cash flows from financing activities:
Proceeds from issuance of secured debt	8,000,000	179,324,261	140,603,502
Repayment of secured debt	(4,764,241)	(50,000,000)	(30,608,851)
Scheduled principal payments of secured debt	(4,160,385)	(862,320)	(123,981)
Prepaid debt issuance costs	—	(42,000)	(58,000)
Debt issuance costs	(480,950)	(1,666,788)	(1,481,549)
Gross proceeds from issuance of common stock	37,371,916	37,910,737	103,913,984
Offering costs	(3,634,282)	(4,387,423)	(9,226,517)
Proceeds from issuance of preferred equity in our Operating Partnership	—	15,000,000	—
Redemption of preferred equity in our Operating Partnership	—	(15,000,000)	—
Preferred equity in our Operating Partnership issuance costs	—	(189,920)	—
Gross proceeds from issuance of preferred stock	—	150,000,000	—
Preferred stock issuance costs	—	(1,400,277)	—
Proceeds from issuance of Series C Units	1,220,331	3,197,083	—
Redemption of common stock	(1,860,904)	(419,094)	—
Distributions paid to common stockholders	(7,626,356)	(6,160,627)	(3,667,288)
Distributions paid to noncontrolling interest in our Operating Partnership	(341,104)	(341,025)	(313,722)
Distributions paid to preferred stockholders	(12,530,766)	(5,218,750)	—
Distributions paid to preferred unitholders in our Operating Partnership	—	(271,250)	—
Net cash provided by financing activities	11,193,259	299,472,607	199,037,578
Impact of foreign exchange rate changes on cash and restricted cash	(1,299,322)	(370,083)	(527,600)
Net change in cash, cash equivalents and restricted cash	(8,142,507)	17,916,527	3,210,785
Cash, cash equivalents and restricted cash, beginning of year	25,708,071	7,791,544	4,580,759
Cash, cash equivalents and restricted cash, end of year	$17,565,564	$25,708,071	$7,791,544

DOCPROPERTY "CUS_DocIDChunk0" 4905-3963-6272 v.3

STrategic Storage Trust VI, Inc. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

Supplemental disclosures and non-cash transactions:
Cash paid for interest, net of amounts capitalized	$17,208,371	$18,819,476	$3,345,009
Distribution of common stock	$—	$6,586,579	$—
Offering costs included in accounts payable and accrued liabilities	$588,163	$661,400	$1,107,528
Interest rate swap contract in other assets	$467,719	$145,375	$126,864
Interest rate swap contracts in accounts payable and accrued liabilities	$368,600	$170,708	$—
Foreign currency hedge contract in other assets	$1,281,151	$—	$—
Foreign currency translation adjustment	$4,808,321	$(57,174)	$191,438
Deposits applied to investments in unconsolidated real estate ventures	$328,545	$—	$—
Deposits on acquisition of real estate facilities in due to affiliates	$—	$333,495	$751,460
Debt issuance costs in accounts payable and accrued liabilities	$—	$—	$26,940
Proceeds from issuance of common stock in accounts payable and accrued liabilities	$—	$—	$(211,000)
Issuance of shares pursuant to distribution reinvestment plan	$5,736,254	$4,391,918	$2,544,690
Distributions payable to common and preferred stockholders	$4,380,620	$4,174,068	$798,955
Distributions payable to noncontrolling interests in our Operating Partnership	$28,885	$28,964	$28,964
Real estate and construction in process in accounts payable and accrued liabilities	$1,658,865	$913,229	$553,438
Redemption of common stock in accounts payable and accrued liabilities	$442,933	$118,691	$—
Unrealized derivative adjustment	$—	$576,497	$—
Deposits applied to acquisition of real estate	$—	$1,076,020	$—

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

Note 1. Organization

Strategic Storage Trust VI, Inc., a Maryland corporation (the “Company”), was formed on October 14, 2020 under the Maryland General Corporation Law for the purpose of engaging in the business of investing in self storage facilities and commenced formal operations on March 10, 2021. Our year-end is December 31. As used herein, “we,” “us,” “our” and “Company” refer to Strategic Storage Trust VI, Inc. and each of our subsidiaries.

SmartStop REIT Advisors, LLC is our sponsor (our “Sponsor”). Our Sponsor is an indirect subsidiary of SmartStop Self Storage REIT, Inc. (“SmartStop”). Our Sponsor is a company focused on providing self storage advisory, asset management, and property management services. Our Sponsor owns 82.5% of the economic interests (and 100% of the voting membership interests) of Strategic Storage Advisor VI, LLC (our “Advisor”) and owns 100% of Strategic Storage Property Management VI, LLC (our “Property Manager”).

We have no employees. Our Advisor, a Delaware limited liability company, was formed on October 7, 2020. Our Advisor is responsible for managing our affairs on a day-to-day basis and identifying and making acquisitions and investments on our behalf under the terms of an advisory agreement we entered into with our Advisor on February 26, 2021 (our “Private Offering Advisory Agreement”), which was amended and restated on March 17, 2022 (our "Advisory Agreement"). A majority of our officers are also officers of our Advisor, Sponsor and SmartStop.

On January 15, 2021, our Advisor purchased approximately 110 shares of our common stock for $1,000 and became our initial stockholder. Our Articles of Incorporation authorized 30,000 shares of common stock with a par value of $0.001 per share. Our Articles of Amendment and Restatement (our "Charter") authorized 700,000,000 shares of common stock with a par value of $0.001 per share and 200,000,000 shares of preferred stock with a par value of $0.001 per share. On February 26, 2021, pursuant to a confidential private placement memorandum (the “private placement memorandum”), we commenced a private offering of up to $200,000,000 in shares of our common stock and $20,000,000 in shares of common stock pursuant to our distribution reinvestment plan (the “Private Offering”). On March 10, 2021, we commenced formal operations.

In connection with the Public Offering, defined below, we filed articles of amendment to our Charter (the “Articles of Amendment”) and articles supplementary to our Charter (the “Articles Supplementary”). Following the filing of the Articles of Amendment and the Articles Supplementary, we authorized 30,000,000 shares of common stock designated as Class P shares, 300,000,000 shares of common stock designated as Class A shares, 300,000,000 shares of common stock designated as Class T shares, and 70,000,000 shares of common stock designated as Class W shares. Any common stock sold in the Private Offering were redesignated as Class P common stock upon the filing of the Articles of Amendment. On May 28, 2021, we filed a Form S-11 Registration Statement, which was subsequently amended, with the Securities and Exchange Commission (“SEC”) to register a maximum of $1,000,000,000 in shares of Class A, Class T, and Class W common stock for sale to the public (the “Primary Offering”) and $95,000,000 in shares of Class A, Class T, and Class W common stock for sale pursuant to our distribution reinvestment plan. On March 17, 2022, the SEC declared our registration statement effective and the primary portion of our Private Offering was terminated.

On October 4, 2023, we filed a Post-Effective Amendment to our Registration Statement to register two new classes of common stock (Class Y shares and Class Z shares) with the SEC. On November 1, 2023, the Post-Effective Amendment to our Registration Statement became effective with the SEC. Also, on November 1, 2023, we filed articles supplementary to our Charter which reclassified 200,000,000 Class T shares as Class Y shares and 70,000,000 Class A shares as Class Z shares. Effective November 1, 2023, we began offering Class Y shares and Class Z shares in our Primary Offering for $9.30 per share and are offering Class A shares, Class T shares, Class W shares, Class Y shares and Class Z shares pursuant to our distribution reinvestment plan for $9.30 per share (collectively, the “Public Offering”). We also continue to offer Class P shares pursuant to our distribution reinvestment plan in our Private Offering.

On February 1, 2024, our board of directors approved an extension of our Public Offering to March 17, 2025, as permitted under applicable SEC rules. We may continue to sell Class Y shares and Class Z shares in our Public Offering until the third anniversary of the effective date of our Public Offering, March 17, 2025. On December 20, 2024, our board of directors, further extended our public offering for an additional 180 days until September 13, 2025, upon filing of a new

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registration statement which was filed on January 24, 2025. We also reserve the right to terminate our Public Offering at any time.

Pursuant to a Sponsor Funding Agreement (as defined in Note 2 - Summary of Significant Accounting Policies), our Sponsor has agreed to fund the payment of (i) the upfront 3% sales commission for the sale of Class Y shares, (ii) the upfront 3% dealer manager fee for the Class Y shares, and (iii) the estimated 1% organization and offering expenses for the sale of Class Y shares and Class Z shares. In November 2023 our Sponsor agreed to reimburse the Company in cash to cover the dilution from the one-time stock dividend described below. In consideration for our Sponsor providing the funding for the front-end sales load and the cash to cover the dilution from the stock dividend, Strategic Storage Operating Partnership VI, L.P., a Delaware limited partnership (our “Operating Partnership”) shall issue Series C Subordinated Convertible Units (“Series C Units”) to our Sponsor equal to the dollar amount of such funding divided by the then-current offering price (initially $9.30 per share and currently at $10.00 per share) for the Class Y shares and Class Z shares sold in the Public Offering. The Series C Units shall initially have no distribution, voting or other rights to participate in our Operating Partnership unless and until such Series C Units are converted into Class A Units of our Operating Partnership. The Series C Units shall automatically convert into Class A Units on a one-to-one basis upon our disclosure of an estimated net asset value per share equal to at least $10.00 per share for each of the Class A, Class P, Class T, Class W, Class Y, and Class Z shares calculated net of the value of Series C Units to be converted. Such conversion is limited such that the dilution caused by the conversion may not reduce the diluted estimated net asset value below $10.00 per share. No Series C Units were converted to Class A Units as a result of the Estimated Per Share NAV (as defined below) being declared.

On November 1, 2023, the Company’s board of directors declared to holders of record of Class A shares, Class T shares and Class W shares, respectively, as of November 15, 2023 (a) a one-time stock dividend of 0.11075 Class A shares per Class A share outstanding, (b) a one-time stock dividend of 0.07526 Class T shares per Class T share outstanding, and (c) a one-time stock dividend of 0.01075 Class W shares per Class W share outstanding. These stock dividends were issued to provide such stockholders who purchased Class A shares, Class T shares, or Class W shares in the Public Offering the same number of shares of the applicable class as they would have received if they purchased their shares at a price of $9.30 per share, the offering price of Class Y shares and Class Z shares in the Public Offering. All per share amounts presented herein have been retroactively adjusted to reflect the impact of the one-time stock dividend.

On August 7, 2024, our board of directors, upon recommendation of our nominating and corporate governance committee, approved an estimated value per share ("Estimated Per Share NAV") of $10.00 for our Class A shares, Class P shares, Class T shares, Class W shares, Class Y shares, and Class Z shares based on the estimated value of our assets less the estimated value of our liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of March 31, 2024. No Series C Units were converted to Class A Units as a result of this Estimated Per Share NAV being declared.

Prior to the termination of the primary portion of our Private Offering, approximately 10.6 million shares of Class P common stock were sold for gross offering proceeds of approximately $100.7 million. As of December 31, 2024, approximately 2.9 million Class A shares, approximately 4.8 million Class T shares, approximately 0.7 million Class W shares, approximately 4.0 million Class Y shares and approximately 0.3 million Class Z shares had been sold in the Primary Offering for gross offering proceeds of approximately $30.3 million, approximately $48.1 million, approximately $6.2 million, approximately $38.0 million and approximately $3.3 million, respectively. Through our distribution reinvestment plan, we have issued approximately 0.9 million Class P shares, approximately 0.2 million Class A shares, approximately 0.2 million Class T shares, approximately 35,600 Class W shares, approximately 63,200 Class Y shares and approximately 3,200 Class Z shares for gross proceeds of approximately $13.0 million.

We have invested the net proceeds from our Private Offering and Public Offering primarily in self storage facilities consisting of both income-producing and growth properties located in the United States and Canada. As of December 31, 2024, we owned 24 operating self storage properties located in seven states (Arizona, Delaware, Florida, Nevada, Oregon, Pennsylvania and Washington) and three Canadian provinces (Alberta, British Columbia and Ontario) and two development properties in Florida and Ontario. For more information, see Note 3 - Real Estate Facilities.

As of December 31, 2024, we owned 50% equity interests in five unconsolidated real estate ventures in two Canadian provinces (Ontario and Quebec). Our unconsolidated real estate ventures consist of one operating self storage property and four parcels of land that are intended to be developed into self storage facilities, with subsidiaries of SmartCentres Real

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Estate Investment Trust (“SmartCentres”) owning the other 50% of such entities. For more information, see Note 4 - Investment in Unconsolidated Real Estate Ventures.

Our Operating Partnership was formed on October 15, 2020. On January 15, 2021, SmartStop Storage Advisors, LLC (“SSA”), an affiliate of our Advisor, purchased a limited partnership interest in our Operating Partnership for $1,000 and we contributed the initial $1,000 capital contribution we received to our Operating Partnership in exchange for the general partner interest. On February 26, 2021, in connection with entering into the Private Offering Advisory Agreement, SSA made an additional $1,000 investment in our Operating Partnership in exchange for additional limited partnership interests and a special limited partnership interest.

On March 10, 2021, SmartStop OP, L.P. (“SmartStop OP”), an affiliate of our Sponsor and the operating partnership of SmartStop, contributed $5.0 million to our Operating Partnership, in exchange for 549,451 units of limited partnership interest in our Operating Partnership (the “OP Investment”). The OP Investment was made net of sales commissions and dealer manager fees, but without giving effect to the early investor discounts available to purchasers of shares in the Private Offering. At the effective time of the OP Investment, SmartStop OP was admitted as a limited partner to our Operating Partnership. As of December 31, 2024, we owned approximately 98% of the common units of limited partnership interest of our Operating Partnership. The remaining approximately 2% of the common units are owned by SmartStop OP.

On January 30, 2023, we, our Operating Partnership, and an affiliate of our Sponsor (the “Preferred Investor”) entered into a Series A Cumulative Redeemable Preferred Unit Purchase Agreement (the “Preferred Unit Purchase Agreement”) pursuant to which our Operating Partnership issued and sold to the Preferred Investor, and the Preferred Investor purchased 600,000 Series A Cumulative Redeemable Preferred Units of Limited Partnership Interest (the “Preferred Units”) at a liquidation preference of $25.00 per unit (the “Liquidation Amount”) in consideration for the Preferred Investor making a capital contribution to our Operating Partnership in an amount of $15 million (the “Preferred Investment”). On May 2, 2023, we redeemed the full amount of Series A Preferred Units for an amount equal to $15 million plus the accrued and unpaid distributions. See Note 7 – Preferred Equity.

On May 1, 2023 (the “Commitment Date”), we entered into a preferred stock purchase agreement (the “Series B Purchase Agreement”) with Extra Space Storage LP (the “Investor”), a subsidiary of Extra Space Storage Inc. (NYSE: EXR), pursuant to which the Investor committed to purchase $150 million in preferred shares (the aggregate shares to be purchased, the “Preferred Shares”) of our new Series B Convertible Preferred Stock (the “Series B Convertible Preferred Stock”). The closing (the “ Closing”) in the amount of $150 million occurred on the Commitment Date and we incurred approximately $1.4 million in issuance costs related to the Series B Convertible Preferred Stock. See Note 7 - Preferred Equity.

Our Operating Partnership will own, directly or indirectly through one or more special purpose entities, all of the self storage properties that we acquire. We will conduct certain activities through our taxable REIT subsidiary, Strategic Storage TRS VI, Inc., a Delaware corporation (the “TRS”) which was formed on October 16, 2020 and is a wholly owned subsidiary of our Operating Partnership.

Our Property Manager, a Delaware limited liability company, was formed on October 7, 2020 to manage our properties. Our Property Manager will derive substantially all of its income from the property management services it performs for us. Our Property Manager may enter into sub-property management agreements with third party management companies and pay part of its management fee to such sub-property manager. See Note 9 – Related Party Transactions – Property Management Agreement.

Our dealer manager is Pacific Oak Capital Markets, LLC, a Delaware limited liability company (our “Dealer Manager”). On February 26, 2021, we entered into a dealer manager agreement with our Dealer Manager (the “Private Offering Dealer Manager Agreement”), pursuant to which our Dealer Manager was responsible for marketing our shares being offered pursuant to the Private Offering. In connection with our Public Offering, we entered into a dealer manager agreement with our Dealer Manager, pursuant to which our Dealer Manager is responsible for marketing our shares being offered pursuant to our Primary Offering (as amended, the "Dealer Manager Agreement"). An affiliate of our Dealer Manager increased its ownership interest from 10% to a 17.5% non-voting economic interest in our Advisor.

As we accept subscriptions for shares of our common stock, we transfer all of the net offering proceeds to our Operating Partnership as capital contributions in exchange for additional units of interest in our Operating Partnership.

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However, we will be deemed to have made capital contributions in the amount of gross proceeds received from investors, and our Operating Partnership will be deemed to have simultaneously paid the sales commissions and other costs associated with the offerings. In addition, our Operating Partnership is structured to make distributions with respect to limited partnership units that are equivalent to the distributions made to holders of common stock. Finally, a limited partner in our Operating Partnership may later exchange his or her limited partnership units in our Operating Partnership for shares of our common stock at any time after one year following the date of issuance of their limited partnership units, subject to certain restrictions outlined in the limited partnership agreement of our Operating Partnership, which was amended and restated in connection with the Public Offering (the “Operating Partnership Agreement”). SSA and SmartStop OP are prohibited from exchanging or otherwise transferring units representing $202,000 of the limited partnership units acquired in their initial investments in our Operating Partnership so long as our Advisor is acting as our Advisor pursuant to our Advisory Agreement.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC.

Principles of Consolidation

Our financial statements, and the financial statements of our Operating Partnership, including its wholly-owned subsidiaries, are consolidated in the accompanying consolidated financial statements. The portion of these entities not wholly-owned by us is presented as noncontrolling interests. All intercompany accounts and transactions have been eliminated in consolidation. Please see consolidation considerations section below.

Consolidation Considerations

Current accounting guidance provides a framework for identifying a variable interest entity (“VIE”) and determining when a company should include the assets, liabilities, noncontrolling interests, and results of activities of a VIE in its consolidated financial statements. In general, a VIE is an entity or other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. Generally, a VIE should be consolidated if a party with an ownership, contractual, or other financial interest in the VIE (a variable interest holder) has the power to direct the VIE’s most significant activities and the obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and noncontrolling interest at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest.

Our Operating Partnership is deemed to be a VIE and is consolidated by the Company as the primary beneficiary. Our sole significant asset is our investment in our Operating Partnership; as a result, substantially all of our assets and liabilities represent those assets and liabilities of our Operating Partnership and its wholly-owned subsidiaries.

As of December 31, 2024, we had not entered into any other contracts/interests that would be deemed to be variable interests in VIEs other than our joint ventures with SmartCentres, which are accounted for under the equity method of accounting. Please see Note 4 - Investments in Unconsolidated Real Estate Ventures. Other than the entities noted above, we do not currently have any material relationships with unconsolidated entities or financial partnerships.

Equity Investments

Under the equity method, our investments are stated at cost and adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings will generally be recognized based on our ownership interest in the earnings of each of the unconsolidated investments.

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Noncontrolling Interest in Consolidated Entities

We account for the noncontrolling interest in our Operating Partnership in accordance with the related accounting guidance. Due to our control through our general partnership interest in our Operating Partnership and the limited rights of the limited partner, our Operating Partnership, including its wholly-owned subsidiary, was consolidated with the Company, and the limited partner interest is reflected as a noncontrolling interest in the accompanying consolidated balance sheets. The noncontrolling interest shall be attributed its share of income and losses, even if that attribution results in a deficit noncontrolling interest balance.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. Management will adjust such estimates when facts and circumstances dictate. Actual results could materially differ from those estimates. The most significant estimates made include the allocation of property purchase price to tangible and intangible assets acquired and liabilities assumed at relative fair value, the evaluation of potential impairment of long-lived assets, and the estimated useful lives of real estate assets and intangibles.

Cash and Cash Equivalents

We consider all short-term, highly liquid investments that are readily convertible to cash with a maturity of three months or less at the time of purchase to be cash equivalents.

We may maintain cash and cash equivalents in financial institutions in excess of insured limits. In an effort to mitigate this risk, we only invest in or through major financial institutions.

Restricted Cash

Restricted cash consists primarily of impound reserve accounts for interest and property taxes in connection with the requirements of certain of our loan agreements.

Real Estate Purchase Price Allocation

We account for asset acquisitions in accordance with GAAP which requires that we allocate the purchase price of a property to the tangible and intangible assets acquired and the liabilities assumed based on their relative fair values. This guidance requires us to make significant estimates and assumptions, including fair value estimates, which requires the use of significant unobservable inputs, as of the acquisition date.

The value of the tangible assets, consisting of land and buildings, is determined as if vacant. Substantially all of the leases in place at acquired properties are at market rates, as the majority of the leases are month-to-month contracts. We also consider whether in-place, market leases represent an intangible asset. We recorded approximately $0 and $4.5 million in intangible assets to recognize the value of in-place leases related to our acquisitions during the years ended December 31, 2024 and 2023, respectively. We do not expect, nor to date have we recorded, intangible assets for the value of customer relationships because we expect we will not have concentrations of significant customers and the average customer turnover will be fairly frequent.

Allocation of purchase price to acquisitions of facilities are allocated to the individual facilities based upon an income approach or a discounted cash flow analysis using appropriate risk adjusted capitalization rates which take into account the relative size, age, and location of the individual facility along with current and projected occupancy and rental rate levels or appraised values, if available.

Acquisitions that do not meet the definition of a business, as defined under current GAAP, are accounted for as asset acquisitions. During the year ended December 31, 2024 there were no property acquisitions. During the year ended December 31, 2023 our acquisitions did not meet the definition of a business because substantially all of the fair value was concentrated in a single identifiable asset or group of similar identifiable assets (i.e. land, buildings, and related intangible assets) or because the acquisition did not include a substantive process in the form of an acquired workforce or an acquired contract that cannot be replaced without significant cost, effort or delay. As a result, once an acquisition is deemed probable, transaction costs are capitalized rather than expensed. During the years ended December 31, 2024 and 2023, our acquisitions

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did not meet the definition of a business, and we capitalized approximately $0 and $9.2 million, respectively, of acquisition-related transaction costs.

During the years ended December 31, 2024, 2023 and 2022, we expensed approximately $0.8 million, $1.6 million and $1.4 million, respectively, of acquisition-related transaction costs that did not meet our capitalization policy.

Evaluation of Possible Impairment of Long-Lived Assets

Management monitors events and changes in circumstances that could indicate that the carrying amounts of our long-lived assets, including those held through joint ventures, may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of the assets may not be recoverable, we will assess the recoverability of the assets by determining whether the carrying value of the long-lived assets will be recovered through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we will adjust the value of the long-lived assets to the fair value and recognize an impairment loss. For the years ended December 31, 2024, 2023 and 2022, no impairment losses were recognized.

Advertising Costs

Advertising costs are included in property operating expenses and general and administrative expenses, depending on the nature of the expense, in the accompanying consolidated statements of operations. These costs are expensed in the period in which the cost is incurred. The Company incurred advertising costs of approximately $2.3 million, $2.3 million and $0.7 million for the years ended December 31, 2024, 2023 and 2022 respectively.

Revenue Recognition

Management believes that all of our leases are operating leases. Rental income is recognized in accordance with the terms of the leases, which generally are month-to-month. Revenues from any long-term operating leases will be recognized on a straight-line basis over the term of the lease. The excess of rents received over amounts contractually due pursuant to the underlying leases will be included in accounts payable and accrued liabilities in our consolidated balance sheet and contractually due but unpaid rent will be included in other assets. Additionally, we earn ancillary revenue by selling various moving and packing supplies such as locks and boxes. We recognize such revenue in the Ancillary operating revenue line within our consolidated statements of operations as the services are performed and as the goods are delivered.

Sponsor Funding Agreement

On November 1, 2023, the Company entered into a sponsor funding agreement (the “Sponsor Funding Agreement”) by and among the Company, our Operating Partnership and our Sponsor pursuant to which the Sponsor has agreed to fund the payment of (i) the upfront 3% sales commission for the sale of Class Y shares, (ii) the upfront 3% dealer manager fee for the Class Y shares, and (iii) the estimated 1% organization and offering expenses for the sale of Class Y shares and Class Z shares. In addition, the Sponsor reimbursed the Company in cash to cover the dilution from the one-time stock dividend described below. The Sponsor Funding Agreement will terminate immediately upon the date that the Company ceases to offer Class Y shares and Class Z shares in the Public Offering.

In consideration for the Sponsor providing the funding for the front-end sales load described above and the cash to cover the dilution from the stock dividend, the Operating Partnership will issue a number of Series C Units to the Sponsor equal to the dollar amount of such funding divided by the then-current offering price (initially $9.30 per share and currently at $10.00 per share) for the Class Y shares and Class Z shares sold in the Public Offering. Pursuant to the Sponsor Funding Agreement, the Sponsor shall reimburse the Company monthly within 30 days after the end of each calendar month for the applicable front-end sales load it agreed to fund, and the Operating Partnership shall issue the Series C Units on a monthly basis, effective as of the respective funding date. The Series C Units convert into Class A Units of our Operating Partnership if the estimated net asset value equal to at least $10.00 per share. Such conversion is limited such that the dilution caused by the conversion may not reduce the diluted estimated net asset value below $10.00 per share. On August 7, 2024, we declared an Estimated Per Share NAV of $10.00 calculated as of March 31, 2024. No Series C Units were converted to Class A Units as a result of this Estimated Per Share NAV being declared.

The amount by which the funding received exceeds the fair value of the Series C Units is accounted for as a consideration received from a vendor and is therefore recorded as a reduction to the price of the services provided. Each payment is initially included in the Accounts payable and accrued liabilities in the accompanying consolidated balance sheets

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and subsequently recorded as a reduction of Property operating expenses - affiliates ratably over the remaining estimated life of our management contracts with SmartStop. Below is a summary of the portion of sponsor funding received which exceeds the fair value of the Series C Units issued:

Balance at December 31, 2022	$—
Total consideration received	3,410,222
Reduction of Property operating expense - affiliates	(37,536)
Balance at December 31, 2023	$3,372,686
Total consideration received	1,215,984
Reduction of Property operating expense - affiliates	(811,566)
Balance at December 31, 2024	$3,777,104

Allowance for Doubtful Accounts

Tenant accounts receivable is reported net of an allowance for doubtful accounts. Management records a general reserve estimate based upon a review of the current status of tenant accounts receivable. It is reasonably possible that management’s estimate of the allowance will change in the future. As of December 31, 2024 and 2023, approximately $55,000 and $25,000, respectively, were recorded to allowance for doubtful accounts, and are included within other assets in the accompanying consolidated balance sheets.

Real Estate Facilities

Real estate facilities are recorded based on relative fair value as of the date of acquisition. We capitalize costs incurred to develop, construct, renovate and improve properties, including interest and property taxes incurred during the construction period. The construction period begins when expenditures for the real estate assets have been made and activities that are necessary to prepare the asset for its intended use are in progress. The construction period ends when the asset is substantially complete and ready for its intended use.

Depreciation of Real Property Assets

Our management is required to make subjective assessments as to the useful lives of our depreciable assets. We consider the period of future benefit of the asset to determine the appropriate useful lives.

Depreciation of our real property assets is charged to expense on a straight-line basis over the estimated useful lives as follows:

Description	Standard Depreciable Life
Land	Not Depreciated
Buildings	35 years
Site Improvements	7-10 years

Depreciation of Personal Property Assets

Personal property assets consist primarily of furniture, fixtures and equipment and are depreciated on a straight-line basis over the estimated useful lives generally ranging from 3 to 5 years, and are included in other assets on our consolidated balance sheets.

Foreign Currency Translation

For non-U.S. functional currency operations, assets and liabilities are translated to U.S. dollars at current exchange rates as of the reporting date. Revenues and expenses are translated at the average rate for the period. All adjustments related to amounts classified as long term net investments are recorded in accumulated other comprehensive income (loss) as a separate component of equity. Transactions denominated in a currency other than the functional currency of the related

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operations are recorded at rates of exchange in effect at the date of the translation. Changes in investments not classified as long term are recorded in foreign currency adjustment in the accompanying Statements of Operations.

Intangible Assets

We have allocated a portion of our real estate purchase price to in-place leases. We are amortizing in-place leases on a straight-line basis over 18 months, the estimated average rental period for the leases. As of December 31, 2024 and 2023, the gross amounts allocated to in-place lease intangibles were approximately $9.5 million and $10.0 million, respectively, and accumulated amortization of in-place lease intangibles totaled approximately $9.5 million and $6.9 million, respectively.

Debt Issuance Costs

The net carrying value of costs incurred in connection with obtaining non revolving debt are presented on the consolidated balance sheets as a reduction of the related debt. Debt issuance costs are amortized on a straight-line basis over the term of the related loan, which is not materially different than the effective interest method. As of December 31, 2024 and 2023, accumulated amortization of debt issuance costs related to non revolving debt totaled approximately $1.1 million and $0.8 million, respectively. For the years ended December 31, 2024, 2023 and 2022, we recorded amortization expense of approximately $1.3 million, $1.5 million and $1.1 million, respectively, in debt issuance cost.

Organizational and Offering Costs

Our Advisor may fund organization and offering costs on our behalf. We are required to reimburse our Advisor for such organization and offering costs; provided, however, our Advisor funded, and was not reimbursed for, 1.0% of the gross offering proceeds from the sale of Class W shares towards payment of organization and offering expenses, which we recognized as a capital contribution from our Advisor. Our Advisor must reimburse us within 60 days after the end of the month in which the initial public offering terminates to the extent we paid or reimbursed organization and offering costs (excluding sales commissions, dealer manager fees, stockholder servicing fees and dealer manager servicing fees) in excess of 15% of the gross offering proceeds from the Primary Offering. If at any point in time we determine that the total organization and offering costs are expected to exceed 15% of the gross proceeds anticipated to be received from the Primary Offering, we will recognize such excess as a capital contribution from our Advisor. Offering costs are recorded as an offset to additional paid-in capital, and organization costs are recorded as an expense.

In connection with our Private Offering, our Dealer Manager received a sales commission of up to 6.0% of gross proceeds from sales in the Private Offering and a dealer manager fee equal to up to 3.0% of gross proceeds from sales in the Private Offering under the terms of the Private Offering Dealer Manager Agreement.

In connection with our Primary Offering, our Dealer Manager will receive a sales commission of up to 6.0% of gross proceeds from sales of Class A shares and up to 3.0% of gross proceeds from the sales of Class T shares and Class Y shares in the Primary Offering and a dealer manager fee up to 3.0% of gross proceeds from sales of Class A shares, Class T shares and Class Y shares in the Primary Offering under the terms of the Dealer Manager Agreement. Our Dealer Manager does not receive an upfront sales commission or dealer manager fee from the sales of Class W shares or Class Z shares in the Primary Offering; however, we and/or our Sponsor will pay to our Dealer Manager dealer manager support in the amount of 1.5% of the gross offering proceeds of the Class W shares and Class Z shares sold in the Primary Offering for payment of wholesaler commissions and other wholesaler expenses associated with the sales of the Class W shares and Class Z shares. In addition, our Dealer Manager receives an ongoing stockholder servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 1% of the purchase price per share of the Class T shares and Class Y shares sold in the Primary Offering. Our Dealer Manager also receives an ongoing dealer manager servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 0.5% of the purchase price per share of the Class W shares and Class Z shares sold in the Primary Offering. We will cease paying the stockholder servicing fee with respect to the Class T shares and Class Y shares sold in the Primary Offering at the earlier of (i) the date we list our shares on a national securities exchange, merge or consolidate with or into another entity, or sell or dispose of all or substantially all of our assets, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Class A shares, Class T shares, Class Y shares, Class W shares and Class Z shares in our Primary Offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan), which calculation shall be made by us with the assistance of our Dealer Manager commencing after the termination of our Primary Offering; (iii) with respect to a particular Class T share and Class Y share, the third anniversary of the issuance of such share; and (iv) the date that such Class T share or Class Y share is redeemed or is no longer outstanding. We will cease paying the dealer manager servicing fee with respect to the Class W share and Class Z share sold in the Primary Offering at the earlier of (i) the date we list our shares on a national securities exchange, merge or consolidate with or into another entity, or sell or dispose of all or substantially all of our assets, (ii) the

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Class A shares, Class T shares, Class Y shares, Class W shares and Class Z shares in our Primary Offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan),which calculation shall be made by us with the assistance of our Dealer Manager commencing after the termination of our Primary Offering; (iii) the end of the month in which the aggregate underwriting compensation paid in our Primary Offering with respect to Class W shares and Class Z shares, comprised of the dealer manager servicing fees and dealer manager support, equals 9.0% of the gross proceeds from the sale of Class W shares and Class Z shares in our Primary Offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan), which calculation shall be made by us with the assistance of our Dealer Manager commencing after the termination of our Primary Offering, and (iv) the date that such Class W share or Class Z share is redeemed or is no longer outstanding.

Our Dealer Manager enters into participating dealer agreements with certain other broker-dealers which authorize them to sell our shares. Upon sale of our shares by such broker-dealers, our Dealer Manager will re-allow all of the sales commissions and, subject to certain limitations, the stockholder servicing fees paid in connection with sales made by these broker-dealers. Our Dealer Manager may also re-allow to these broker-dealers a portion of their dealer manager fee as marketing fees, reimbursement of certain costs and expenses of attending training and education meetings sponsored by our Dealer Manager, payment of attendance fees required for employees of our Dealer Manager or other affiliates to attend retail seminars and public seminars sponsored by these broker-dealers, or to defray other distribution-related expenses. Our Dealer Manager will also receive reimbursement of bona fide due diligence expenses; however, to the extent these due diligence expenses cannot be justified, any excess over actual due diligence expenses would have been considered underwriting compensation subject to a 10% FINRA limitation and, when aggregated with all other non-accountable expenses in connection with our Public Offering, may not exceed 3% of gross offering proceeds from sales in the Public Offering. We record a liability within Accounts Payable and Accrued Liabilities for the future estimated stockholder and dealer manager servicing fees and a reduction to additional paid-in capital at the time of sale of the Class T, Class Y, Class W and Class Z shares as an offering cost.

Redeemable Common Stock

We adopted a share redemption program that will enable stockholders to sell their shares to us in limited circumstances.

We record amounts that are redeemable under the share redemption program as redeemable common stock in the accompanying consolidated balance sheets since the shares are redeemable at the option of the holder and therefore their redemption is outside our control. The maximum amount redeemable under our share redemption program will be limited to the number of shares we could repurchase with the amount of the net proceeds from the sale of shares under the distribution reinvestment plan. However, accounting guidance states that determinable amounts that can become redeemable but that are contingent on an event that is likely to occur (e.g., the passage of time) should be presented as redeemable when such amount is known. Therefore, the net proceeds from the distribution reinvestment plan are considered to be temporary equity and are presented as redeemable common stock in our consolidated balance sheets.

In addition, current accounting guidance requires, among other things, that financial instruments that represent a mandatory obligation of us to repurchase shares be classified as liabilities and reported at settlement value.

For the year ended December 31, 2024, we received redemption requests totaling approximately $2.2 million. Approximately $1.8 million was fulfilled in during the year ended December 31, 2024 and the remaining approximately $0.4 million was fulfilled in January 2025. For the year ended December 31, 2023, we received redemption requests totaling approximately $0.5 million. Approximately $0.4 million was fulfilled in during the year ended December 31, 2023 and the remaining approximately $0.1 million was included in accounts payable and accrued liabilities as of December 31, 2023, and fulfilled in January 2024. For the year ended December 31, 2022 we did not receive any redemption requests.

Preferred Equity in our Operating Partnership

We classified our Series A Cumulative Redeemable Preferred Units (as defined in Note 7 – Preferred Equity) on our consolidated balance sheets using the guidance in ASC 480-10-S99. The Series A Cumulative Redeemable Preferred Units were redeemable by our Operating Partnership, in whole or in part, at the option of our Operating Partnership on or after the second anniversary of its issuance. Additionally, the holder could elect to redeem if any of the following events outside our control occur: (i) change of control; (ii) a breach of protective provisions; (iii) upon the occurrence of monetary and other material defaults under secured property debt; and (iv) if we do not maintain our REIT status. As the shares were

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

contingently redeemable, and under certain circumstances not solely within our control, we had classified our Series A Cumulative Redeemable Preferred Stock as temporary equity.

On May 2, 2023, the Preferred Investor waived the two year lock out clause on redemptions and the Operating Partnership redeemed all $15 million in Preferred Units and unpaid preferred distributions.

Preferred Equity

We classify our Series B Convertible Preferred Stock (as defined in Note 7 – Preferred Equity) on our consolidated balance sheets using the guidance in ASC 480-10-S99. The Series B Convertible Preferred Stock can be redeemed at our option on or after the third anniversary of its issuance. Additionally, the holder can elect to redeem if any of the following events outside our control occur: (i) change of control; (ii) a breach of protective provisions; (iii) upon the occurrence of monetary and other material defaults under secured property debt; and (iv) if we do not maintain our REIT status. As the shares are contingently redeemable, and under certain circumstances not solely within our control, we have classified our Series B Convertible Preferred Stock as temporary equity.

We have analyzed whether the conversion features in our Series B Convertible Preferred Stock should be bifurcated under the guidance in ASC 815-10 and have determined that bifurcation is not necessary.

Fair Value Measurements

The accounting standard for fair value measurements and disclosures defines fair value, establishes a framework for measuring fair value, and provides for expanded disclosure about fair value measurements. Fair value is defined by the accounting standard for fair value measurements and disclosures as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It also establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels. The following summarizes the three levels of inputs and hierarchy of fair value we will use when measuring fair value:

•
Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access;
•
Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as interest rates and yield curves that are observable at commonly quoted intervals; and
•
Level 3 inputs are unobservable inputs for the assets or liabilities that are typically based on an entity’s own assumptions as there is little, if any, related market activity.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the fair value measurement will fall within the lowest level that is significant to the fair value measurement in its entirety.

The accounting guidance for fair value measurements and disclosures provides a framework for measuring fair value and establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. In determining fair value, we will utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty credit risk in our assessment of fair value. Considerable judgment will be necessary to interpret Level 2 and 3 inputs in determining fair value of our financial and non- financial assets and liabilities. Accordingly, there can be no assurance that the fair values we will present will be indicative of amounts that may ultimately be realized upon sale or other disposition of these assets.

Financial and non-financial assets and liabilities measured at fair value on a non-recurring basis in our consolidated financial statements consist of real estate and related liabilities assumed related to our acquisition. The fair value of these assets and liabilities were determined as of the acquisition date using widely accepted valuation techniques, including (i) discounted cash flow analysis, which considers, among other things, leasing assumptions, growth rates, discount rates and terminal capitalization rates, (ii) income capitalization approach, which considers prevailing market capitalization rates, and (iii) comparable sales activity. In general, we consider multiple valuation techniques when measuring fair values. However, in certain circumstances, a single valuation technique may be appropriate. All of the fair values of the assets and liabilities as of the acquisition dates or assumed at the consolidation of the Operating Partnership were derived using Level 3 inputs.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

The Series C Units (categorized within Level 3 of the fair value hierarchy) issued in connection with the Sponsor Funding Agreement are measured at fair value when issued. The fair value of these units were determined using a valuation model which considered the following key assumptions: our projected distribution rate, implied share price volatility, risk free interest rate, estimated net asset value and the estimated effective life of the Series C Units.

The carrying amounts of cash and cash equivalents, restricted cash, other assets, variable-rate debt, accounts payable and accrued liabilities, distributions payable and amounts due to affiliates approximate fair value.

The table below summarizes our fixed rate notes payable at December 31, 2023, we had no fixed rate notes payable outstanding at December 31, 2024. The estimated fair value of financial instruments are subjective in nature and are dependent on a number of important assumptions, including discount rates and relevant comparable market information associated with each financial instrument. The fair value of our fixed and variable rate notes payable was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. These assumptions are considered level 2 inputs within the fair value hierarchy. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. As of December 31, 2024 and 2023, we believe the fair value of our variable rate debt are reasonably estimated at their notional amounts as there have been minimal changes to the fixed spread portion of interest rates for similar loans observed in the market, and as the variable portion of our interest rates fluctuate with the associated market indices.

	December 31, 2024		December 31, 2023
	Fair Value	Carrying Value	Fair Value	Carrying Value
Fixed Rate Secured Debt	$—	$—	$4,600,000	$4,764,241

As of December 31, 2024 and 2023, we held interest rate cash flow hedges and foreign currency net investment hedges to hedge our interest rate and foreign currency exposure (See Notes 5 – Debt and 6 – Derivative Instruments). The valuation of these instruments were determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the derivatives. The analyses reflect the contractual terms of the derivatives, including the period to maturity, and used observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities as applicable. The fair value of the interest rate swaps and cap agreements were determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash payments. Our fair values of our net investment hedges are based primarily on the change in the spot rate at the end of the period as compared with the strike price at inception.

To comply with GAAP, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of derivative contracts for the effect of non-performance risk, we consider the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

Although we had determined that the majority of the inputs used to value our hedges were within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our hedges utilized Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by us and our counterparties. However, through December 31, 2024, we had assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our hedge positions and determined that the credit valuation adjustment was not significant to the overall valuation of our hedge. As a result, we determined that our hedge valuation in its entirety was classified in Level 2 of the fair value hierarchy.

The table below presents the Company's assets and liabilities measured at fair value on a recurring basis as of December 31, 2024, aggregated by the level in the fair value hierarchy within which those measurements fall:

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

	Fair Value Measurements at Reporting Date Using
Description	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Other assets - interest rate hedges	$—	$3,219,413	$—
Accounts payable and accrued liabilities - interest rate hedges	$—	$2,448,275	$—
Other assets - foreign currency hedge	$—	$4,409,134	$—

Derivative Instruments and Hedging Activities

We record all derivatives on our balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. We may enter into derivative contracts that are intended to economically hedge certain of our risks, even though hedge accounting does not apply or we elect not to apply hedge accounting.

For derivatives designated as hedges, the effective portion of changes in the fair value of the derivatives are reported in accumulated other comprehensive income (loss). The ineffective portion of the change in fair value of the derivatives is recognized directly in Derivative fair value adjustment, within our consolidated statements of operations. Amounts are reclassified out of other comprehensive (loss) income into earnings (loss) when the hedged net investment is either sold or substantially liquidated.

Interest rate derivatives not designated as hedges for GAAP are not speculative and are used to manage our exposure to interest rate movements and other identified risks but we have elected not to apply hedge accounting. Changes in the fair value of interest rate derivatives not designated in hedging relationships are recorded in derivative fair value adjustment, net of cash settlements, within our consolidated statements of operations.

Reclassification

As of December 31, 2023, we reclassified approximately $0.5 million from Other Assets to Investments in unconsolidated real estate ventures to conform to the current period presentation.

Income Taxes

We made an election to be taxed as a Real Estate Investment Trust (“REIT”), under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ended December 31, 2021. To qualify as a REIT, we must continue to meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the REIT’s ordinary taxable income to stockholders (which is computed without regard to the dividends paid deduction or net capital gains and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner that we will remain qualified as a REIT for federal income tax purposes.

Even if we continue to qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

We filed an election to treat our TRS as a taxable REIT subsidiary. In general, the TRS performs additional services for our customers and generally engages in any real estate or non-real estate related business. The TRS is subject to corporate federal and state income tax. We account for deferred income taxes using the asset and liability method and recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in our financial statements or tax returns. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Any increase or decrease in the deferred tax liability that results from a change in circumstances, and that causes a change in our judgment about expected future tax consequences of events, is included in the tax provision when such changes occur. Deferred income taxes also reflect the impact of operating loss and tax credit carryforwards. A valuation allowance is provided if we believe it is more likely than not that all or some portion of the deferred tax asset will not be realized. Any increase or decrease in the valuation allowance that results from a change in circumstances, and that causes a change in our judgment about the realizability of the related deferred tax asset, is included in the tax provision when such changes occur.

As of December 31, 2024, and 2023, the Company had no recorded income tax expense / (benefit). The Company recorded a full valuation allowance against its deferred tax assets of approximately $6.7 million and $2.9 million for the year-ended December 31, 2024 and 2023, respectively.

The domestic and international components of loss before income taxes are presented for the years ended December 31, 2024, 2023, and 2022:

	For the year ended December 31,
	2024	2023	2022
Domestic	$(21,330,680)	$(19,348,319)	$(14,230,536)
Foreign	(14,247,387)	(13,589,746)	(149,547)
Loss before income taxes	$(35,578,067)	$(32,938,065)	$(14,380,083)

Income tax expense (benefit) is reconciled to the hypothetical amounts computed at the U.S. federal statutory income tax rate for the years ended December 31, 2024, 2023, and 2022:

	December 31, 2024	Rate
Expected tax at statutory rate	(7,471,394)	21.0%
Non-taxable REIT (income) loss	4,452,671	-12.5%
Change in valuation allowance	3,857,555	-10.8%
Other	(838,832)	2.4%
Total provision	—	0.0%

	December 31, 2023	Rate
Expected tax at statutory rate	(6,916,994)	21.0%
Non-taxable REIT (income) loss	4,057,517	-12.3%
Change in valuation allowance	2,853,603	-8.7%
Other	5,874	0.0%
Total provision	—	0.0%

	December 31, 2022	Rate
Expected tax at statutory rate	(3,019,817)	21.0%
Non-taxable REIT (income) loss	3,052,613	-21.2%
Other	(32,796)	0.2%
Total provision	—	0.0%

The major sources of temporary differences that give rise to the deferred tax effects are shown below:

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

	December 31, 2024	December 31, 2023
Deferred tax asset:
Canadian real estate and non-capital losses	$9,533,254	$2,853,603
Total deferred tax asset	9,533,254	2,853,603
Deferred tax liabilities:
Canadian real estate	(2,822,096)	—
Total deferred tax liabilities	(2,822,096)	—

Valuation allowance	(6,711,158)	(2,853,603)

Net deferred tax liabilities	$—	$—

Uncertain tax positions may arise where tax laws may allow for alternative interpretations or where the timing of recognition of income is subject to judgment. Under ASC Topic 740, tax positions are evaluated for recognition using a more–likely–than–not threshold, and those tax positions requiring recognition are measured at the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. Interest and penalties relating to uncertain tax positions will be recognized in income tax expense when incurred. As of December 31, 2024 and 2023, the Company had no uncertain tax positions. As of December 31, 2024 and 2023, the Company had no interest or penalties related to uncertain tax positions. Income taxes payable are classified within accounts payable and accrued liabilities in the consolidated balance sheets. The tax year 2021, 2022 and 2023 remains open to examination by the major taxing jurisdictions to which we are subject.

As of December 31, 2024, the gross foreign net operating losses are approximately $7.1 million. The foreign non-capital losses expire between 2042 and 2043.

Concentration

No single self storage customer represents a significant concentration of our revenues. For 2024, approximately 49%, 15%, and 12% of our rental income was concentrated in the Greater Toronto Area of Canada, Arizona and Florida, respectively. Our properties within the aforementioned geographic areas are dispersed therein, operating in multiple different regions and sub-markets.

Segment Reporting

Our business is composed of one reportable segment: self storage operations. For more information, Please see Note 8 - Segment Disclosures.

Per Share Data

Basic earnings per share attributable to our common stockholders for all periods presented are computed by dividing net income (loss) attributable to our common stockholders by the weighted average number of common shares outstanding during the period, excluding unvested restricted stock. Diluted earnings per share is computed by including the dilutive effect of the conversion of all potential common stock equivalents (which includes unvested restricted stock awards and Series B Convertible Preferred Stock) utilizing the treasury stock or if-converted method, as applicable. The dilutive effect of unvested restricted stock and Series B Convertible Preferred Stock was not included in the dilutive weighted average shares as such shares were antidilutive.

The following table presents the unconverted Series B Convertible Preferred Stock and unvested restricted stock awards, that were excluded from the computation of diluted earnings per share above as their effect would have been antidilutive for the respective periods, and was calculated using the treasury stock or if-converted method, as applicable:

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

	For the year ended December 31,
	2024	2023	2022
	Equivalent Shares (if converted)	Equivalent Shares (if converted)	Equivalent Shares (if converted)
Series B Convertible Preferred Stock	13,636,364	13,636,364	—
Unvested restricted stock awards	8,832	9,375	7,500
	13,645,196	13,645,739	7,500

On November 1, 2023, the Company’s board of directors declared to holders of record of Class A shares, Class T shares and Class W shares, respectively, as of November 15, 2023 a one-time stock dividend. All per share amounts presented herein have been retroactively adjusted to reflect the impact of the one-time stock dividend.

Recently Adopted Accounting Guidance

In November 2023, the FASB issued ASU 2023-07, "Segment Reporting (Topic 280)." The guidance in ASU 2023-07 was issued to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. ASU 2023-07 was adopted during the year ended December 31, 2024. Other than the required incremental disclosures, adoption did not have a material impact on our consolidated financial statements or related disclosures.

Recently Issued Accounting Guidance

In December 2023, the FASB issued ASU 2023-09, "Income Taxes (Topic 740)." The guidance in ASU 2023-09 was issued to provide investors with information to better assess how an entity’s operations and related tax risks, tax planning and operational opportunities affect its tax rate and prospects for future cash flows. The amendment becomes effective for fiscal years beginning after December 15, 2024. The Company is currently evaluating the impact upon adoption of the new standard on its consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03, “Disaggregation of Income Statement Expenses (Topic 220).” The guidance in ASU 2024-03 was issued to provide investors with more disaggregated information about an entity’s expenses. In January 2025, the FASB issued ASU 2025-01 for the sole purpose of clarifying the effective date of ASU 2024-03. The amendment becomes effective for annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. We are currently evaluating the impact upon adoption of the new standard on our consolidated financial statements and related disclosures.

Note 3. Real Estate Facilities

The following summarizes the activity in real estate facilities during the years ended December 31, 2024 and 2023:

Real estate facilities
Balance at December 31, 2022	$260,839,091
Facility acquisitions	248,841,711
Improvements and additions	2,395,408
Impact of foreign exchange rate changes	1,930,675
Balance at December 31, 2023	514,006,885
Improvements and additions	7,898,421
Impact of foreign exchange rate changes	(23,613,326)
Balance at December 31, 2024	$498,291,980
Accumulated depreciation
Balance at December 31, 2022	$(5,093,282)
Depreciation expense	(10,493,167)
Impact of foreign exchange rate changes	(73,888)
Balance at December 31, 2023	(15,660,337)
Depreciation expense	(12,680,596)
Impact of foreign exchange rate changes	695,763
Balance at December 31, 2024	$(27,645,170)

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

There were no acquisitions during the year ended December 31, 2024.

The following table summarizes the purchase price allocations for our acquisitions during the year ended December 31, 2023:

Property	Acquisition Date	Real Estate Assets	Intangibles	Total(1)(2)	2023 Revenue(3)	2023 Property Operating Income (loss)(3)(4)
Edmonton – AB	01/31/23	$11,198,071	$140,100	$11,338,171	$467,252	$152,844
North York – ONT	01/31/23	$39,306,884	$543,186	$39,850,070	$1,201,156	$435,823
Bradenton land - FL (5)	02/16/23	$1,390,987	$—	$1,390,987	$—	$—
Etobicoke land - ONT (6)	03/27/23	$1,749,931	$—	$1,749,931	$—	$—
Vancouver – BC	05/04/23	$32,913,632	$224,040	$33,137,672	$321,012	$(2,147)
Mississauga – ONT	06/19/23	$31,146,956	$1,016,426	$32,163,382	$949,796	$608,753
Mississauga II – ONT	06/19/23	$35,700,426	$227,843	$35,928,269	$313,550	$(51,993)
Burlington II – ONT	06/19/23	$18,900,250	$314,063	$19,214,313	$331,164	$123,004
Toronto – ONT	06/19/23	$38,989,580	$987,462	$39,977,042	$939,812	$554,272
Hamilton – ONT	06/19/23	$9,268,382	$305,678	$9,574,060	$350,312	$158,907
Woodbridge – ONT	06/19/23	$28,276,612	$749,364	$29,025,976	$775,952	$461,873
		$248,841,711	$4,508,162	$253,349,873	$5,650,006	$2,441,336

(1)
The amount shown is in USD based upon the foreign exchange rate as of the date of acquisition.
(2)
The allocations noted above are based on a determination of the relative fair value of the total consideration provided and represent the amount paid for the transaction, including capitalized acquisition costs.
(3)
The operating results of the facilities acquired above have been included in our consolidated statements of operations since their respective acquisition date.
(4)
Property operating income (loss) excludes corporate general and administrative expenses, asset management fees, depreciation, amortization, and acquisition expenses.
(5)
The Bradenton land is an undeveloped parcel of land adjacent to our property in Bradenton, Florida. We intend to expand our current self storage facility on the Bradenton land.
(6)
The Etobicoke land is an undeveloped parcel of land in Etobicoke, Ontario Canada. We intend to develop the Etobicoke land into a self storage facility.

Note 4. Investments in Unconsolidated Real Estate Ventures

We have entered into various agreements with a subsidiary of SmartCentres, an unaffiliated third party, to acquire tracts of land, develop and operate self storage facilities.

We account for these investments using the equity method of accounting and they are stated at cost and adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings (loss) will generally be recognized based on our ownership interest in the earnings (loss) of each of the unconsolidated investments.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

The Company's investments in unconsolidated real estate ventures are summarized as follows:

					Carrying Value of Investment
	Location	Date Real Estate Venture Acquired Land	Date Real Estate Venture Became Operational	Equity Ownership %	December 31, 2024	December 31, 2023
Toronto (1)	Toronto, Ontario	April 2021	Under development	50%	$3,708,283	$4,446,804
Toronto II (1)	Toronto, Ontario	December 2021	Under development	50%	5,413,629	7,232,806
Dorval (1)	Dorval, Quebec	February 2023	Under development	50%	2,569,669	2,722,149
Hamilton (1)	Hamilton, Ontario	November 2023	October 2024	50%	2,459,972	3,124,954
Montreal	Montreal, Quebec	January 2024	Under development	50%	4,055,582	—
					$18,207,135	$17,526,713
(1)
As of December 31, 2024, these four JV Properties were encumbered by first mortgages pursuant to the SmartCentres Financing (defined below).

Completed Acquisition

On January 9, 2024, our Operating Partnership (through its subsidiaries) and SmartCentres (through its subsidiaries) acquired an undeveloped tract of land located in Montreal, Quebec (the “Montreal Land”) from an unaffiliated third party. The Montreal Land is owned by a limited partnership in which we (through our subsidiaries) and SmartCentres (through its subsidiaries) are each a 50% limited partner and each have an equal ranking general partner. At closing, our Operating Partnership (through its subsidiaries) subscribed for 50% of the units of the limited partnership at an agreed upon subscription price of approximately CAD $4.5 million, representing a contribution equivalent to 50% of the purchase price of the Montreal Land. We expect that the limited partnership will develop the Montreal Land into a self storage facility (the “Montreal Property”).

SmartCentres Financing

On August 30, 2024, we and SmartCentres, through the Toronto, Toronto II, Dorval and Hamilton joint venture partnerships (the "JV Properties”), entered into a master mortgage commitment agreement (the “MMCA”) with SmartCentres Storage Finance LP (the “SmartCentres Lender”) (collectively, the “SmartCentres Financing”). The SmartCentres Lender is an affiliate of SmartCentres. The initial maximum amount available under the loan is CAD $95.5 million and contains an accordion feature such that borrowings may be increased to CAD $120.0 million, subject to certain conditions set forth in the MMCA. The proceeds of the SmartCentres Financing will be used to finance the development and construction of self storage facilities on the JV Properties. On September 3, 2024, the JV Properties drew approximately CAD $46.3 million on the SmartCentres Financing and distributed approximately CAD $21.8 million to each partner. As of December 31, 2024, approximately CAD $62.4 million was outstanding on the SmartCentres Financing.

The SmartCentres Financing is secured by first mortgages on each of the JV Properties. Interest on the SmartCentres Financing is a variable annual rate equal to the aggregate of: (i) the Adjusted Daily Compounded Canadian Overnight Repo Rate Average ("CORRA"), plus: (ii) an adjusted Daily Compounded CORRA adjustment of approximately 0.30%, plus (iii) a margin based on the External Credit Rating, plus (iv) a margin under the Senior Credit Facility, each as defined and described further in the MMCA. As of December 31, 2024, the total interest rate was approximately 6.67%.

The SmartCentres Financing matures on May 11, 2026, and may be extended annually as set forth in the MMCA. Monthly interest payments are initially capitalized on the outstanding principal balance. Upon a JV Property generating sufficient Net Cash Flow (as defined in the MMCA), the SmartCentres Financing provides for the commencement of quarterly payments of interest. The borrowings advanced pursuant to the SmartCentres Financing may be prepaid without penalty, subject to certain conditions set forth in the MMCA.

The SmartCentres Financing contains customary affirmative and negative covenants, agreements, representations, warranties and borrowing conditions (including a loan to value ratio of no greater than 70% with respect to each JV Property) and events of default, all as set forth in the MMCA. We serve as a full recourse guarantor with respect to 50% of the SmartCentres Financing.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

Note 5. Debt

The Company’s secured debt is summarized as follows:

Debt	December 31, 2024	December 31, 2023	Interest Rate	Maturity Date
Huntington Credit Facility(1)	$107,574,000	$107,574,000	6.94%	11/30/2027
Skymar Loan(2)	—	4,764,241	N/A	N/A
National Bank of Canada - Burlington Loan	10,445,935	11,823,653	5.87%	9/20/2025	(3)
National Bank of Canada - Cambridge Loan	9,663,950	11,348,205	5.87%	12/20/2025	(4)
National Bank of Canada - North York Loan	16,754,775	18,857,500	6.02%	1/31/2025	(5)
Bank of Montreal Loan	15,044,513	16,311,738	6.12%	5/4/2025	(6)
First National Loan	6,125,639	6,641,612	8.60%	6/1/2025	(7)
National Bank of Canada - Ontario Loan	86,428,202	95,946,960	6.22%	6/15/2025	(8)
SmartStop Bridge Loan	23,000,000	15,000,000	8.49%	12/31/2025
Debt issuance costs, net	(980,658)	(1,783,488)
Total Debt	$274,056,356	$286,484,421

(1)
This variable rate loan encumbers 13 properties (Phoenix I, Las Vegas, Phoenix II, Surprise, Bradenton, Apopka, Vancouver WA, Portland, Newark, Levittown, Chandler, St. Johns and Oxford). We entered into interest rate swap agreement that fixes SOFR at 2.89% until the maturity of the loan.
(2)
On August 1, 2024, the Skymar Loan was repaid and terminated in accordance with the loan agreement without fees or penalties.
(3)
This variable rate loan encumbers our Burlington, ONT property and the amount shown above is in USD based on the foreign exchange rate in effect as of December 31, 2024 and 2023, respectively. We entered into an interest rate swap agreement that fixes CORRA at 4.02% until the maturity of the loan. On January 8, 2025, in connection with entering into the National Bank of Canada - Four Property Loan the National Bank of Canada - Burlington Loan was repaid and terminated in accordance with the loan agreement without fees or penalties. See Note 13 - Subsequent events.
(4)
This variable rate loan encumbers our Cambridge, ONT property and the amount shown above is in USD based on the foreign exchange rate in effect as of December 31, 2024 and 2023, respectively. We entered into an interest rate swap agreement that fixes CORRA at 3.83% until the maturity of the loan. On January 8, 2025, in connection with entering into the National Bank of Canada - Four Property Loan, the National Bank of Canada - Cambridge Loan was repaid in full and terminated in accordance with the loan agreement without fees or penalties. See Note 13 - Subsequent events.
(5)
This variable rate loan encumbers our North York, ONT property and the amount shown above is in USD based on the foreign exchange rate in effect as of December 31, 2024 and 2023, respectively. We entered into an interest rate swap agreement that fixes CORRA at 3.79% until the maturity of the loan. On January 8, 2025, in connection with entering into the National Bank of Canada - Four Property Loan, the National Bank of Canada - North York Loan was repaid in full and terminated in accordance with the loan agreement without fees or penalties. See Note 13 - Subsequent events.
(6)
This variable rate loan encumbers our Vancouver, BC property and the amount shown above is in USD based on the foreign exchange rate in effect as of December 31, 2024 and 2023, respectively. We entered into an interest rate swap agreement that fixes CORRA at 4.47% until the maturity of the loan. On March 7, 2025, in connection entering into the QualReal - Seven Property Loan, the Bank of Montreal Loan was repaid and terminated in accordance with the loan agreement without fees or penalties. See Note 13 - Subsequent events.
(7)
This variable rate loan encumbers our Edmonton, AB property and the amount shown above is in USD based on the foreign exchange rate in effect as of December 31, 2024 and 2023, respectively. On January 8, 2025, in connection with entering into the National Bank of Canada - Four Property Loan, the First National Loan was repaid in full and terminated in accordance with the loan agreement without fees or penalties. See Note 13 - Subsequent events.
(8)
This variable rate loan encumbers the six properties in our Ontario Portfolio and the amount shown above is in USD based on the foreign exchange rate in effect as of December 31, 2024 and 2023, respectively. We entered into an interest rate swap agreement that fixes CORRA at 4.73% until the maturity of the loan. On March 7, 2025, in connection entering into the QualReal - Seven Property Loan, the National Bank of Canada - Ontario Loan was repaid in full and terminated in accordance with the loan agreement without fees or penalties. See Note 13 - Subsequent events.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

The weighted average interest rate on our consolidated debt, excluding the impact of our interest rate hedging activities, as of December 31, 2024 was approximately 6.70%.

Huntington Credit Facility

On November 30, 2021, we, through three special purpose entities (collectively, the “Initial Borrower”) wholly owned by our operating partnership, entered into a credit agreement (the “Credit Agreement”) with Huntington National Bank (“Huntington”), as administrative agent and sole lead arranger.

Under the terms of the Credit Agreement, the Initial Borrower had an initial maximum borrowing capacity of $50 million (the “Huntington Credit Facility”). However, certain financial requirements with respect to both the Initial Borrower and the “Pool” of “Mortgaged Properties” (as each term is defined in the Credit Agreement) must be satisfied prior to making any drawdowns on the Huntington Credit Facility in accordance with the Credit Agreement. At close, we borrowed approximately $22.4 million on the Huntington Credit Facility, secured by a first mortgage deed of trust on the Surprise, Phoenix and Phoenix II Properties. In conjunction with the initial draw on the Huntington Credit Facility, a prior loan with Huntington was repaid and terminated in accordance with the related loan agreement without any fees or penalties. On December 30, 2021, in conjunction with the acquisitions of the Bradenton Property and Apopka Property, we borrowed an additional approximately $14.7 million pursuant to the Huntington Credit Facility and the Bradenton and Apopka Properties were added as security. On April 26, 2022, the Vancouver Property was added as security to the Huntington Credit Facility and we borrowed approximately $12.9 million.

On May 17, 2022, we entered into an amendment and joinder to amend the Huntington Credit Facility (the “Second Amendment”). Under the terms of the Second Amendment, we increased our borrowing capacity by $50 million for a total borrowing capacity of $100 million. In conjunction with the increase of the maximum borrowing capacity we drew approximately $14.5 million on the Huntington Credit Facility to acquire the Chandler Property and the property was added as security. On May 26, 2022, we borrowed approximately $30.6 million on the Huntington Credit Facility, secured by a first mortgage deed of trust on the Levittown, Newark and Portland Properties. In conjunction with the May 26, 2022 draw on the Huntington Credit Facility, a bridge loan with Huntington was repaid and terminated in accordance with the related loan agreement without any fees or penalties.

On April 13, 2023, we entered into an amendment and joinder to the Huntington Credit Facility to: (i) increase the borrowing capacity up to approximately $107.6 million; (ii) extend the maturity date by one-year until November 30, 2025; (iii) add two additional special purpose entities as borrowers under the Huntington Credit Facility (the “Additional Borrowers” and together with the Initial Borrower, the “Borrower”); and (iv) modify certain other covenants. In connection with such amendment and joinder, we, through the Additional Borrowers, added the St. Johns and Oxford properties owned by the Additional Borrowers to the Huntington Credit Facility and drew approximately $12.5 million.

On April 13, 2023, in conjunction with the amendment to the Huntington Credit Facility, we entered into two interest rate swap agreements with a notional amount of $38.0 million and $22.0 million, respectively, whereby Secured Overnight Financing Rate ("SOFR") was fixed at 4.01% through the maturity of the Huntington Credit Facility. On April 13, 2023, we entered into an interest rate cap agreement with a notional amount of $47.6 million, whereby SOFR was capped at 2.6% through the maturity of the Huntington Credit Facility. On September 28, 2023, we terminated the interest rate cap agreement entered on April 13, 2023 and entered into a new interest rate cap agreement with a notional amount of $47.6 million, whereby SOFR is capped at 1.1% through the maturity of the Huntington Credit Facility. On March 28, 2024, we terminated the SOFR Huntington Credit Facility swap entered on April 13, 2023 and entered into two new interest rate swap agreements with the same notional amounts of $38.0 million and $22.0 million, respectively, whereby SOFR was swapped at 2.92% through the maturity of the Huntington Credit Facility. On September 25, 2024, we terminated the SOFR Huntington Credit Facility swap entered on March 28, 2024 and entered into two new interest rate swap agreements with the same notional amounts of $38.0 million and $22.0 million, respectively, whereby SOFR is swapped at 0.50% through the maturity of the Huntington Credit Facility.

On November 15, 2024, we amended the Huntington Credit Facility to: (i) extend the maturity date by two-years until November 30, 2027, (ii) add one additional special purpose entity as a borrower under the loan (the “Further Additional Borrower”), and (iii) modify certain other covenants (the “Huntington Amendment”). In connection with the Huntington Amendment: (i) we increased our recourse guaranty in favor of Huntington under the Huntington Credit Facility from 25% to

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

50% and (ii) the property owned by the Further Additional Borrower was added as security to the Huntington Credit Facility. On November 15, 2024, in conjunction with the Huntington Amendment, we terminated certain interest rate swap agreements and an interest rate cap agreement previously entered into in connection with the Huntington Credit Facility and entered into a new interest rate swap agreement with a notional amount of approximately $107.6 million, whereby the SOFR is swapped at 2.89% through November 30, 2027, which fixes the all-in interest rate under the Huntington Credit Facility at 5.50%.

The Huntington Credit Facility is a term loan that has a maturity date of November 30, 2027. Payments due under the Huntington Credit Facility are interest-only during the initial term of the loan.

The amounts outstanding under the Huntington Credit Facility bear interest at a variable rate equal to the 1 month Term SOFR plus 2.61%, adjusted monthly, with a floor of 3.25%. As of December 31, 2024, the interest rate excluding the impact of our interest rate hedging activities on the Huntington Credit Facility was 6.94%. The loan may be prepaid in whole or in part, without penalty or premium, at any time, subject to certain conditions as set forth in the Credit Agreement.

The Credit Agreement contains certain customary representations and warranties, affirmative, negative and financial covenants, borrowing conditions, and events of default. We serve as a limited recourse guarantor with respect to the Huntington Credit Facility. In particular, the financial covenants include a minimum debt service coverage ratio and minimum net worth and liquid assets requirements applicable to us and our Operating Partnership as guarantors. As of December 31, 2024, we were in compliance with all such covenants.

On March 4, 2025, in connection with entering into the Skymar — Vancouver Loan, we partially repaid the Huntington Credit Facility by approximately $13.0 million and released the Vancouver, WA property in accordance with the release provisions of the loan agreement.

On March 4, 2025, in connection with the release of the Vancouver, WA property, we amended the SOFR interest rate swap agreement entered on November 15, 2024 to change the notional amount to approximately $87.1 million.

On March 18, 2025, in connection with entering into the Skymar — Bradenton Loan, we partially repaid the Huntington Credit Facility by approximately $9.1 million and released the Bradenton property in accordance with the release provisions of the loan agreement.

Skymar Loan

On July 8, 2021, we, through a wholly-owned special purposes entity, entered into a $4.8 million financing with Skymar Capital Corporation (“Skymar”) as lender pursuant to a mortgage loan (the “Skymar Loan”). The Skymar Loan is secured by a first mortgage deed of trust on the Las Vegas property. The loan had a maturity date of August 1, 2024. Monthly payments due under the loan agreement (the “Skymar Loan Agreement”) were interest-only for the first two years, with principal and interest payments thereafter.

The amount outstanding under the Skymar Loan bore interest at an annual fixed rate equal to 4.125%. The loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Skymar Loan Agreement. The loan documents contain: agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan documents. In addition, and pursuant to the terms of the limited recourse guaranty, we served as a non-recourse guarantor with respect to the Skymar Loan.

On August 1, 2024, the Skymar Loan was repaid and terminated in accordance with the loan agreement without fees or penalties.

Loans from SmartStop OP, L.P.

SmartStop Delayed Draw Mezzanine Loan

On December 30, 2021, we, through a wholly-owned subsidiary of our Operating Partnership, entered into a mezzanine loan agreement (the “SmartStop Delayed Draw Mezzanine Loan Agreement”) with SmartStop OP, an affiliate of our sponsor, for up to $45 million (the “SmartStop Delayed Draw Mezzanine Loan”).

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

On December 20, 2022, we amended the SmartStop Delayed Draw Mezzanine Loan Agreement (the “Mezzanine Loan Amendment”) to increase the maximum principal amount of the loan from $45.0 million to $55.0 million. The Amendment also extended the loan maturity date for an additional year, through December 30, 2023, converted the interest rate index from LIBOR to Daily Simple SOFR, and adjusted the contractual interest rate to remain at Daily Simple SOFR plus 3% during the extension period.

In May 2023, we repaid the $50 million outstanding balance on the SmartStop Delayed Draw Mezzanine Loan with all accrued interest and terminated the loan in accordance with the terms of the loan agreement.

SmartStop Bridge Loan

On June 15, 2023, in connection with the acquisition of the Ontario Portfolio, we, through a wholly-owned subsidiary of our Operating Partnership (the “Bridge Loan Borrower”), entered into a bridge loan agreement (the “SmartStop Bridge Loan Agreement”) with SmartStop OP for $15.0 million (the “SmartStop Bridge Loan”). The SmartStop Bridge Loan required a commitment fee equal to 1.0% of the amount drawn at closing. The obligations of the Bridge Loan Borrower under the SmartStop Bridge Loan Agreement are unsecured. The proceeds of the SmartStop Bridge Loan were used to partially fund the acquisition of the Ontario Portfolio.

Pursuant to the SmartStop Bridge Loan Agreement, the amounts outstanding under the SmartStop Bridge Loan bear a floating rate equal to SOFR plus 3.00%. On December 8, 2023, we exercised the option to extend the maturity date for an additional year, through December 31, 2024. On January 1, 2024, the interest rate increased to SOFR plus 4.00%.

On June 28, 2024, we amended the SmartStop Bridge Loan (the "SmartStop Bridge Loan Amendment") to (i) increase the maximum borrowing capacity of the loan from $15.0 million to $25.0 million; and (ii) extend the maturity date by one-year until December 31, 2025. On July 29, 2024, we drew $8.0 million pursuant to the SmartStop Bridge Loan. As of December 31, 2024, we had $2.0 million of available capacity on the SmartStop Bridge Loan.

As of December 31, 2024, the interest rate on the SmartStop Bridge Loan was 8.49%. Payments under the SmartStop Bridge Loan are interest-only and payable monthly. The SmartStop Bridge Loan may be prepaid either in whole or in part, at any time, without penalty or premium.

The SmartStop Bridge Loan contains customary affirmative and negative covenants, agreements, representations, warranties and borrowing conditions, and events of default.

National Bank of Canada - Burlington Loan

On September 20, 2022, in connection with the acquisition of the property in Burlington, Ontario (the “Burlington Property”), we, through a special purpose entity formed to acquire and hold the Burlington Property, entered into a term loan with National Bank of Canada (the “National Bank of Canada - Burlington Loan”) for CAD $16.5 million, which was secured by a deed of trust on the Burlington Property. Under the terms of the loan agreement (the “National Bank of Canada Burlington Loan Agreement”) the interest rate was equal to the one month Canadian Dollar Offered Rate ("CDOR"), plus 2.25%. In addition, we entered into an interest rate swap agreement with a notional amount of CAD $16.5 million, whereby the CDOR was fixed at 4.02% through the maturity of the loan. The National Bank of Canada - Burlington Loan had a maturity date of September 20, 2025, and monthly payments were principal and interest, calculated using 25 year amortization. In addition, we served as a full recourse guarantor with respect to the National Bank of Canada - Burlington Loan.

On May 22, 2024, we amended the National Bank of Canada - Burlington Loan to reflect a transition from CDOR to CORRA. On June 27, 2024, the loan and the interest rate swap converted to CORRA. Borrowings under the National Bank of Canada - Burlington Loan were subject to interest at the CORRA rate, plus a CORRA adjustment of approximately 0.30%, plus a spread of 2.25%.

On January 8, 2025, in connection with entering into the National Bank of Canada — Four Property Loan, the National Bank of Canada — Burlington Loan was repaid in full and terminated without fees or penalties. See Note 13 - Subsequent events.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

National Bank of Canada - Cambridge Loan

On December 20, 2022, in connection with the acquisition of the property in Cambridge, Ontario (the “Cambridge Property”), we, through a special purpose entity formed to acquire and hold the Cambridge Property, entered into a term loan with National Bank of Canada (the “National Bank of Canada - Cambridge Loan”) for CAD $15.5 million, which was secured by a deed of trust on the Cambridge Property. Under the terms of the loan agreement (the “National Bank of Canada Cambridge Loan Agreement”) the interest rate was equal to the one month Canadian Dollar Offered Rate ("CDOR"), plus 2.25%. In addition, we entered into an interest rate swap agreement with a notional amount of CAD $15.5 million, whereby the CDOR was fixed at 3.83% through the maturity of the loan. The National Bank of Canada - Cambridge Loan had a maturity date of December 20, 2025, and monthly payments were interest-only for the first four quarters, payable monthly and payments of principal and interest, calculated using 25 year amortization, were due monthly after. In addition, we served as a full recourse guarantor with respect to the National Bank of Canada - Cambridge Loan.

On May 22, 2024, we amended the National Bank of Canada - Cambridge Loan to reflect a transition from CDOR to CORRA. On May 31, 2024, the loan and the interest rate swap converted to CORRA. Borrowings under the National Bank of Canada - Cambridge Loan were subject to interest at the CORRA rate, plus a CORRA adjustment of approximately 0.30%, plus a spread of 2.25%.

On January 8, 2025, in connection with entering into the National Bank of Canada — Four Property Loan, the National Bank of Canada — Cambridge Loan was repaid in full and terminated without fees or penalties. See Note 13 - Subsequent events.

National Bank of Canada – North York Loan

On January 31, 2023, in connection with the acquisition of the property in North York, Ontario (the “North York Property”), we, through a special purpose entity formed to acquire and hold the North York Property, entered into a term loan with National Bank of Canada (the “National Bank of Canada - North York Loan”) for CAD $25.0 million, which was secured by a deed of trust on the North York Property. Under the terms of the loan agreement (the “National Bank of Canada North York Loan Agreement”) the interest rate was equal to the one month CDOR, plus 2.40%. In addition, we entered into an interest rate swap agreement with a notional amount of CAD $25.0 million, whereby the CDOR was fixed at 3.79% through the maturity of the loan. The National Bank of Canada - North York Loan also had a maturity date of January 31, 2025. The National Bank of Canada - North York Loan was interest-only for the first year, payable monthly, and payments of principal and interest, calculated using a 25 year amortization, were due monthly after. In addition, we served as a full recourse guarantor with respect to the National Bank of Canada - North York Loan.

On May 22, 2024, we amended the National Bank of Canada - North York Loan to reflect a transition from CDOR to CORRA. On June 3, 2024, the loan and the interest rate swap converted to CORRA. Borrowings under the National Bank of Canada - North York Loan were subject to interest at the CORRA rate, plus a CORRA adjustment of approximately 0.30%, plus a spread of 2.40%.

On January 8, 2025, in connection with entering into the National Bank of Canada — Four Property Loan, the National Bank of Canada — North York Loan was repaid in full and terminated without fees or penalties. See Note 13 - Subsequent events.

Bank of Montreal Loan

On May 4, 2023, in connection with the acquisition of the Vancouver, BC Property, we, through a special purpose entity formed to acquire and hold the Vancouver, BC Property, entered into a term loan with Bank of Montreal (the “Bank of Montreal Loan”) for approximately CAD $21.6 million, which was secured by a deed of trust on the Vancouver, BC Property. Under the terms of the loan agreement (the “Bank of Montreal Loan Agreement”) the interest rate was equal to the one-month CDOR, plus 2.50%. In addition, we entered into an interest rate swap agreement with a notional amount of approximately CAD $21.6 million, whereby the CDOR was fixed at 4.47% through the maturity of the loan. The Bank of Montreal Loan also had an initial term of two years, maturing on May 4, 2025 with a one year extension option. The Bank of Montreal Loan was interest-only over the initial term of the loan.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

On May 24, 2024, we amended the Bank of Montreal Loan to reflect a transition from CDOR to CORRA. On July 4, 2024, the loan and the interest rate swap converted to CORRA. Borrowings under the Bank of Montreal Loan were subject to interest at the CORRA rate, plus a CORRA adjustment of approximately 0.30%, plus a spread of 2.50%.

On March 7, 2025, in connection with entering into the QualReal — Seven Property Loan, the Bank of Montreal Loan was repaid in full and terminated without fees or penalties. See Note 13 - Subsequent events.

First National Loan

On May 19, 2023, we, through a wholly-owned subsidiary of our Operating Partnership, entered into a term loan with First National Financial LP (the “First National Loan”) for approximately CAD $8.8 million. The First National Loan was secured by a deed of trust on the Edmonton Property.

Pursuant to the terms of the loan agreement for the First National Loan (the “First National Loan Agreement”), the amounts outstanding under the First National Loan bore a floating rate equal to the Royal Bank of Canada Prime Rate, plus 1.90%. As of December 31, 2024, the interest rate on the First National Loan was approximately 8.60%. The First National Loan had an initial term of two years maturing on June 1, 2025. Payments under the First National Loan were interest-only and payable monthly.

The loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the First National Loan Agreement. Pursuant to the terms of the limited recourse guaranty, we served as a full recourse guarantor with respect to the First National Loan.

On January 8, 2025, in connection with entering into the National Bank of Canada — Four Property Loan, the First National Loan was repaid in full and terminated without fees or penalties. See Note 13 - Subsequent events.

National Bank of Canada – Ontario Loan

On June 15, 2023, in connection with the acquisition of the Ontario Portfolio (the “Ontario Portfolio”), we, through certain wholly-owned subsidiaries of our Operating Partnership, entered into a CAD $127.2 million financing with National Bank of Canada (the “National Bank of Canada - Ontario Loan”). The National Bank of Canada - Ontario Loan was secured by first mortgage of each of the six properties that comprise the Ontario Portfolio. The proceeds of the National Bank of Canada - Ontario Loan were used to partially fund the acquisition of the Ontario Portfolio.

Pursuant to the loan agreement (the “National Bank of Canada Ontario Loan Agreement”) the interest rate was equal to the one month CDOR, plus 2.60%. In addition, we entered into an interest rate swap agreement with a notional amount of CAD $127.2 million, whereby the CDOR was fixed at 4.73% through the maturity of the loan. The National Bank of Canada - Ontario Loan also had a maturity date of June 15, 2025. The National Bank of Canada - Ontario Loan was interest-only for the first year, payable monthly, and payments of principal and interest, calculated using a 25 year amortization, were due monthly after. In addition, we served as a full recourse guarantor with respect to the National Bank of Canada - Ontario Loan.

On May 31, 2024, we amended the National Bank of Canada - Ontario Loan to reflect a transition from CDOR to CORRA. On June 28, 2024, the loan and the interest rate swap converted to CORRA. Borrowings under the National Bank of Canada - Ontario Loan were subject to interest at the CORRA rate, plus a CORRA adjustment of approximately 0.30%, plus a spread of 2.60%.

On March 7, 2025, in connection with entering into the QuadReal — Seven Property Loan, the National Bank of Canada — Ontario Loan was repaid in full and terminated without fees or penalties. See Note 13 - Subsequent events.

The following table presents the future principal payment requirements on our outstanding secured debt as of December 31, 2024:

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

2025	$167,463,014	(1)
2026	—
2027	107,574,000
Thereafter	—
Total payments	275,037,014
Debt issuance costs, net	(980,658)
Total	$274,056,356
(1)
On January 8, 2025, we entered into a new credit agreement with National Bank of Canada - Four Property Loan, that has an initial term of three years and matures on January 8, 2028. We used the proceeds from the National Bank of Canada - Four Property Loan to repay and terminate in accordance with the loan agreements without fees or penalties the National Bank of Canada - Burlington Loan, National Bank of Canada - Cambridge Loan, First National Loan and National Bank of Canada – North York Loan totaling approximately $43.0 million. On March 7, 2025, we entered into a new credit agreement with QuadReal - Seven Property Loan, that has an initial term of five years and matures on April 1, 2030. We used the proceeds from the QuadReal - Seven Property Loan to repay and terminate in accordance with the loan agreements without fees or penalties the National Bank of Canada - Ontario Loan and Bank of Montreal Loan, totaling approximately $101.5 million.

Note 6. Derivative Instruments

Interest Rate Derivatives

Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements. To accomplish this objective, we use interest rate swaps and caps as part of our interest rate risk management strategy. The effective portion of the change in the fair value of the derivative that qualifies as a cash flow hedge is recorded in accumulated other comprehensive income (loss) (“AOCI”) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Amounts reported in AOCI related to derivatives will be reclassified to interest expense as interest payments are made on our variable-rate debt. In addition, we classify cash flows from qualifying cash flow hedging relationships in the same category as the cash flows from the hedged items in our consolidated statements of cash flows. We do not use interest rate derivatives for trading or speculative purposes.

Interest rate derivatives not designated as hedges for GAAP are not speculative and are used to manage our exposure to interest rate movements and other identified risks but we have elected not to apply hedge accounting. Changes in the fair value of interest rate derivatives not designated in hedging relationships are recorded in derivative fair value adjustment within our consolidated statements of operations.

Foreign Currency Hedge

Our objectives in using foreign currency derivatives are to add stability to potential fluctuations in exchange rates between foreign currencies and the U.S. dollar and to manage our exposure to exchange rate movements. To accomplish this objective, we have used foreign currency options as part of our exchange rate risk management strategy. A foreign currency option contract is a commitment by the seller of the option to deliver, solely at the option of the buyer, a certain amount of currency at a certain price on a specific date.

For derivatives designated as net investment hedges for GAAP purposes, the changes in the fair value of the derivatives are reported in accumulated other comprehensive income. Amounts are reclassified out of accumulated other comprehensive income (loss) into earnings when the hedged net investment is either sold or substantially liquidated. The change in the value of the designated portion of our settled and unsettled foreign currency hedges is recorded net in foreign currency hedge contract gain (loss) in our consolidated statements of comprehensive income (loss) in the related period.

The change in the value of the portion of our settled and unsettled foreign currency hedge that is not designated for hedge accounting for GAAP is recorded in Foreign currency adjustment within our consolidated statements of operations and represented a gain of approximately $2.2 million and loss of approximately $0.2 million for the years ended December 31, 2024 and 2023, respectively.

The following table summarizes the terms of our derivative financial instruments as of December 31, 2024:

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

	Notional Amount	Strike	Effective Date	Maturity Date
Interest Rate Derivatives:
CORRA Swap - Burlington Loan (1)	$15,015,000	4.02%	September 27, 2022	September 20, 2025 (5)
CORRA Swap - Cambridge Loan (1)	$13,891,404	3.53%	April 30, 2024	December 22, 2025 (5)
CORRA Swap - North York Loan (1)	$24,083,333	3.79%	January 31, 2023	February 2, 2026 (5)
SOFR Swap - Huntington Credit Facility(2)	$107,574,000	2.89%	November 15, 2024	November 30, 2027
CDOR Swap - Bank of Montreal Loan (1)	$21,625,000	4.47%	May 4, 2023	May 4, 2026 (5)
CORRA Swap - Ontario Loan (3)	$124,232,000	4.73%	June 15, 2023	June 15, 2026 (5)
Foreign Currency Hedge:
CAD Put (4)	$200,000,000	1.40%	December 20, 2024	December 19, 2025

(1)
Notional amounts are denominated in CAD and have been designated as a cash flow hedge.
(2)
Notional amount is denominated in USD and $87.1 million was designated as a cash flow hedge. On March 4, we amended the SOFR swap and entered into a new notional amount of $87.1 million.
(3)
Notional amount is denominated in CAD and we have elected not to apply hedge accounting.
(4)
Notional amount is denominated in CAD and was partially designated for hedge accounting.
(5)
This interest rate derivative was terminated subsequent to year end. Please see Note 13 - Subsequent events.

The following table summarizes the terms of our derivative financial instruments as of December 31, 2023:

	Notional Amount	Strike	Effective Date	Maturity Date
Interest Rate Derivatives:
CDOR Swap - Burlington Loan (1)	$15,675,000	4.02%	September 27, 2022	September 20, 2025
CDOR Swap - Cambridge Loan (1)	$15,044,683	3.83%	December 20, 2022	December 22, 2025
CDOR Swap - North York Loan (1)	$25,000,000	3.79%	January 31, 2023	February 2, 2026
SOFR Swap - Huntington Credit Facility I (2)	$38,000,000	4.01%	April 12, 2023	November 28, 2025
SOFR Swap - Huntington Credit Facility II (2)	$22,000,000	4.01%	April 12, 2023	November 28, 2025
CDOR Swap - Bank of Montreal Loan (1)	$21,625,000	4.47%	May 4, 2023	May 4, 2026
CDOR Swap - Ontario Loan (3)	$127,200,000	4.73%	June 15, 2023	June 15, 2026
SOFR Cap - Huntington Credit Facility (4)	$47,574,000	1.10%	September 28, 2023	November 28, 2025
Foreign Currency Hedge:
CAD Put (5)	$200,000,000	1.39%	December 22, 2023	December 20, 2024

(1)
Notional amounts are denominated in CAD and have been designated as a cash flow hedge.
(2)
Notional amount is denominated in USD and has been designated as a cash flow hedge.
(3)
Notional amount is denominated in CAD and we have elected not to apply hedge accounting.
(4)
Notional amount is denominated in USD and we have elected not to apply hedge accounting.
(5)
Notional amount is denominated in CAD and $95 million CAD was designated for hedge accounting.

The following table presents a gross presentation of the fair value of our derivatives financial instruments as well as their classification on our consolidated balance sheets as of December 31, 2024 and 2023:

	Asset/Liability Derivatives Fair Value
	December 31, 2024	December 31, 2023
Interest Rate Hedges:
Other assets	$3,219,413	$2,920,664
Accounts payable and accrued liabilities	$2,448,275	$1,760,292
Foreign Currency Hedges:
Other assets	$4,409,134	$1,074,185

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

The following table presents the effects of our derivative financial instruments on our consolidated statements of operations for the periods presented:

	Gain (loss) recognized in OCI for the Year Ended December 31,		Location of amounts reclassified from OCI into income	Gain (loss) reclassified from OCI for the Year Ended December 31,		Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
Type	2024	2023		2024	2023		2024	2023
Interest Rate Swaps	$285,991	$1,118,835	Interest Expense	$1,230,229	$(1,141,365)	Interest Expense	$2,526	$—
Interest Rate Caps	—	994,111	Interest Expense	349,914	(326,789)	Interest Expense	—	—
Foreign Currency Put	1,106,438	(174,712)	N/A	—	—	N/A	—	—
	$1,392,429	$1,938,234		$1,580,143	$(1,468,154)		$2,526	$—

Based upon the forward rates in effect as of December 31, 2024, we estimate that approximately $0.1 million related to our qualifying cash flow hedges will be reclassified to reduce interest expense during the next 12 months.

Note 7. Preferred equity

Issuance of Preferred Units of Our Operating Partnership

On January 30, 2023, we, the Operating Partnership, and an affiliate of our Sponsor (the “Preferred Investor”) entered into a Series A Cumulative Redeemable Preferred Unit Purchase Agreement (the “Preferred Unit Purchase Agreement”) pursuant to which the Operating Partnership issued and sold to the Preferred Investor, and the Preferred Investor purchased 600,000 Series A Cumulative Redeemable Preferred Units of Limited Partnership Interest (the “Preferred Units”) at a liquidation preference of $25.00 per unit (the “Liquidation Amount”) in consideration for the Preferred Investor making a capital contribution to the Operating Partnership in an amount of $15 million (the “Preferred Investment”). The proceeds of the Preferred Investment were used to partially fund the acquisition of the North York Property. In connection with the Preferred Investment, we paid the Preferred Investor an investment fee equal to $150,000.

Amendment to our Operating Partnership Agreement

On January 30, 2023, in connection with the Preferred Investment, we and the Operating Partnership entered into Amendment No. 1 to the Second Amended and Restated Limited Partnership Agreement of the Operating Partnership (the “Amendment”) with the Preferred Investor, to establish a series of preferred units of limited partnership interest of the Operating Partnership were be designated the “Series A Cumulative Redeemable Preferred Units.” The Amendment sets forth the key terms of the Preferred Units which are summarized below.

Distribution Rate

The Series A Cumulative Redeemable Preferred Units received current distributions (the “Current Distributions”) at a rate of 7.0% per annum on the Liquidation Amount until the second anniversary of the date of issuance, 8.0% per annum commencing thereafter until the third anniversary of the date of issuance, 9.0% per annum commencing thereafter until the fourth anniversary of the date of issuance, and 10% per annum thereafter, payable monthly and calculated on an actual/360 basis.

On May 2, 2023, the Preferred Investor waived the two year lock out clause on redemptions and the Operating Partnership redeemed all $15 million in Series A Cumulative Redeemable Preferred Units and unpaid preferred distributions.

Issuance of Preferred Stock of Our Company

On May 1, 2023, we issued $150 million in shares (the “Preferred Shares”) of our Series B Convertible Preferred Stock (the “Series B Convertible Preferred Stock”) pursuant to a preferred stock purchase agreement (the “Series B Preferred Stock Purchase Agreement”) with Extra Space Storage LP (the “Investor”), a subsidiary of Extra Space Storage Inc. (NYSE: EXR). We paid the Investor an investment fee equal to 0.50% of the aggregate Purchase Price at the closing.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

The Series B Preferred Stock Purchase Agreement provides that the purchase price for the Preferred Shares shall be equal to $1,000 per share (the “Purchase Price”). The terms of the Series B Convertible Preferred Stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, are set forth in the articles supplementary for the Series B Convertible Preferred Stock (the “Series B Articles Supplementary”), which are described in more detail below.

In connection with the issuance of the Series B Convertible Preferred Stock, and in certain other limited circumstances, we permitted the Investor, or any entity that beneficially owns or constructively owns shares of our stock as a result of the Investor’s ownership of Series B Convertible Preferred Stock, to beneficially own and constructively own the Series B Convertible Preferred Stock issued to the Investor pursuant to the Series B Preferred Stock Purchase Agreement and any Class A Common Stock issued upon conversion of the Series B Convertible Preferred Stock.

We primarily used the net proceeds from the issuance of the Preferred Shares to repay the SmartStop Delayed Draw Mezzanine Loan, to redeem the Series A Preferred Units of our Operating Partnership, to finance the acquisitions of the Vancouver Property and Ontario Portfolio, to fund development and improvement pipelines, for working capital and for other general corporate purposes.

Articles Supplementary

On May 1, 2023, in connection with the issuance of the Series B Convertible Preferred Stock, we filed the Series B Articles Supplementary with the State Department of Assessments and Taxation of Maryland, to classify and designate 150,000 authorized but unissued shares of preferred stock as the "Series B Convertible Preferred Stock." The Series B Articles Supplementary sets forth the key terms of the Series B Convertible Preferred Stock which are summarized below.

As set forth in the Series B Articles Supplementary, the Series B Convertible Preferred Stock ranks senior to all other classes of our capital stock, including the Class A common stock (“Class A Common Stock”), Class P common stock, Class T common stock, Class W common stock, Class Y common stock and Class Z common stock (collectively, the “Common Stock”), with respect to rights to receive dividends and to participate in distributions or payments upon any voluntary or involuntary liquidation, dissolution or winding up. Dividends payable on each share of Series B Convertible Preferred Stock will initially be equal to a rate of 8.35% per annum. If the Series B Convertible Preferred Stock has not been redeemed on or prior to the fifth anniversary of the issuance of the Preferred Shares pursuant to the Series B Preferred Stock Purchase Agreement, the dividend rate will increase an additional 0.75% per annum each year thereafter to a maximum of 11.0% per annum until the tenth anniversary of the issuance of the Preferred Shares pursuant to the Series B Preferred Stock Purchase Agreement, at which time the dividend rate shall increase 0.75% per annum each year thereafter until the Series B Convertible Preferred Stock is redeemed or repurchased in full.

Upon any voluntary or involuntary liquidation, dissolution or winding up, the holders of Series B Convertible Preferred Stock will be entitled to receive a payment equal to the greater of (i) the aggregate Purchase Price of all outstanding Preferred Shares (the “Series B Preferred Stock Liquidation Amount”), plus an amount equal to any accrued and unpaid dividends and other distributions (whether or not accumulated or authorized and declared) to the date of payment and (ii) the amount that that would have been payable had the Preferred Shares been converted into Common Stock pursuant to the terms of the Series B Articles Supplementary immediately prior to such liquidation.

Subject to certain additional redemption rights, as described herein, we have the right to redeem the Series B Convertible Preferred Stock for cash at any time following the third anniversary of the issuance of the Preferred Shares pursuant to the Series B Preferred Stock Purchase Agreement. The amount of such redemption will be equal to the aggregate Purchase Price of all outstanding Preferred Shares, plus applicable redemption premium as set forth in the Series B Articles Supplementary (together, the “Redemption Price”) and an amount equal to any accrued and unpaid dividends and distributions on the Series B Convertible Preferred Stock (whether or not accumulated or authorized and declared) up to the redemption date. Upon the listing of Common Stock on a national securities exchange (the “Listing”), we have the right to redeem any or all outstanding Series B Convertible Preferred Stock at an amount equal to the greater of (i) the amount that the holders of such Preferred Shares would have received had such Shares been converted into Common Stock pursuant to the terms of the Series B Articles Supplementary immediately prior to the initial Listing, and then all of such Preferred Shares had been sold in the initial Listing, up to the Conversion Value Limitation (as described herein), or (ii) the Redemption Price, in each case, plus an amount equal to any accrued and unpaid dividends and distributions on the Series B Convertible Preferred Stock (whether or not accumulated or authorized and declared) up to the date of initial Listing. The Conversion Value Limitation is an amount per share determined using an as-converted value limitation equal to a premium of

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

$40 million if any or all 150,000 shares of Series B Convertible Preferred Stock are issued and outstanding. Upon a change of control event, we have the right to redeem any or all outstanding Series B Convertible Preferred Stock at an amount equal to the greater of (i) the amount that the holders of such Preferred Shares would have received had the Preferred Shares been converted into Common Stock pursuant to the terms of the Series B Articles Supplementary immediately prior to such change of control, up to the Conversion Value Limitation or (ii) the Redemption Price, in each case, plus an amount equal to any accrued and unpaid dividends and distributions up to the redemption date. In addition, subject to certain cure provisions, if we fail to maintain our status as a real estate investment trust, the holders of Series B Convertible Preferred Stock have the right to require us to repurchase the Series B Convertible Preferred Stock at an amount equal to the Redemption Price plus an amount equal to any accrued and unpaid dividends and distributions on the Series B Convertible Preferred Stock (whether or not accumulated or authorized and declared) up to the redemption date.

At any time after the earlier to occur of (i) the third anniversary of the issuance of the Preferred Shares is issued pursuant to the Series B Preferred Stock Purchase Agreement or (ii) 180 days after an initial Listing, the holders of Series B Convertible Preferred Stock have the right to convert any or all of the Series B Convertible Preferred Stock held by such holders into Class A Common Stock at a rate per share equal to the quotient obtained by dividing the Series B Convertible Preferred Stock Liquidation Amount, plus an amount equal to any accrued and unpaid dividends or other distributions (whether or not accumulated or authorized and declared), by the conversion price. The conversion price is initially $11.00, and may be adjusted in connection with stock splits, stock dividends and other similar transactions. In no event will the value of the Class A Common Stock issued by us upon conversion of the Series B Convertible Preferred Stock into Class A Common Stock exceed the Conversion Value Limitation.

The holders of Series B Convertible Preferred Stock are not entitled to vote on any matter submitted to a vote of our stockholders, except that in the event that the dividend for the Series B Convertible Preferred Stock has not been paid for at least four quarterly dividend periods (whether or not consecutive), the holders of Series B Convertible Preferred Stock have the right to vote together with the holders of Common Stock as a single class on any matter submitted to a vote of our stockholders. The number of votes applicable to a share of Series B Convertible Preferred Stock will be equal to the number of shares of Class A Common Stock into which a share of Series B Convertible Preferred Stock could have been converted as of the record date set for purposes of such stockholder vote. This foregoing limited voting right shall cease when all past dividend periods have been paid in full. In addition, the affirmative vote of the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock is required in certain customary circumstances, as well as other circumstances, such as (i) our real estate portfolio exceeding a leverage ratio of 60% loan-to-value, (ii) entering into certain transactions with our Chief Executive Officer as of the date of the Purchase Agreement, or any entities in which such person has a controlling interest (excluding certain self-storage real estate programs sponsored by our sponsor or us), (iii) effecting a merger (or similar) transaction with an entity whose assets are not at least 80% self storage related, (iv) entering into any line of business other than self storage and ancillary businesses, unless such ancillary business represents revenues of less than 10% of the our revenues for our last fiscal year and (v) permitting any individual other than H. Michael Schwartz to (A) serve as our Chairman or any similar role or (B) otherwise perform any of the duties typically performed by Mr. Schwartz in his capacity as Chairman as of the date of the Series B Preferred Stock Purchase Agreement.

Investor's Right Agreement

On May 1, 2023, concurrent with our entry into the Series B Preferred Stock Purchase Agreement, we and the Investor entered into an investors’ rights agreement (the “Investors’ Rights Agreement”). Pursuant to the Investors’ Rights Agreement, the Investor has the right to request us to register for resale under the Securities Act of 1933, as amended, shares of the Class A Common Stock issued to the Investor upon conversion of the Preferred Shares acquired pursuant to the Series B Preferred Stock Purchase Agreement, subject to certain limitations. After the first anniversary of the issuance of the Preferred Shares, the Investor may request up to four demand registrations for an amount of shares equal to at least $15 million each. The Company is required to use our reasonable best efforts to (i) file a registration statement on Form S-3 within 30 days of such request (or a registration statement on Form S-11 or such other appropriate form within 60 days of such request) and (ii) cause such registration statement to become effective as promptly as practicable thereafter. The Investors’ Rights Agreement also grants the Investor certain “piggyback” registration rights.

Further Amendment to our Operating Partnership Agreement

On May 1, 2023, concurrent with our entry into the Series B Preferred Stock Purchase Agreement, we and the Operating Partnership entered into Amendment No. 2 to the Second Amended and Restated Limited Partnership Agreement

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

of the Operating Partnership, which amended the Second Amended and Restated Limited Partnership Agreement of the Operating Partnership, as amended (the “Operating Partnership Agreement”), to create Series B Convertible Preferred Units having economic terms and designations, powers, preferences, rights and restrictions that are substantially similar to the Series B Preferred Stock and are summarized below:

Distribution Rate: Outstanding Series B Convertible Preferred Units will receive current distributions at a rate of 8.35% per annum on the liquidation amount of such Series B Convertible Preferred Units, payable monthly and calculated on an actual/360 basis. If any Series B Convertible Preferred Units have not been redeemed on or prior to the fifth anniversary of the issuance of such Series B Convertible Preferred Units, the distribution rate will increase an additional 0.75% per annum each year thereafter to a maximum of 11.0% per annum until the tenth anniversary of the issuance of such Series B Convertible Preferred Units, at which time the distribution rate shall increase 0.75% per annum each year thereafter until the Series B Convertible Preferred Units are redeemed or repurchased in full.

Liquidation Rights: Upon any voluntary or involuntary liquidation, dissolution or winding up of the Operating Partnership, the holders of Series B Convertible Preferred Units will be entitled to receive a payment equal to the greater of (i) the liquidation amount of such Series B Convertible Preferred Units, plus an amount equal to any accrued and unpaid distributions (whether or not accumulated or authorized and declared) to the date of payment and (ii) the amount that that would have been payable had such Series B Convertible Preferred Units been converted into common units of our Operating Partnership immediately prior to such liquidation.

Redemptions; Repurchases: In connection with any redemption of shares of Series B Convertible Preferred Stock, our Operating Partnership shall redeem, on the date of such redemption, an equal number Series B Convertible Preferred Units in exchange for an amount of cash equal to the amount of cash, if any, paid to redeem the shares of Series B Convertible Preferred Stock.

Conversion Rights: In the event that any share of Series B Convertible Preferred Stock is converted into shares of any class of our common stock, our Operating Partnership shall convert, on the date of such conversion, an equal number of Series B Convertible Preferred Units into common units of our Operating Partnership at the same conversion rate at which such shares of Series B Convertible Preferred Stock are convertible into such class of common stock.

As of December 31, 2024 and 2023, there were 150,000 Preferred Shares outstanding with an aggregate liquidation preference of approximately $153.1 million, which consists of $150 million from the initial closing and approximately $3.1 million of accumulated and unpaid distributions.

Note 8. Segment Disclosures

Our business is composed of one reportable segment: self storage operations. Within our self storage operations segment, as of December 31, 2024 and 2023, approximately $278.2 million and $304.8 million, respectively, of our assets relate to our operations in Canada. For the years ended December 31, 2024, 2023 and 2022 approximately $15.4 million, approximately $8.8 million and $0.5 million, respectively, of our revenues in the self storage segment related to our operations in Canada.

The Chief Operating Decision Maker (“CODM”) is our Chief Executive Officer. Our CODM and other management regularly evaluate performance based upon consolidated net income (loss). Our CODM uses consolidated net income (loss) when making decisions about allocating capital and personnel. On a quarterly basis, our CODM considers budget-to-actual and period-to-period variances when evaluating company and segment performance in addition to other interim reviews. The CODM does not regularly review total assets for our single reportable segment as total assets are not used to assess performance or allocate resources.

The following tables summarize information for the reportable segments for the years ended December 31, 2024, 2023 and 2022:

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

	Year Ended December 31,
	2024	2023	2022
Revenues:
Self storage rental revenue	$28,054,695	$20,990,999	$8,698,972
Ancillary operating revenue	183,838	169,065	91,035
Total revenues	28,238,533	21,160,064	8,790,007
Operating expenses:
Property operating expenses
Property taxes	3,458,318	2,843,844	1,123,672
Payroll	2,374,917	1,982,882	776,213
Advertising	1,037,162	1,014,680	539,330
Repairs & maintenance	924,355	702,136	257,943
Utilities	1,063,451	911,251	367,628
Property insurance	598,131	394,272	199,680
Administrative and professional	1,560,260	1,341,823	571,090
Total property operating expenses	11,016,594	9,190,888	3,835,556
Other operating expenses:
Property operating expenses – affiliates	5,130,574	4,625,560	1,899,807
General and administrative	5,832,673	5,290,049	2,289,610
Depreciation	12,762,435	10,542,315	4,526,912
Intangible amortization expense	3,038,119	4,437,083	2,064,048
Acquisition expenses	777,255	1,601,971	1,448,578
Total other operating expenses	27,541,056	26,496,978	12,228,955
Operating loss:	(10,319,117)	(14,527,802)	(7,274,504)
Other income (expense):
Interest expense	(18,049,353)	(16,104,501)	(4,865,029)
Interest expense – debt issuance costs	(1,278,578)	(1,499,924)	(1,097,941)
Derivative fair value adjustment	184,425	(1,881,402)	—
Other	397,743	546,615	2
Foreign currency adjustment	(6,513,187)	528,949	(1,142,611)
Net loss	$(35,578,067)	$(32,938,065)	$(14,380,083)

Note 9. Related Party Transactions

Fees to Affiliates

Our Private Offering Advisory Agreement and our Private Offering Dealer Manager Agreement entitled our Advisor and our Dealer Manager to specified fees upon the provision of certain services with regard to the Private Offering and investment of funds in real estate properties, among other services, as well as reimbursement for organization and offering costs incurred by our Advisor on our behalf and reimbursement of certain costs and expenses incurred by our Advisor in providing services to us.

In addition, our Advisory Agreement with our Advisor and our Dealer Manager Agreement with our Dealer Manager entitle our Advisor and our Dealer Manager to specified fees upon the provision of certain services with regard to the Public Offering and investment of funds in real estate properties, among other services, as well as reimbursement for organization and offering costs incurred by our Advisor on our behalf and reimbursement of certain costs and expenses incurred by our Advisor in providing services to us.

Organization and Offering Costs

Organization and offering costs of the Private Offering paid by our Advisor on our behalf will be reimbursed to our Advisor. In addition, organization and offering costs of the Public Offering have been paid and will continue to be paid by our Advisor on our behalf and will be reimbursed to our Advisor; provided, however, that our Advisor funded, and was not reimbursed for, 1.0% of the gross offering proceeds from the sale of Class W shares towards payment of organization and

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

offering expenses. Organization and offering costs consist of all expenses (other than sales commissions, the dealer manager fee, stockholder servicing fees and dealer manager servicing fees) to be paid by us in connection with the Private Offering and Public Offering, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and other accountable organization and offering expenses, including, but not limited to, (i) amounts to reimburse our Advisor for all marketing related costs and expenses such as salaries and direct expenses of employees of our Advisor and its affiliates in connection with registering and marketing our shares; (ii) technology costs associated with the Private Offering and Public Offering; (iii) our costs of conducting our training and education meetings; (iv) our costs of attending retail seminars conducted by participating broker-dealers; and (v) payment or reimbursement of bona fide due diligence expenses. Our Advisor will be required to reimburse us within 60 days after the end of the month which the Public Offering terminates to the extent we paid or reimbursed organization and offering costs (including sales commissions, dealer manager fees, stockholder servicing fees, and dealer manager servicing fees) in excess of 15% of the gross offering proceeds from the Primary Offering.

Advisory Agreements

We do not have any employees. Our Advisor is primarily responsible for managing our business affairs and carrying out the directives of our board of directors. Our Advisor receives various fees and expenses under the terms of our Advisory Agreement. As discussed above, we will be required under our Advisory Agreement to reimburse our Advisor for organization and offering costs; provided, however, our Advisor funded, and was not reimbursed for, 1% of the gross offering proceeds from the sale of Class W shares towards payment of organization and offering expenses. As noted above, the Advisory Agreement also requires our Advisor to reimburse us to the extent that offering expenses, including sales commissions, dealer manager fees, stockholder servicing fees and dealer manager servicing fees, are in excess of 15% of gross proceeds from the Primary Offering.

Our Advisor receives acquisition fees equal to 1.0% of the contract purchase price of each property we acquire plus reimbursement of any acquisition expenses our Advisor incurs. Our Advisor also receives a monthly asset management fee equal to 0.0625%, which is one-twelfth of 0.75%, of our aggregate asset value, as defined. Under our Advisory Agreement, our Advisor will receive a disposition fee equal to the lesser of 1% of the contract sales price of each property sold or 50% of the competitive commission rate.

SSA may also be entitled to various subordinated distributions under our Operating Partnership agreement if we (1) list our shares of common stock on a national exchange, (2) terminate or do not renew the Advisory Agreement, (3) liquidate our portfolio, or (4) effect a merger or other corporate reorganization.

Our Advisory Agreement provides for reimbursement of our Advisor’s direct and indirect costs of providing administrative and management services to us. Beginning four fiscal quarters after commencement of the Public Offering, pursuant to our Advisory Agreement, our Advisor is required to pay or reimburse us the amount by which our aggregate annual operating expenses, as defined, exceed the greater of 2% of our average invested assets or 25% of our net income, as defined, unless a majority of our independent directors determine that such excess expenses were justified based on unusual and non-recurring factors. For any fiscal quarter for which total operating expenses for the 12 months then ended exceed the limitation, we will disclose this fact in our next quarterly report or within 60 days of the end of that quarter and send a written disclosure of this fact to our stockholders. In each case the disclosure will include an explanation of the factors that the independent directors considered in arriving at the conclusion that the excess expenses were justified. As of December 31, 2024, our aggregate annual operating expenses, as defined, did not exceed the threshold described above.

The Sponsor Funding Agreement

Beginning November 1, 2023, our Sponsor agreed to fund the payment of (i) the upfront 3% sales commission for the sale of Class Y shares, (ii) the upfront 3% dealer manager fee for the Class Y shares, and (iii) the estimated 1% organization and offering expenses for the sale of Class Y shares and Class Z shares. In the event total organization and offering expenses actually incurred exceed the estimated 1% organization and offering expenses for the sale of Class Y shares and Class Z shares, we will pay the difference between the total organization and offering expenses actually incurred and the estimated 1% organization and offering expenses funded by our sponsor. In addition, our Sponsor has reimbursed us in cash to cover the dilution from the one-time stock dividends described above in Note 1 - Organization. The sponsor funding agreement shall terminate immediately upon the date we cease to offer Class Y shares and Class Z shares in our Public Offering.

In consideration for our Sponsor providing the funding for the front-end sales load and the cash to cover the dilution from the stock dividends described above and in Note 1 - Organization, our Operating Partnership shall issue a number of Series C Units of limited partnership interest in our Operating Partnership to our Sponsor equal to the dollar amount of such

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

funding divided by the then-current offering price (initially $9.30 per share and currently $10.00 per share) for the Class Y and Class Z shares sold in our Public Offering. Pursuant to the sponsor funding agreement by and among us, our Operating Partnership, and our Sponsor, our Sponsor shall reimburse us monthly for the applicable front end sales load it agreed to fund, and our Operating Partnership shall issue the Series C Units on a monthly basis, upon such reimbursement. In connection with the foregoing, we and our Operating Partnership entered into Amendment No. 3 to the Operating Partnership Agreement (“Amendment No. 3”) to establish Series C Subordinated Convertible Units of limited partnership interest in our Operating Partnership. Amendment No. 3 sets forth the key terms of the Series C Units, which are summarized below.

No Distribution Rights, Liquidation Rights, or Profits Allocation: The Series C Units are not entitled to cash distributions, distributions upon liquidation, or the allocation of any profit or loss of our Operating Partnership unless and until the Series C Units are converted into Class A Units of the Operating Partnership.

No Voting Rights: The Series C Units shall have no voting or consent rights. Notwithstanding the foregoing, the approval of the holders of Series C Units shall be required for any amendment to the rights and obligations of the Series C Units.

Conversion Into Class A Units: The Series C Units shall automatically convert into Class A Units on a one-to-one basis upon our disclosure of an estimated net asset value per share equal to at least $10.00 per share (the “Initial NAV Hurdle”) for each of the Class A, Class T, Class W, Class P, Class Y, and Class Z shares calculated net of the value of Series C Units to be converted for those Series C Units issued at or below the Initial NAV Hurdle; provided, the Initial NAV Hurdle shall be increased to the new NAV (the “New NAV Hurdle”) for those Series C Units, if any, issued at an offering price in excess of $10.00 per share in the event that the NAV and resulting offering price are increased in the future as a result of calculating and reporting the NAV. For the avoidance of doubt, some or all of the Series C Units issued pursuant to the Initial NAV Hurdle may convert at the time of disclosing that the Initial NAV Hurdle has been met. In the event of an extraordinary transaction (such as a merger, tender offer, or sale of all or substantially all of our assets) prior to such conversion, the Series C Units shall automatically convert into Class A Units on a one-to-one basis immediately prior to the closing of the extraordinary transaction if the transaction amount exceeds the Initial NAV Hurdle for each of the Class A, Class T, Class W, Class P, Class Y, and Class Z shares for those Series C Units issued at or below the Initial NAV Hurdle calculated net of the value of the Series C Units to be converted; provided, the transaction amount exceeds the New NAV Hurdle for each of the Class A, Class T, Class W, Class P, Class Y, and Class Z shares for those Series C Units issued at an offering price in excess of $10.00 per share in the event that the NAV and resulting offering price is increased in the future as a result of calculating and reporting the NAV. We have agreed to conduct a NAV in accordance with the requirements set forth in FINRA 15-02 (i.e., the first NAV must be conducted within 150 days following the second anniversary of commencement of our Public Offering and annually thereafter) and the Investment Program Association Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs issued in April 2013. On August 7, 2024, we declared an Estimated Per Share NAV of $10.00 calculated as of March 31, 2024. No Series C Units were converted to Class A Units as a result of this Estimated Per Share NAV being declared.

Special Allocation: Notwithstanding the allocation provisions of the Operating Partnership Agreement, liquidating gain first shall be allocated to our Sponsor with respect to its converted Series C Units to the extent attributable to the appreciation in the value of our Operating Partnership’s assets after the first date of issuance of the Series C Units. As a result of the special allocation, the Section 704(b) capital account attributable to the converted Series C Units shall be equal to the Section 704(b) capital account for each Class A Unit issued and outstanding as of the date of the conversion on a pro rata basis.

Rights upon Liquidation: Notwithstanding the provisions of the Operating Partnership Agreement governing distributions upon liquidation, if, after the conversion of any Series C Units into a Class A Unit, the liquidating gain from a sale, exchange, merger, liquidation or other transaction is insufficient to cause the holder of the converted Series C Units to receive an amount of cash or property (at minimum) equal to the liquidation right for the holders of Class A Units on a unit by unit basis, each such unit holder shall nevertheless receive an amount equal to the liquidation right for the holders of Class A Units on a unit by unit basis, for each converted Series C Unit (the “Series C Unit Liquidation Preference”). Upon the actual liquidation of our Operating Partnership, the cash payment of the Series C Unit Liquidation Preference shall be treated as (1) a liquidation distribution from our Operating Partnership to the extent of the section 704(b) capital account attributable to the converted Series C Units and (2) a guaranteed payment for U.S. federal income tax purposes for the excess of the Series C Unit Liquidation Preference in cash over the section 704(b) capital account balance of the holder of the Series C Unit for each such converted Series C Unit. For avoidance of doubt, the Series C Units are subject to all of the terms and conditions set forth in Amendment No. 3 prior to conversion and are not entitled to any liquidation right until conversion.

Transfer Rights: The Series C Units may be transferred to any affiliate without our consent.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

Property Management Agreement

Each of our self storage properties is managed by our Property Manager under separate property management agreements. Under each agreement, our Property Manager receives a fee for its services in managing our properties, generally equal to the greater of $3,000 or 6% of the gross revenues from the properties plus reimbursement of the Property Manager’s costs of managing the properties. In addition, our Property Manager or an affiliate has the exclusive right to offer tenant insurance plans, tenant protection plans or similar programs (collectively “Tenant Programs”) to customers at our properties and is entitled to substantially all of the benefits of such Tenant Programs. The property management agreements have a three-year term and automatically renew for successive three year periods thereafter, unless we or our Property Manager provide prior written notice at least 90 days prior to the expiration of the term. After the end of the initial three year term, either party may terminate a property management agreement generally upon 60 days’ prior written notice. With respect to each new property we acquire for which we enter into a property management agreement with our Property Manager we also pay our Property Manager a one-time start-up fee in the amount of $3,750.

All of our properties are operated under the “SmartStop® Self Storage” brand. An affiliate of our Sponsor owns the rights to the “SmartStop® Self Storage” brand.

Our Former Transfer Agent

Our Chief Executive Officer is also the chief executive officer and indirect owner of the parent company of our former transfer agent, Strategic Transfer Agent Services, LLC. Pursuant to a transfer agent agreement, our former transfer agent provided transfer agent and registrar services to us. The services our transfer agent provided us were substantially similar to what a third party transfer agent would provide in the ordinary course of performing its functions as a transfer agent. In connection with the transfer to SS&C GIDS, Inc. as our new transfer agent, we terminated the transfer agent agreement with our former transfer agent effective as of September 18, 2023. In lieu of a termination fee and in recognition of the additional cost and expenses incurred by our former transfer agent in connection with the transition, we paid our former transfer agent a transition fee of $150,000 during the third quarter of 2023.

Pursuant to the terms of the agreements described above, the following table summarizes related party costs incurred and paid by us for the years ended December 31, 2023 and 2024, as well as any related amounts payable, which are included in due to affiliates in the accompanying consolidated balance sheets as of December 31, 2023 and 2024:

	Year Ended December 31, 2023			Year Ended December 31, 2024
	Incurred	Paid	Payable	Incurred	Paid	Payable
Expensed
Operating expenses (including organizational costs)	$6,784,515	$3,586,399	$4,145,602	$12,220,370	$7,066,191	$9,299,781
Asset management fees	3,420,040	2,767,112	652,928	4,253,616	2,458,196	2,448,348
Property management fees	1,243,056	982,355	260,701	1,688,524	798,536	1,150,689
Transfer Agent expenses	319,426	326,613	—	—	—	—
Acquisition expenses (1)	710,892	179,263	535,303	589,216	146,146	978,373
Capitalized
Acquisition related (2)	5,589,549	6,001,574	339,435	113,259	452,694	—
Additional Paid-in Capital
Offering costs	5,610	5,610	—	—	—	—
Total	$18,073,088	$13,848,926	$5,933,969	$18,864,985	$10,921,763	$13,877,191

(1)
Amounts include third party acquisition expenses paid by our Sponsor and reimbursed by the Company.
(2)
Amounts include acquisition fees paid to our Sponsor and third party earnest money deposits paid by our Sponsor and reimbursed by the Company.

Tenant Programs

We may offer Tenant Programs to customers at our properties pursuant to which our Property Manager or an affiliate is entitled to substantially all of the net revenue attributable to the sale of Tenant Programs at our properties.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

In order to protect the interest of the Property Manager in receiving these revenues in light of the fact that we control the properties and, hence, the ability of the Property Manager to receive such revenues, we and an affiliate of our Property Manager agreed to transfer our respective rights in such revenue to a joint venture entity owned 0.1% by our TRS subsidiary and 99.9% by our Property Manager’s affiliate (the “PM Affiliate”). Under the terms of the operating agreement of the joint venture entity, dated March 8, 2021 (the “JV Agreement”), our TRS receives 0.1% of the net revenues generated from such Tenant Programs and the PM Affiliate receives the other 99.9% of such net revenues. The JV Agreement further provides, among other things, that if a member or its affiliate terminates all or substantially all of the property management agreements or defaults in its material obligations under the JV Agreement or undergoes a change of control, as defined, (the “Triggering Member”), the other member generally shall have the right (but not the obligation) to either (i) sell all of its interest in the joint venture to the Triggering Member at fair market value (as agreed upon or as determined under an appraisal process) or (ii) purchase all of the Triggering Member’s interest in the joint venture at 95% of fair market value. For the years ended December 31, 2024 and 2023, an affiliate of our Property Manager received net revenue from this joint venture of approximately $1.2 million and $0.8 million, respectively.

Storage Auction Program

Our Sponsor owns a minority interest in a company that owns 50% of an online auction company (the “Auction Company”) that serves as a web portal for self storage companies to post their auctions for the contents of abandoned storage units online instead of using live auctions conducted at the self storage facilities. The Auction Company receives a service fee for such services. During the years ended December 31, 2024 and 2023, we paid approximately $10,000 and $23,000 in fees to the Auction Company related to our properties, respectively. Our properties will receive the proceeds from such online auctions.

Note 10. Commitments and Contingencies

Distribution Reinvestment Plan

We adopted a distribution reinvestment plan that will allow our stockholders to have distributions otherwise distributable to them invested in additional shares of our common stock at a price equal to the then-current offering price for each class of share.

On October 2, 2023, the Company’s board of directors approved the Second Amended and Restated Distribution Reinvestment Plan (the “Second Amended and Restated DRP”) of the Company to include, as eligible participants, stockholders holding Class Y shares and stockholders holding Class Z shares. The Second Amended and Restated DRP replaced the prior distribution reinvestment plan. The distribution reinvestment plan was also amended and restated to state that the purchase price for shares pursuant to the Second Amended and Restated DRP shall be $9.30 per share for all classes of shares. In conjunction with the board of directors’ declaration of a new estimated value per share of our common stock on August 7, 2024, any shares sold pursuant to our distribution reinvestment plan will be sold at our new estimated value per share of $10.00 per Class A shares, Class P shares, Class T shares, Class W shares, Class Y shares and Class Z shares under our distribution reinvestment plan. The Second Amended and Restated DRP became effective on November 11, 2023. No sales commission or dealer manager fee will be paid on shares sold through the distribution reinvestment plan. We may amend or terminate the distribution reinvestment plan for any reason at any time upon 10 days' prior written notice to stockholders.

As of December 31, 2024, we have sold approximately 0.8 million Class P shares, 0.2 million Class A shares, 0.2 Class T shares, 36,000 Class W shares, 65,000 Class Y shares and 3,000 Class Z shares for gross proceeds of approximately $13.0 million through our distribution reinvestment plan offering.

Share Redemption Program

We adopted a share redemption program for stockholders purchasing Class P shares in the Private Offering and a separate share redemption program for stockholders purchasing Class A shares, Class T shares, Class W shares, Class Y shares and Class Z shares in the Public Offering, each of which enables stockholders to sell their shares to us in limited circumstances. As long as our common stock is not listed on a national securities exchange or over-the-counter market, our stockholders who have held their stock for at least one year may be able to have all or any portion of their shares of stock redeemed by us. We may redeem the shares of stock presented for redemption for cash to the extent that we have sufficient funds available to fund such redemption.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

On October 2, 2023, the Company’s board of directors approved an amendment to the Company’s share redemption program. Pursuant to the share redemption program, as amended, for Class A shares, Class T shares, Class W shares, Class Y shares, and Class Z shares, the redemption price per share will be equal to 93% of the most recently published estimated net asset value of the applicable share class. On August 7, 2024, our board of directors approved an estimated net asset value per share of $10.00.

The redemption price per for Class P shares purchased in the Private Offering will depend on the length of time such stockholders have held such shares as follows (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock):

•
after one year from the purchase date — 90.0% of the Redemption Amount (as defined below);
•
after two years from the purchase date — 92.5% of the Redemption Amount;
•
after three years from the purchase date — 95.0% of the Redemption Amount; and
•
after four years from the purchase date — 100% of the Redemption Amount.

At any time we are engaged in an offering of Class P shares, the Redemption Amount for Class P shares purchased under the share redemption program will always be equal to or lower than the applicable per share offering price for such Class P shares. As long as we are engaged in an offering of Class P shares, the Redemption Amount shall be the lesser of the amount such stockholders paid for their Shares or the price per share in the offering. If we are no longer engaged in an offering of Class P shares, the per Share Redemption Amount will be determined by our board of directors.

Our board of directors may amend, suspend or terminate the share redemption program with 30 days’ notice to our stockholders. We may provide this notice by including such information in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC, or by a separate mailing to our stockholders.

There are several limitations on our ability to redeem shares under the share redemption program, including, but not limited to:

•
Unless the shares are being redeemed in connection with a stockholder’s death, “qualifying disability” (as defined under the share redemption program) or bankruptcy, we may not redeem shares until the stockholder has held his or her shares for one year.
•
During any calendar year, we will not redeem in excess of 5% of the weighted-average number of shares outstanding during the prior calendar year.
•
The cash available for redemption is limited to the proceeds from the sale of shares pursuant to our distribution reinvestment plan.
•
We have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

For the year ended December 31, 2024, we received redemption requests totaling approximately $2.2 million. Approximately $1.8 million was fulfilled in during the year ended December 31, 2024 and the remaining approximately $0.4 million was fulfilled in January 2025. For the year ended December 31, 2023, we received redemption requests totaling approximately $0.5 million. Approximately $0.4 million was fulfilled in during the year ended December 31, 2023 and the remaining approximately $0.1 million was included in accounts payable and accrued liabilities as of December 31, 2023, and fulfilled in January 2024. For the year ended December 31, 2022 we did not receive any redemption requests.

Operating Partnership Redemption Rights

The limited partners of our Operating Partnership have the right to cause our Operating Partnership to redeem their limited partnership units for cash equal to the value of an equivalent number of our shares, or, at our option, we may purchase their limited partnership units by issuing one share of our common stock for each limited partnership unit redeemed. These rights may not be exercised under certain circumstances that could cause us to lose our REIT election. Furthermore, limited partners may exercise their redemption rights only after their limited partnership units have been outstanding for one year. SSA and SmartStop OP are prohibited from exchanging or otherwise transferring units representing $202,000 of the initial

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

investments in our Operating Partnership so long as our Advisor is acting as our Advisor pursuant to our Advisory Agreement.

Other Contingencies

From time to time, we are party to legal proceedings that arise in the ordinary course of our business. We are not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition, nor are we aware of any such legal proceedings contemplated by governmental authorities.

Note 11. Declaration of Distributions

Cash Distribution Declaration

On December 20, 2024, our board of directors declared a daily distribution rate of approximately $0.001698 per day per share on the outstanding shares of common stock payable to Class A, Class T, Class W, Class P, Class Y and Class Z stockholders of record of such shares as shown on our books at the close of business on each day of the period commencing on January 1, 2025 and ending March 31, 2025. In connection with this distribution, stockholders who hold Class T and Class Y shares will be paid an amount equal to approximately $0.001698 per day per share less the stockholder servicing fee payable per share per day and stockholders who hold Class W and Class Z shares will be paid an amount equal to approximately $0.001698 per day per share less the dealer manager servicing fee payable per share per day. Such distributions payable to each stockholder of record during a month will be paid the following month.

Note 12. Potential Acquisitions

Potential Acquisition of Scarborough Property

On July 15, 2021, an affiliate of our Sponsor assigned its interest in a purchase and sale agreement (the “Scarborough Purchase Agreement”) with an unaffiliated third party for the acquisition of a parcel of land to be developed into a self storage facility located in Scarborough, in the city of Toronto, Ontario (the “Scarborough Property”) to a wholly-owned subsidiary of our Operating Partnership. The purchase price of the Scarborough Property is approximately CAD $3.0 million. Construction is expected to commence following the closing of the acquisition. We expect to fund the acquisition of the Scarborough Property with a combination of net proceeds from our Primary Offering and/or potential future debt financing. If we fail to complete the acquisition, we may forfeit CAD $450,000 in earnest money deposits.

Note 13. Subsequent Events

National Bank of Canada — Four Property Loan

On January 8, 2025, we, thorough certain wholly-owned subsidiaries of our operating partnership, entered into a CAD $64.0 million financing with National Bank of Canada (the “National Bank of Canada — Four Property Loan”). The National Bank of Canada — Four Property Loan is secured by first mortgages on each of three of our properties in the Greater Toronto Area of Ontario, Canada and our property in Edmonton, Alberta, Canada. The proceeds of the National Bank of Canada — Four Property Loan were primarily used to repay the National Bank of Canada - Burlington Loan, National Bank of Canada - Cambridge Loan, First National Loan and National Bank of Canada – North York Loan. Additionally, we terminated the CORRA swap agreements for the Burlington, Cambridge and North York Loans.

Pursuant to the loan agreement for the National Bank of Canada — Four Property Loan (the “Four Property Loan Agreement”), amounts outstanding under the National Bank of Canada — Four Property Loan bear an interest rate equal to CORRA, plus a CORRA adjustment of approximately 0.30%, plus 2.25%. In addition, we entered into an interest rate swap agreement with a notional amount of CAD $64.0 million, whereby CORRA is fixed at approximately 3.03% through the maturity of the National Bank of Canada — Four Property Loan. The National Bank of Canada — Four Property Loan has an initial term of three years, maturing on January 8, 2028. Payments under the National Bank of Canada — Four Property Loan consist of both principal and interest, calculated using a 25-year amortization, and are payable monthly.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

The Four Property Portfolio Loan Agreement contains a modified debt service coverage ratio and customary affirmative, negative, and financial covenants, an interest reserve requirement, agreements, representations, warranties and borrowing conditions, and events of default, all as set forth in the Four Property Portfolio Loan Agreement. We serve as a full recourse guarantor with respect to the National Bank of Canada — Four Property Portfolio Loan.

Skymar — Vancouver Loan

On March 4, 2025, we, through an indirect, wholly-owned special purpose entity, entered into an approximately $13.0 million financing with Skymar Capital Corporation (“Skymar”) as lender pursuant to a mortgage loan (the “Skymar - Vancouver Loan”). The Skymar - Vancouver Loan is secured by a first mortgage deed of trust on our property in Vancouver, Washington. The proceeds of the Skymar — Vancouver Loan were primarily used to paydown and remove the property from the Huntington Credit Facility in accordance with the Huntington Credit Agreement.

Pursuant to the loan agreement for the Skymar - Vancouver Loan (the “Skymar Vancouver Loan Agreement”), amount outstanding under the Skymar - Vancouver Loan bears interest at an annual fixed rate equal to 7.55%. The Skymar — Vancouver Loan has a maturity date of April 1, 2030. Payments under the Skymar — Vancouver Loan are payable monthly and are interest-only until April 1, 2027 and are principal and interest thereafter. The Skymar — Vancouver Loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Skymar Vancouver Loan Agreement.

Meridian Financing

On March 6, 2025, we, through an indirect, wholly-owned special purpose entity, entered into a credit agreement with Meridian Credit Union Limited (the “Meridian Credit Agreement”) with a maximum borrowing capacity of approximately CAD $16.0 million (the "Meridian Loan"). At close, we borrowed approximately CAD $2.1 million and had CAD $13.9 million of available capacity. The Meridian Loan is secured by a first mortgage on our development property in Etobicoke, Ontario Canada (the "Etobicoke Property"). The proceeds of the Meridian Loan will be used to fund development of a self storage facility on the Etobicoke Property.

Pursuant to the Meridian Credit Agreement, amounts outstanding under the Meridian Loan bear interest at an annual rate equal to the Canada Prime Rate plus 1.50%, subject to a minimum all-in floor rate of 6.70% per annum. The Meridian Loan has an initial term of three years, maturing on March 5, 2028, with two six-month extension options. Payments under the Meridian Loan are payable monthly and interest-only.

The Meridian Credit Agreement contains customary affirmative, negative, and financial covenants, agreements, representations, warranties and borrowing conditions, and events of default. We serve as a full recourse guarantor with respect to the Meridian Loan.

QuadReal — Seven Property Loan

On March 7, 2025, we, through certain indirect, wholly-owned subsidiaries of our operating partnership, entered into a CAD $164.5 million financing with QuadReal Finance, LP (“QuadReal”) and certain affiliates of QuadReal (the “QuadReal — Seven Property Loan”), whereby QuadReal acts as the servicer and certain affiliates of QuadReal serve as the lenders.

The QuadReal — Seven Property Loan is secured by a first mortgage on six of our properties in the Greater Toronto Area of Ontario, Canada and one property in Vancouver, British Columbia, Canada. The aggregate amount of the QuadReal - Seven Property Loan is separated out by advances, whereby we may draw up to CAD $147.0 million as an initial advance (the "Initial Advance") and may later draw up to an additional CAD $17.5 million (the "Earnout advance") upon the achievement of certain financial metrics as set forth in the commitment letter and charge setting forth the terms of the QuadReal - Seven Property Loan (collectively, the "QuadReal - Seven Property Loan Agreement"). Upon the closing of the QuadReal - Seven Property Loan, we drew approximately CAD $147.0 million as the Initial Advance. The proceeds of the QuadReal — Seven Property Loan were primarily used to repay the Bank of Montreal Loan and National Bank of Canada – Ontario Loan. Additionally, we terminated the CORRA swap agreements for the Bank of Montreal and National Bank of Canada - Ontario Loan.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

The interest rate on the Initial Advance bears interest at an annual fixed rate equal to 5.59%, and the interest rate on the Earnout Advance is equal to the one-month Adjusted Term CORRA, plus a CORRA adjustment of 2.5% at the time of the Earnout advance. The QuadReal — Seven Property Loan has an initial term of five years, maturing on April 1, 2030. Payments under the QuadReal — Seven Property Loan are interest only during the term of the QuadReal - Seven Property Loan, payable monthly, with the full amount of the outstanding balance of the QuadReal - Seven Property Loan due on the maturity date.

The QuadReal - Seven Property Loan Agreement also contains customary affirmative, negative, and financial covenants, agreements, representations, warranties and borrowing conditions, and events of default, all as set forth in the QuadReal - Seven Property Loan Agreement. We serve as a non-recourse guarantor with respect to the QuadReal — Seven Property Loan. In addition, we provided the lenders with a debt service guarantee. However, the debt service guarantee may be terminated early based on achieving two consecutive fiscal quarters at a specific debt service ratio of not less than 1.2 to 1.0, as described in the QuadReal — Seven Property Loan Agreement.

Skymar — Bradenton Loan

On March 18, 2025, we, through an indirect, wholly-owned special purpose entity, entered into an approximately $9.1 million financing with Skymar as lender pursuant to a mortgage loan (the “Skymar - Bradenton Loan”). The Skymar - Bradenton Loan is secured by a first mortgage deed of trust on our property in Bradenton, Florida. The proceeds of the Skymar — Bradenton Loan were primarily used to paydown and remove the property from the Huntington Credit Facility in accordance with the Huntington Credit Agreement.

Pursuant to the loan agreement for the Skymar Bradenton Loan (the "Skymar Bradenton Loan Agreement"), amounts outstanding under the Skymar - Bradenton Loan bear interest at an annual fixed rate equal to 7.50%. The Skymar - Bradenton Loan has a maturity date of April 1, 2030. Payments under the Skymar - Bradenton Loan are payable monthly and are interest-only until April 1, 2027 and are principal and interest thereafter. The Skymar - Bradenton Loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Skymar - Bradenton Loan Agreement.

Offering Status

As of March 25, 2025, in connection with our offerings we have issued approximately 11.4 million Class P shares for gross offering proceeds of approximately $108.6 million, approximately 3.4 million Class A shares for gross offering proceeds of approximately $34.5 million, approximately 5.4 million Class T shares for gross offering proceeds of approximately $53.7 million, approximately 0.7 million Class W shares for gross offering proceeds of approximately $6.7 million, approximately 4.7 million Class Y shares for gross offering proceeds of approximately $44.6 million and approximately 0.4 million Class Z shares for gross offering proceeds of approximately $3.7 million.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

SCHEDULE III

DECEMBER 31, 2024

		Initial Cost to Company						Gross Carrying Amount at December 31, 2024
Description	ST	Encumbrance(2)	Land	Building and Improvements	Total	Cost Capitalized Subsequent to acquisition		Land	Building and Improvements	Total(1)	Accumulated Depreciation	Construction in process	Date of Construction	Date Acquired
Phoenix	AZ	$7,586,825	$2,171,375	$13,783,862	$15,955,237	$328,248		$2,171,375	$14,112,110	$16,283,485	$(1,718,679)	$4,844	2020	5/1/2021
Las Vegas	NV	6,407,791	1,468,351	6,541,089	8,009,440	137,766		1,468,352	6,678,855	8,147,207	(869,406)	7,404	2020	6/1/2021
Surprise	AZ	7,535,563	1,742,097	11,324,006	13,066,103	289,162		1,742,097	11,613,168	13,355,265	(1,300,134)	—	2017	8/26/2021
Phoenix II	AZ	5,895,168	806,933	10,333,050	11,139,983	403,983		806,933	10,737,033	11,543,966	(1,022,239)	—	2021	11/30/2021
Bradenton	FL	8,099,448	2,293,357	13,212,166	15,505,523	221,273		2,293,357	13,433,439	15,726,796	(1,263,990)	303,190	2020	12/30/2021
Apopka	FL	10,611,302	2,329,786	9,125,103	11,454,889	6,113,120		2,329,786	15,238,223	17,568,009	(988,799)	40,206	2021	12/30/2021
Vancouver	WA	10,534,409	1,422,900	23,189,404	24,612,304	298,366		1,422,900	23,487,770	24,910,670	(1,923,902)	15,943	2020	3/29/2022
Portland	OR	7,048,570	4,298,103	10,618,441	14,916,544	290,334		4,298,103	10,908,775	15,206,878	(932,048)	22,250	1975 / 2020	3/31/2022
Newark	DE	9,791,105	2,167,103	17,837,346	20,004,449	393,213		2,167,103	18,230,559	20,397,662	(1,500,127)	—	2021	4/26/2022
Levittown	PA	9,278,482	3,495,978	17,668,979	21,164,957	339,702		3,495,978	18,008,681	21,504,659	(1,494,689)	—	2021	4/26/2022
Chandler	AZ	11,739,074	4,795,960	20,555,792	25,351,752	286,278		4,795,960	20,842,070	25,638,030	(1,993,711)	—	1996 / 2022	5/17/2022
St. Johns	FL	7,638,087	3,708,927	10,458,678	14,167,605	335,580		3,708,927	10,794,258	14,503,185	(894,260)	5,570	2006 / 2007	7/8/2022
Burlington	ONT	10,445,935	10,638,348	15,548,407	26,186,755	(474,968)	(3)	10,028,589	15,073,439	25,102,028	(1,169,978)	24,159	1979 / 2001	9/20/2022
Oxford	FL	5,408,176	1,311,463	9,406,248	10,717,711	511,643		1,311,463	9,917,891	11,229,354	(860,618)	—	2001	9/21/2022
Cambridge	ONT	9,663,950	7,537,977	19,075,728	26,613,705	(851,439)	(3)	7,105,922	18,224,289	25,330,211	(1,359,772)	13,594	1965 / 2019	12/20/2022
Edmonton	AB	6,125,639	910,770	10,287,301	11,198,071	(675,131)	(3)	848,110	9,612,170	10,460,280	(549,069)	13,050	1955 / 2022	1/31/2023
North York	ONT	16,754,775	14,498,382	24,808,502	39,306,884	(1,615,802)	(3)	13,500,902	23,192,700	36,693,602	(1,414,623)	7,235	1986 / 2020	1/31/2023
Bradenton II	FL	—	1,390,987	—	1,390,987	—		1,404,487	—	1,404,487	—	557,654	N/A	2/16/2023
Etobicoke	ONT	—	1,749,931	—	1,749,931	—		1,667,800	—	1,667,800	—	5,612,897	N/A	3/27/2023
Vancouver	BC	15,044,513	5,598,559	27,315,073	32,913,632	(737,785)	(3)	5,289,852	26,577,288	31,867,140	(1,252,613)	5,767	2022	5/4/2023
Mississauga	ONT	16,714,888	11,551,853	19,595,103	31,146,956	(1,480,304)	(3)	10,615,010	18,114,799	28,729,809	(833,541)	—	1960 / 2016	6/19/2023
Mississauga II	ONT	18,671,753	5,881,560	29,818,866	35,700,426	(2,290,295)	(3)	5,404,572	27,528,571	32,933,143	(1,250,934)	—	2022	6/19/2023
Burlington II	ONT	10,599,685	9,663,636	9,236,614	18,900,250	(671,705)	(3)	8,879,925	8,564,909	17,444,834	(416,531)	2,478,502	1982 / 2020	6/19/2023
Toronto	ONT	20,384,011	4,064,015	34,925,565	38,989,580	(2,741,481)	(3)	3,734,427	32,184,084	35,918,511	(1,432,906)	4,861	2018	6/19/2023
Hamilton	ONT	4,973,698	2,065,522	7,202,860	9,268,382	(487,398)	(3)	1,898,010	6,715,462	8,613,472	(327,355)	8,201	1900 / 2020	6/19/2023
Woodbridge	ONT	15,084,167	7,299,353	20,977,259	28,276,612	(1,573,146)	(3)	6,707,384	19,404,113	26,111,497	(875,246)	19,537	2017	6/19/2023
Total		$252,037,014	$114,863,226	$392,845,442	$507,708,668	$(3,650,786)		$109,097,324	$389,194,656	$498,291,980	$(27,645,170)	$9,144,864

1.
The aggregate historical cost of real estate for United States federal income tax purposes is $535,309,740.
2.
Excludes unsecured corporate debt.
3.
The change in cost at these self storage facilities are the net of the impact of foreign exchange rate changes and any actual additions.

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STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

SCHEDULE III

DECEMBER 31, 2024

The following summarizes the activity in real estate facilities during the year ended December 31, 2024 and 2023.

	2024	2023
Real estate facilities
Balance at beginning of year	$514,006,885	$260,839,091
Facility acquisitions	—	248,841,711
Improvements and additions	7,898,421	2,395,408
Impact of foreign exchange rate changes	(23,613,326)	1,930,675
Balance at end of year	$498,291,980	$514,006,885
Accumulated depreciation
Balance at beginning of year	$(15,660,337)	$(5,093,282)
Depreciation expense	(12,680,596)	(10,493,167)
Impact of foreign exchange rate changes	695,763	(73,888)
Balance at end of year	$(27,645,170)	$(15,660,337)
Construction in process	$9,144,864	$6,451,632
Real estate facilities, net	$479,791,674	$504,798,180

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